Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

June 25, 2010

among

CENTRAL GARDEN & PET COMPANY,

The Subsidiary Borrowers from Time to Time Party Hereto

The Lenders from Time to Time Party Hereto

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as Administrative Agent

SUNTRUST BANK

as Syndication Agent

and

BANK OF THE WEST and GENERAL ELECTRIC CAPITAL CORPORATION,

as Co-Documentation Agents

J.P. MORGAN SECURITIES INC. and SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Bookrunners and Joint Lead Arrangers

		Page

ARTICLE I Definitions		1

SECTION 1.01.	Defined Terms.	1
SECTION 1.02.	Classification of Loans and Borrowings.	29
SECTION 1.03.	Terms Generally.	29
SECTION 1.04.	Accounting Terms; GAAP.	29
SECTION 1.05.	Company Acting on Behalf of Itself and Subsidiary Borrowers.	30
SECTION 1.06.	Status of Obligations.	30
SECTION 1.07.	Amendment and Restatement of the Existing Credit Agreement.	30
SECTION 1.08.	Joint and Several Liability for Obligations of the Company, Domestic Subsidiary Borrowers and Non-Affected Foreign Subsidiary Borrowers; Joint and Several Liability for Obligations of the Affected Foreign Subsidiary Borrowers; No Liability of Affected Foreign Subsidiary Borrowers for Obligations of the Company, the Domestic Subsidiary Borrowers or the Non-Affected Foreign Subsidiary Borrowers.	31

ARTICLE II The Credits		32

SECTION 2.01.	Commitments.	32
SECTION 2.02.	Loans and Borrowings.	33
SECTION 2.03.	Requests for Borrowings.	33
SECTION 2.04.	Determination of Dollar Amounts.	34
SECTION 2.05.	Swingline Loans.	34
SECTION 2.06.	Letters of Credit.	35
SECTION 2.07.	Funding of Borrowings.	39
SECTION 2.08.	Interest Elections.	40
SECTION 2.09.	Termination and Reduction of Commitments.	41
SECTION 2.10.	Repayment of Loans; Evidence of Debt.	42
SECTION 2.11.	Prepayment of Loans.	42
SECTION 2.12.	Fees.	44
SECTION 2.13.	Interest.	45
SECTION 2.14.	Alternate Rate of Interest.	46
SECTION 2.15.	Increased Costs.	46
SECTION 2.16.	Break Funding Payments.	47
SECTION 2.17.	Taxes.	48
SECTION 2.18.	Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.	49
SECTION 2.19.	Mitigation Obligations; Replacement of Lenders.	51
SECTION 2.20.	Incremental Credit Extensions.	52
SECTION 2.21.	Market Disruption.	54
SECTION 2.22.	Judgment Currency.	54
SECTION 2.23.	Designation of Subsidiary Borrowers.	55

(continued)

(continued)

(continued)

Page

ARTICLE X Company Guarantee	96

(continued)

Page

SCHEDULES:

Schedule 2.01 – Commitments
Schedule 2.02 – Mandatory Cost
Schedule 2.06 – Existing Letters of Credit
Schedule 3.01 – Subsidiaries
Schedule 3.06 – Disclosed Matters
Schedule 3.15 – Insurance
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.08 – Restrictive Agreements

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B-1	–	Form of Opinion of Loan Parties’ Counsel
Exhibit B-2	–	Form of Opinion of Loan Parties’ Local U.S. Counsel
Exhibit C	–	Form of Commitment and Acceptance
Exhibit D	–	Form of Written Money Transfer Instruction
Exhibit E	–	List of Closing Documents
Exhibit F-1	–	Form of Borrowing Subsidiary Agreement
Exhibit F-2	–	Form of Borrowing Subsidiary Termination
Exhibit G	–	Form of Pledge and Security Agreement (U.S.)
Exhibit H	–	Form of Subsidiary Guaranty (U.S.)
Exhibit I	–	Form of Compliance Certificate

v

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of June 25, 2010 among CENTRAL GARDEN & PET COMPANY, the SUBSIDIARY BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, SUNTRUST BANK, as Syndication Agent, BANK OF THE WEST and GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Documentation Agents, and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent.

WHEREAS, (i) the Borrowers, the lenders party thereto and the Administrative Agent are currently party to the Credit Agreement, dated as of February 28, 2006 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrowers, the Lenders, the Departing Lenders (as hereafter defined) and the Administrative Agent have agreed (a) to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) re-evidence the “Secured Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iii) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers and (b) that each Departing Lender shall cease to be a party to the Existing Credit Agreement, as evidenced by its execution and delivery of its Departing Lender Signature Page;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Borrowers outstanding thereunder, which shall be payable in accordance with the terms hereof; and

WHEREAS, it is also the intent of the Borrowers and the Subsidiary Guarantors to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Trigger Event” means that (i) the Company and/or any of its Subsidiaries completes any Eligible Trigger Acquisition such that the aggregate consideration for such Eligible Trigger Acquisition, when taken together with the aggregate consideration in respect of all other Eligible Trigger Acquisitions made by the Company and its Subsidiaries during the previous twelve-month period, exceeds $200,000,000 and (ii) the ratio of (x) the aggregate consideration paid by the Company and/or any of its Subsidiaries to consummate all such Eligible Trigger Acquisitions during the previous twelve-month period to (y) the total Consolidated EBITDA of all target businesses (calculated as though the definition of Consolidated EBITDA and any definitions embedded therein were in reference to such target businesses) acquired pursuant to such Eligible Trigger Acquisitions is equal to or less than 10.0x (all as computed (including, without limitation, the inclusion of any synergies resulting in the Company’s business or operations as a result of any such acquisition) in a manner that is reasonably acceptable to the Administrative Agent).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus, without duplication, (ii) in the case of Loans by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.

“Administrative Agent” means JPMorgan Chase Bank, National Association (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent such Foreign Subsidiary acting as a Subsidiary Guarantor (a) would be prohibited by applicable law or (b) would cause a Financial Assistance Problem or a Deemed Dividend Problem.

“Affected Foreign Subsidiary Borrower” means a Foreign Subsidiary Borrower that is an Affected Foreign Subsidiary.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions of this Agreement. As of the Effective Date, the Aggregate Revolving Commitment is $275,000,000.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Canadian Dollars, (v) Australian Dollars, (vi) Japanese Yen and (vii) any other currency agreed to by the Administrative Agent and each Lender.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Revolving Credit Percentage” means, with respect to any Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time; provided that, in the case of Section 2.24 when a Defaulting Lender shall exist, “Applicable Revolving Credit Percentage” shall mean the percentage of the Aggregate Revolving Commitment (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Applicable Revolving Credit Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Pledge Percentage” means 100%, but 65% in the case of a pledge of Equity Interests in a Foreign Subsidiary to the extent a 100% pledge would cause a Deemed Dividend Problem.

“Applicable Rate” means, for any day, with respect to any ABR Revolving Loan or Eurocurrency Revolving Loan, or with respect to the Letter of Credit participation fees described in Section 2.12(b)(i) or the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolving Loan ABR Spread”, “Revolving Loan Eurocurrency Spread and Letter of Credit Participation Fees” or “Commitment Fee Rate,” as the case may be, based upon the Total Leverage Ratio applicable on such date as reflected in the then most recently delivered Financials:

Pricing Level:	Total Leverage Ratio:	Revolving Loan Eurocurrency Spread and Letter of Credit Participation Fees:	Revolving Loan ABR Spread:	Commitment Fee Rate:
Level I	< 1.75 to 1.00	2.50%	1.50%	0.35%

Level II	> 1.75 to 1.00 but < 2.25 to 1.00	2.75%	1.75%	0.40%

Level III	> 2.25 to 1.00 but < 2.75 to 1.00	3.00%	2.00%	0.50%

Level IV	> 2.75 to 1.00 but < 3.25 to 1.00	3.25%	2.25%	0.625%

Level V	> 3.25 to 1.00	3.50%	2.50%	0.75%

For purposes of, and notwithstanding, the foregoing,

(a) if at any time the Company fails to deliver the Financials required under Section 5.01(a) or 5.01(b) on or before the date such Financials are due, Pricing Level V shall be deemed applicable for the period commencing three (3) Business Days after such Financials are due and ending on the date which is three (3) Business Days after such Financials are actually delivered, after which the Applicable Rate shall be determined in accordance with the table above as applicable;

(b) adjustments, if any, to the Applicable Rate then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(c) notwithstanding the foregoing, Pricing Level III shall be deemed to be applicable for the period from the Effective Date until the Administrative Agent’s receipt of the applicable Financials for the Company’s first fiscal quarter ending after the Effective Date (unless such Financials demonstrate that Pricing Level IV or V should have been applicable during such period, in which case such Pricing Level shall be deemed to be applicable during such period) and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asset Sale” means any sale, transfer, lease or other disposition (including pursuant to a Sale and Leaseback Transaction) of any property or asset of the Company or any of its Subsidiaries (including a disposition of Equity Interests of any Person), in one or a series of transactions.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Receivables Indebtedness” at any time shall mean the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Australian Dollars” means the lawful currency of Australia.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Loan Maturity Date and the date of termination of the Revolving Commitments.

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Subsidiary Borrower.

“Borrowing” means Loans (including one or more Swingline Loans) of the same Class, Type, and currency made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit F-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit F-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).

“Canadian Dollars” means the lawful currency of Canada.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means any (1) marketable direct obligations issued by or unconditionally guaranteed by, the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof, (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s, (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank or by a bank organized under the laws of any foreign country recognized by the United States of America, in each case having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof), (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above, and (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof, a “Group”), other than Permitted Holders, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or Group, other than to the Permitted Holders; (c) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; (d) the acquisition of direct or indirect Control of the Company by any Person or group other than the Permitted Holders; (e) the approval by the holders of Equity Interests of the Company of any plan or proposal for the liquidation or dissolution of the Company; or (f) any “Change in Control” under and as defined in any Senior Subordinated Note Indenture.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Term Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent” means Bank of the West or General Electric Capital Corporation, in its respective capacity as a co-documentation agent for the credit facility evidenced by this Agreement.

“Collateral” means all property and interests in personal property now owned or hereafter acquired by any Loan Party in or upon which a security interest or Lien is from time to time granted to the Administrative Agent, for the benefit of the Holders of Secured Obligations, whether under a Pledge and Security Agreement, under any of the other Collateral Documents or under any of the other Loan Documents.

“Collateral Documents” means all agreements, instruments and documents executed in connection with this Agreement pursuant to which the Administrative Agent is granted a security interest in Collateral, including, without limitation, each Pledge and Security Agreement and all other security agreements, control agreements, collateral access agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, mortgages, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Company or any of its Subsidiaries and delivered to the Administrative Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.

“Commitment” means a Revolving Commitment and/or an Incremental Term Loan Commitment, as the context may require.

“Commitment and Acceptance” is defined in Section 2.20.

“Company” means Central Garden & Pet Company, a Delaware corporation.

“Computation Date” is defined in Section 2.04.

“Consolidated EBITDA” means, with reference to any period, (a) Consolidated Net Income for such period, plus, (b) without duplication and to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) the aggregate depreciation, depletion, amortization and other non-cash charges (including write-offs and write-downs), impairments and expenses, excluding any such amount that represents an accrual or reserve for a cash expenditure for a future period, less any non-cash items increasing Consolidated Net Income, (iv) in connection with acquisitions (x) all restructuring costs, facilities relocation costs and acquisition integration costs and fees, including cash severance payments, and (y) any expenses or charges related to any equity offering with respect to Equity Interests of the Company (other than Disqualified Stock), Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted under this Agreement, including a permitted refinancing thereof, and any amendment or modification to the terms of any such transaction; provided, that the aggregate amount of all cash costs, expenses or charges under this clause (iv) (the “Cash Add-Backs”) plus the aggregate amount of “Excluded Cash Subtractions” (as defined below) shall not exceed $30,000,000 in any fiscal year of the Company, (v) the amount of any expense related to minority interests, and (vi) the amount of any earn-out payments, contingent consideration or deferred purchase price of any kind in conjunction with Permitted Acquisitions, minus, (c) without duplication and to the extent included in determining such Consolidated Net Income, (i) any non-cash gains, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than reversals of accruals or reserves that have been previously added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition), (ii) the amount of any subsequent cash payments in respect of any non-cash charges described in the preceding clause (b)(iii) deducted in arriving at Consolidated EBITDA for any period and (iii) the amount of any subsequent cash payments in respect of any non-cash charges described in the preceding clause (b)(iv) deducted in arriving at Consolidated EBITDA for any period; provided, that such cash payments shall not be required to be subtracted under this clause (iii) (the “Excluded Cash Subtractions”) for so long as the aggregate amount of “Cash Add-Backs” (as defined above) plus the aggregate amount of Excluded Cash Subtractions does not exceed $30,000,000 in any fiscal year of the Company, all of the foregoing calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis. For purposes of this Agreement, Consolidated EBITDA for any period of four (4) consecutive fiscal quarters during which an acquisition (and/or a disposition) shall have been made by the Company or any Subsidiary shall be calculated after giving pro forma effect (calculated in a manner reasonably acceptable to the Administrative Agent) to such acquisition (and/or disposition), as if such acquisition (and/or disposition) occurred on the first day of such four (4) fiscal quarter period.

“Consolidated Interest Expense” means, with reference to any period, the sum of: (a) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including the net costs or benefits associated with interest rate Swap Agreements, for such period determined on a consolidated basis in conformity with GAAP, but excluding amortization or write-off of debt issuance costs, deferred financing or liquidity fees, commissions, fees and expenses, (b) the consolidated interest expense of the Company and its Subsidiaries that was capitalized during such period, (c) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, (d) dividends declared and paid in cash or Disqualified Stock in respect of Disqualified Stock, excluding dividends payable in an Equity Interest other than Disqualified Stock, (e) interest accruing on any Indebtedness of any other Person (other than a Subsidiary) to the extent such Indebtedness is guaranteed by (or secured by the assets of) the Company or its Subsidiary and such Indebtedness is accelerated or any payment is actually made in respect of such Guarantee, and (f) the interest component of all Attributable Receivable Indebtedness of the Company and its Subsidiaries for such period. In the event that the Company or any Subsidiary shall have completed an acquisition (and/or a disposition) since the beginning of the relevant period, Consolidated Interest Expense shall be calculated for such period after giving pro forma effect (calculated in a manner reasonably acceptable to the Administrative Agent) as if such acquisition (and/or disposition), and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Net Income” means, with reference to any period, the aggregate net income (or loss) of the Company and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom to the extent otherwise included, without duplication: (a) gains and losses from Asset Sales and the related tax effects according to GAAP, (b) the net income of any Subsidiary of the Company (other than a Subsidiary Guarantor or Subsidiary Borrower) to the extent that the declaration of dividends or similar distributions by that Subsidiary of the Company of that income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Subsidiary thereof in respect of such period, to the extent not already included therein, (c) any non-cash impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, (d) the net loss of any Person, other than the Company or a Subsidiary of the Company, (e) any non-cash compensation charges and deferred compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction; provided, however, that Consolidated Net Income for any period shall be reduced by any cash payments made during such period by such Person in connection with any such deferred compensation (but only to the extent that that the Company incurred a non-cash compensation or deferred compensation charge after the Effective Date relating to such deferred compensation, and such charge was excluded from Consolidated Net Income in accordance with this clause (e)), whether or not such reduction is in accordance with GAAP, (f) inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments in connection with acquisition transactions, and (g) the net income or gain of any Person, other than the Company or a Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or a Subsidiary Guarantor or Subsidiary Borrower by such Person.

“Consolidated Net Worth” means the greater of (a) consolidated stockholders’ equity of the Company and its Subsidiaries, calculated in accordance with GAAP on a consolidated basis as of the Effective Date, and (b) consolidated stockholders’ equity of the Company and its Subsidiaries, calculated in accordance with GAAP on a consolidated basis as reflected in the most recent consolidated balance sheet of the Company delivered to the Lenders.

“Consolidated Senior Secured Indebtedness” means, at any time, the aggregate amount of Indebtedness of the Company and its consolidated Subsidiaries as of such time that is secured by Liens on any property or assets of the Company or any of its Subsidiaries (including, without limitation, the Secured Obligations), the payment of which has not been made expressly subordinated to payment of the Secured Obligations.

“Consolidated Total Assets” means total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as reflected in the most recent consolidated balance sheet of the Company delivered to the Lenders.

“Consolidated Total Assets Basket” means the greater of (a) total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of the Effective Date, and (b) total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as reflected in the most recent consolidated balance sheet of the Company delivered to the Lenders.

“Consolidated Total Indebtedness” means at any time, the aggregate amount of Indebtedness of the Company and its consolidated Subsidiaries as of such time.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Effective Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” is defined in Section 4.02.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Company or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation causing material adverse tax consequences to the Company or such parent Domestic Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after written request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement (unless, in the case of any such request with respect to the funding of prospective Loans, such certification indicates that such Lender has made a good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied), provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Departing Lender” means each lender under the Existing Credit Agreement that executes and delivers to the Administrative Agent a Departing Lender Signature Page.

“Departing Lender Signature Page” means each signature page to this Agreement on which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Credit Agreement to which it is a party on the Effective Date.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Stock” means any preferred stock or other Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the later of the Revolving Loan Maturity Date and any maturity date applicable to a tranche of Incremental Term Loans.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America or any state thereof or the District of Columbia.

“Domestic Subsidiary Borrower” means any Domestic Subsidiary that has been designated as a Subsidiary Borrower pursuant to Section 2.23 and that has not ceased to be a Subsidiary Borrower pursuant to such Section.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Trigger Acquisition” shall mean any acquisition completed after the Effective Date and permitted hereunder.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU” means the European Union.

“euro” and/or “EUR” means the single currency of the participating member states of the EU.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies which is a Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” is defined in the recitals hereof.

“Existing Letters of Credit” is defined in Section 2.06(k).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Assistance Problem” means, with respect to any Foreign Subsidiary, the inability of such Foreign Subsidiary to become a Subsidiary Guarantor or to permit its Equity Interests to be pledged pursuant to a pledge agreement on account of legal or financial limitations imposed by the jurisdiction of organization of such Foreign Subsidiary or other relevant jurisdictions having authority over such Foreign Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“Foreign Currencies” means each Agreed Currency other than Dollars.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means any Foreign Subsidiary that has been designated as a Subsidiary Borrower pursuant to Section 2.23 and that has not ceased to be a Subsidiary Borrower pursuant to such Section.

“GAAP” means, subject to Section 1.04, generally accepted accounting principles in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles

Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holders of Secured Obligations” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and the Issuing Bank in respect of its Loans and LC Exposure, (ii) the Administrative Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Company and each of its Subsidiaries of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and affiliate of such Lender in respect of Swap Agreements and Banking Services Agreements entered into with such Person by the Company or its Subsidiaries, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Company or its Subsidiaries to such Person under this Agreement or under the other Loan Documents, and (v) in the case of each Person described in clauses (i) through (iv), such Person’s respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Increase Effective Date” is defined in Section 2.20(c).

“Increase Notice” is defined in Section 2.20(b).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Incremental Term Loan hereunder on the applicable Increase Effective Date pursuant to Section 2.20, expressed as an amount representing the maximum principal amount of the Incremental Term Loan to be made by such Lender on such Increase Effective Date hereunder.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Capital Lease Obligations of such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business), (e) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (f) all Off-Balance Sheet Liabilities of such Person, (g) all Attributable Receivables Indebtedness of such Person, (h) guarantees and other contingent obligations in respect of Indebtedness referred to elsewhere in this definition, (i) all obligations of any other Person of the type referred to elsewhere in this definition which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the obligation so secured, (j) all obligations under interest rate or currency Swap Agreements of such Person, (k) all contingent or non-contingent obligations of such Person under any earn-out provision to the extent such obligations would be considered a liability of such Person in accordance with GAAP, and (l) all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

Notwithstanding the foregoing, the term “Indebtedness” will exclude, (i) any liability for federal, state, local or other taxes, (ii) worker’s compensation claims, self-insurance obligations, performance, surety, appeal and similar bonds and completion guarantees provided in the ordinary course of business, (iii) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two (2) business days of its Incurrence, and (iv) any Indebtedness that has been defeased or called for redemption, provided that funds in an amount equal to all such Indebtedness (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance or redemption) have been deposited with a trustee for the benefit of the relevant holders of such Indebtedness.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the Company of such Disqualified Stock. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of determining Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements)

that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated May 2010 relating to the Company and the Transactions.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Revolving Loan Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Revolving Loan Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Revolving Loan Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, such longer period as may be agreed to by all of the Lenders) thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Japanese Yen” means the lawful currency of Japan.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Revolving Credit Percentage of the total LC Exposure at such time.

“Lead Arranger” means each of J.P. Morgan Securities Inc. and SunTrust Robinson Humphrey, Inc., and its respective successors, in its capacity as joint lead arranger and joint bookrunner for the credit transaction evidenced by this Agreement.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender. For the avoidance of doubt, the term “Lenders” excludes the Departing Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement (including Existing Letter of Credit deemed issued hereunder).

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on, in the case of Dollars, Reuters Screen LIBOR01 Page and, in the case of any Foreign Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement (including the Company’s Guarantee included in Article X hereof), each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, each Subsidiary Guaranty, each Pledge and Security Agreement, each other Collateral Document, any promissory notes executed and delivered pursuant to Section 2.10(f) and any and all other instruments and documents (including any subordination agreements) executed and delivered in connection with any of the foregoing.

“Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) Chicago time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars to, or for the account of, the Company or any Domestic Subsidiary Borrower and (ii) local time at the place of the relevant Loan or Borrowing (or such earlier local time as is necessary for the relevant funds to be received and transferred to the Administrative Agent for same day value on the date the relevant reimbursement obligation is due) in the case of a Loan or Borrowing which is denominated in a Foreign Currency or which is to, or for the account of, a Foreign Subsidiary Borrower.

“Mandatory Cost” is described in Schedule 2.02.

“Marketable Securities” means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody’s.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Company and its Subsidiaries taken as a whole or (b) the ability of any Borrower or any other Loan Party to perform any of its obligations under this Agreement or any other Loan Document or (c) the value of all or any material part of the Collateral or on the Administrative Agent’s Liens on the Collateral (on behalf of itself and the Holders of Secured Obligations) or the priority of such Liens or (d) the rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $25,000,000.

“Material Subsidiary” means (a) each Subsidiary Borrower and (b) each other Subsidiary (examined on a consolidated basis with its respective Subsidiaries) (i) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than ten percent (10%) of the Company’s Consolidated EBITDA for such period or (ii) which contributed greater than ten percent (10%) of the Company’s Consolidated Total Assets as of such date, excluding any Receivables Entity.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses paid by the Company and its Subsidiaries to third parties (other than fees and expenses paid to Affiliates at prices or on terms and conditions less favorable to the Company or any such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale and Leaseback Transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Company and its Subsidiaries as a result of such event to repay

Indebtedness (other than the Secured Obligations) secured by such asset, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and its Subsidiaries, and the amount of any reserves established by the Company and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Company); provided that “Net Proceeds” shall include on a dollar-for-dollar basis all amounts remaining in such reserve after such liability shall have been satisfied in full or terminated.

“Non-Affected Foreign Subsidiary Borrower” means a Foreign Subsidiary Borrower that is not an Affected Foreign Subsidiary.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” is defined in Section 3.19.

“Off-Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person (including Attributable Receivables Indebtedness), (b) any indebtedness, liability or obligation under any Sale and Leaseback Transaction which is not a Capital Lease Obligation, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than Operating Leases).

“Operating Lease” of a Person means any lease of property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Operating Lease Obligations” of the Company and its Subsidiaries means, for any period, the aggregate amount of fixed lease payments due under all Operating Leases of the Company and its Subsidiaries during such period.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Borrowing, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Company or any Subsidiary of all or substantially all the assets of, or resulting in ownership of more than 50% of the Equity Interests in, a Person or a division or line of business of a Person if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in a Permitted Business, (c) in the case of an acquisition resulting in ownership of more than 50% of the Equity Interests in a Person, the Company shall directly or indirectly (through one or more Subsidiaries) Control such Person, (d) without limiting the preceding clause (a), all actions required to be taken with respect to any acquired, newly formed or resulting Subsidiary under Section 5.09 and Section 5.10 shall have been taken and, in the case of an acquisition or involving a merger or consolidation, the Company and its Subsidiaries shall be in compliance with Section 6.03 and (e) the Company and its Subsidiaries are in compliance, on a pro forma basis reasonably acceptable to the Administrative Agent after giving effect to such acquisition (giving effect to any synergies or cost savings deemed acceptable to the Administrative Agent), with the covenants contained in Sections 6.14 and 6.15 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $75,000,000, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company to such effect, together with all relevant financial information, statements and projections reasonably requested by the Administrative Agent.

“Permitted Business” means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by the Company and its Subsidiaries on the Effective Date, any other business in the consumer products industry and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Subsidiaries are engaged on the Effective Date or any business in the consumer products industry.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or governmental charges or claims (other than Liens imposed under Environmental Laws or Liens imposed under ERISA that have priority over the Liens in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations) that are not yet delinquent or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, employment and unemployment insurance and other social security laws or regulations, other than any Lien imposed under ERISA;

(d) deposits or other Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, or arising as a result of process payments under government contracts to the extent required or imposed by applicable laws, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the real property subject thereto or materially interfere with the ordinary conduct of the business of the Company or its Subsidiaries conducted and proposed to be conducted at such real property;

provided that, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means (i) William E. Brown, (ii) the spouse or lineal descendants of William E. Brown or (iii) any corporation, limited liability company, partnership, trust or other entity, the controlling equity interests in which are held by or for the benefit of William E. Brown and/or his spouse or lineal descendants.

“Permitted Investments” means investments in cash and Cash Equivalents.

“Permitted Payments” shall mean (a) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, was otherwise permitted to be made under this Agreement on the date of declaration or notice, (b) any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests of the Company issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (iii) of the definition of “Permitted Payment Amount”, (c) the defeasance, redemption, repurchase or other acquisition of any Subordinated Indebtedness through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of Refinancing Indebtedness or otherwise pursuant to the express terms of Section 6.01(b), in each case made in full compliance with any and all subordination provisions applicable to such Subordinated Indebtedness, (d) the redemption, repurchase, or other acquisition or retirement for value of any Equity Interests of the

Company, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees or upon the death, disability, retirement, severance or termination of employment of management employees; provided that all such redemptions or repurchases pursuant to this clause (d) shall not exceed in any fiscal year $5.0 million (with unused amounts in any calendar year carried over to succeeding calendar years subject to a maximum of $15.0 million in any calendar year; provided that amounts in any calendar year may be increased by an amount not to exceed the net cash proceeds received by the Company or any of its Subsidiaries from the sale of the Company’s Equity Interests (other than Disqualified Stock) to any member of the management or the board of directors of the Company or any Subsidiary), (e) repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represents a portion of the exercise price thereof, (f) repurchases of Equity Interests deemed to occur upon the exercise of stock options or the vesting of restricted stock grants to satisfy tax withholding obligations, and (g) the payment of any dividend by a Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis and the redemption, purchase, cancellation or other retirement of equity interests in a Subsidiary.

“Permitted Payment Amount” shall mean, at any time, an amount equal to the sum of (i) $200,000,000 plus (ii) 50% of the cumulative Consolidated Net Income of the Company for each fiscal quarter ending on and after June 26, 2010, treated as a single accounting period (or if the cumulative Consolidated Net Income for such period shall be a loss, minus 100% of such loss) plus (iii) 100% of the aggregate net cash proceeds, and the fair market value of property other than cash, that would constitute Marketable Securities or a Permitted Business received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Effective Date of Equity Interest of the Company (other than Disqualified Stock) plus (iv) in the event that the Company issues or assumes any Indebtedness permitted hereunder that by its terms is convertible into or exchangeable for Equity Interests of the Company other than Disqualified Stock (“Convertible Debt”), the amount by which Indebtedness is reduced on the Company’s balance sheet upon the conversion of such Convertible Debt into Equity Interests other than Disqualified Stock (less the amount of any cash or the fair value of any other property, distributed by the Company upon such conversion); provided, however, that the foregoing amount shall not exceed the net cash proceeds originally received by the Company or any Subsidiary from the sale of such Indebtedness.

“Permitted Payment Usage” shall mean, at any time, an amount equal to the sum of (i) the aggregate amount of Restricted Payments made subsequent to the Effective Date (other than Permitted Payments made pursuant to clauses (b), (c), (d), (e) and (g) of the definition of “Permitted Payments”), plus (ii) the sum of all investments, loans or advances made subsequent to the Effective Date pursuant to Section 6.04(p), plus (iii) the aggregate amount of all voluntary prepayments in respect of Subordinated Indebtedness made subsequent to the Effective Date pursuant to clause (ii) of Section 6.12.

“Permitted Receivables Facility” shall mean a receivables facility or facilities created under Permitted Receivables Facility Documents, providing for:

(a) the sale or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and/or such Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Company and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents (a “Receivables Securitization Facility”); or

(b) the sale by the Company and/or one or more Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and/or such Receivables Sellers) to a third party (other than an Affiliate) pursuant to arrangements under which such Permitted Receivables Facility Assets are factored on a non-recourse basis, as more fully set forth in the Permitted Receivables Facility Documents (a “Receivables Factoring Arrangement”);

provided, that (i) the maximum aggregate amount of Attributable Receivables Indebtedness permitted to be outstanding (and the actual amount outstanding) under all Receivables Securitization Facilities and Receivables Factoring Arrangements shall not exceed $100,000,000 at any time, and (ii) the investors or financiers party to any Receivables Securitization Facility or Receivables Factoring Arrangement shall have entered into an intercreditor agreement with the Administrative Agent, for itself and the Holders of Secured Obligations, in form and substance reasonably satisfactory to the Administrative Agent, providing for the treatment of Liens on the Permitted Receivables Facility Assets.

“Permitted Receivables Facility Assets” shall mean (i) Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred or pledged to the Receivables Entity, or transferred to a non-Affiliate third party, pursuant to the Permitted Receivables Facility, and any related assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions or factoring arrangements involving receivables similar to Receivables and all proceeds and collections thereof, and (ii) loans to the Company and its Subsidiaries secured by Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are made pursuant to a Receivables Securitization Facility.

“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (i) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, (ii) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders and (iii) any such amendments, modifications, supplements, refinancings or replacements are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge and Security Agreement” means (i) that certain Amended and Restated Pledge and Security Agreement dated as of the Effective Date in the form of Exhibit G by and among the Loan

Parties party thereto and the Administrative Agent for the benefit of the Holders of Secured Obligations or (ii) any similar pledge and/or security agreement governed by applicable local law with respect to a Foreign Subsidiary (modified as deemed reasonably acceptable by the Administrative Agent to reflect foreign law provisions, customs and practices), in any such case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Productive Assets” means assets (including Equity Interests) that are used or usable by the Company and its Subsidiaries in Permitted Businesses.

“Proposed New Lender” is defined in Section 2.20.

“Receivables” shall mean all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” shall mean, in the context of a Receivables Securitization Facility, a wholly-owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Company certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Factoring Arrangement” has the meaning set forth in the defined term “Permitted Receivables Facility”.

“Receivables Securitization Facility” has the meaning set forth in the defined term “Permitted Receivables Facility”.

“Receivables Sellers” shall mean the Company and those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents.

“Refinancing Indebtedness” has the meaning set forth in Section 6.01(b).

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption. Commitment and Acceptance or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Commitment Increase” is defined in Section 2.20(a).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means any Lender with a Revolving Commitment.

“Revolving Loan” means a Loan made pursuant to Section 2.01 (including after giving effect to an increase in the Aggregate Commitment pursuant to Section 2.20).

“Revolving Loan Maturity Date” means June 25, 2015.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of assets or property by any Person with the intent to lease any such asset or property as lessee.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” means all Obligations, together with all Swap Obligations and Banking Services Obligations outstanding on the Effective Date or otherwise from time to time owing to one or more Lenders or their respective Affiliates.

“Senior Secured Leverage Ratio” has the meaning set forth in Section 6.15(b).

“Senior Subordinated Note Indenture” means (i) that certain Indenture, dated as of March 8, 2010 (the “Base Indenture”), by and among the Company and certain of its Subsidiaries and Wells Fargo Bank, National Association, as trustee thereunder, as modified by that certain First Supplemental Indenture, dated as of March 8, 2010 (collectively with the Base Indenture, the “2010 Indenture”), by and among the Company and certain of its Subsidiaries and Wells Fargo Bank, National Association, as trustee thereunder and (ii) any other Indenture in respect of Subordinated Indebtedness expressly permitted by the terms of this Agreement, in each case, as the same may be amended, restated, supplemented, modified, extended, refinanced or replaced from time to time to the extent permitted by, and in accordance with, the terms of this Agreement.

“Senior Subordinated Notes” means (i) the Company’s 8.25% Senior Subordinated Notes due 2018 issued pursuant to the 2010 Indenture in an initial aggregate principal amount of $400,000,000 and (ii) any other subordinated notes issued pursuant to a Senior Note Indenture, in each case, as the same may be amended, restated, supplemented, modified, extended, refinanced or replaced from time to time to the extent permitted by, and in accordance with, the terms of this Agreement.

“Solvent” means, in reference to any Person, (a) the fair value (measured on a going concern basis) of the assets of such Person and its subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value (measured on a going concern basis) of the property of such Person and its subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) such Person and its subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person and its subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

“Standard Securitization Undertakings” shall mean, in the context of a Receivables Securitization Facility, representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries incurred from time to time the payment of which and, if applicable, Liens securing such Indebtedness, are subordinated to payment of the Secured Obligations under the Loan Documents to the written satisfaction of, and the terms and conditions of which are otherwise reasonably satisfactory to, the Administrative Agent, including, without limitation, the Indebtedness evidenced by any Senior Subordinated Notes.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness, including, without limitation, any Senior Subordinated Note Indenture and any Senior Subordinated Notes.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Borrower” means any Domestic Subsidiary Borrower or any Foreign Subsidiary Borrower.

“Subsidiary Guarantor” means each Material Subsidiary and each other Subsidiary required to become a “Subsidiary Guarantor” as a result of Section 6.14 (other than any Affected Foreign Subsidiary or Receivables Entity). The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.

“Subsidiary Guaranty” means (i) that certain Amended and Restated Guaranty dated as of the Effective Date in the form of Exhibit H (including any and all supplements thereto) and executed by each Subsidiary Guarantor, or (ii) any similar guaranty governed by applicable local law with respect to a Foreign Subsidiary (modified as deemed reasonably acceptable by the Administrative Agent to reflect foreign law provisions, customs and practices), in each case as amended, restated, supplemented or otherwise modified from time to time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Revolving Credit Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, National Association, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agent” means SunTrust Bank, in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Leverage Ratio” means the ratio, determined as of the end of each of the Company’s fiscal quarters, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Trigger Quarter” has the meaning set forth in Section 6.15(b).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the then outstanding aggregate principal amount of such Indebtedness; into (2) the sum of the total of the products obtained by multiplying; (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof; by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature as used in the calculation of financial covenants or tests set forth in this Agreement shall be construed in accordance with GAAP, as in effect on the Effective Date, applied in a manner consistent with that used in the preparation of the financial statements referred to in Section 3.04(a); provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to give effect to any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), then the Company, the Required Lenders and the Administrative Agent shall negotiate in good faith to amend such term to preserve the original intent thereof in light of such change in GAAP, provided that, until so amended, such term continue to be construed and computed in accordance with GAAP prior to such change therein and the Company shall provide to the Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of quarterly and annual financial statements required hereunder. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein.

SECTION 1.05. Company Acting on Behalf of Itself and Subsidiary Borrowers. Whether or not expressly provided herein, each notice or certificate delivered hereunder or in connection herewith or the other Loan Documents by or to the Company (in its capacity as a Borrower) or an officer thereof, and each notice or consent requested by or from the Company (in its capacity as a Borrower) or an officer thereof, shall be so delivered or given to, by or on behalf of the Company for the benefit of itself and the Subsidiary Borrowers. In furtherance and without limitation of the foregoing, the Company is hereby authorized and given an irrevocable power of attorney by and on behalf of each of the Subsidiary Borrowers to perform and accept any and all such actions on its behalf under this Agreement and the other Loan Documents.

SECTION 1.06. Status of Obligations. In the event that the Company or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.07. Amendment and Restatement of the Existing Credit Agreement. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All “Loans” made and “Obligations” incurred under and as defined in the Existing Credit Agreement which are outstanding on the Effective Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents, subject to any Departing Lender’s receipt of payment in full in cash in immediately available funds of the Loans and other amounts owing to such Departing Lender under the Existing Credit Agreement as described below. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) the Existing Letters of Credit which remain outstanding on the Effective Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement, (c) all obligations constituting “Secured Obligations” (under and as defined in the Existing Credit Agreement)

with any Lender (other than a Departing Lender) or any Affiliate of any Lender (other than a Departing Lender) which are outstanding on the Effective Date shall continue as Secured Obligations under this Agreement and the other Loan Documents, (d) all Liens granted in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations securing payment of the “Secured Obligations” (under and as defined in the Existing Credit Agreement) shall in all respects be ratified, reaffirmed and continuing and in full force and effect with respect to all Secured Obligations, (e) notwithstanding any provisions to the contrary in the Existing Credit Agreement, the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Revolving Credit Exposure hereunder reflects such Lender’s Applicable Revolving Credit Percentage of the outstanding aggregate Revolving Exposures on the Effective Date, (f) the Existing Loans (as defined in Section 2.01) of each Departing Lender shall be repaid in full in cash in immediately available funds (accompanied by any accrued and unpaid interest and fees thereon and any other amounts or liabilities owing to each Departing Lender under the Existing Credit Agreement), each Departing Lender’s “Commitment” under the Existing Credit Agreement shall immediately terminate and be of no further force and effect, each Departing Lender shall not be a Lender for any purpose hereunder (except to the extent of any indemnification of the Existing Credit Agreement that is meant to continue to apply to such Departing Lender by its express terms), and such Departing Lender shall be released from any obligation or liability under the Existing Credit Agreement and (g) the Company hereby agrees to compensate each Lender (including each Departing Lender) for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurocurrency Loans (including the “Eurocurrency Loans” under the Existing Credit Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in Section 2.16 hereof. Without limiting the forgoing, the parties hereto (including, without limitation, each Departing Lender) hereby agree that the consent of any Departing Lender shall be limited to the acknowledgements and agreements set forth in this Section 1.07 and shall not be required as a condition to the effectiveness of any other amendments, restatements, supplements or modifications to the Existing Credit Agreement or the Loan Documents.

SECTION 1.08. Joint and Several Liability for Obligations of the Company, Domestic Subsidiary Borrowers and Non-Affected Foreign Subsidiary Borrowers; Joint and Several Liability for Obligations of the Affected Foreign Subsidiary Borrowers; No Liability of Affected Foreign Subsidiary Borrowers for Obligations of the Company, the Domestic Subsidiary Borrowers or the Non-Affected Foreign Subsidiary Borrowers.

(a) Joint and Several Liability for Obligations of the Company, Domestic Subsidiary Borrowers and Non-Affected Foreign Subsidiary Borrowers. Notwithstanding anything to the contrary contained herein, each of the Company, each Domestic Subsidiary Borrower and each Non-Affected Foreign Subsidiary Borrower jointly and severally hereby irrevocably and unconditionally retains and accepts, not merely as a surety but also as a co-debtor, joint and several liability with one another with respect to the payment and performance of all of the Obligations of or attributable to such Borrowers arising hereunder or under the other Loan Documents, it being the intention of the parties hereto that all of such Obligations shall be the joint and several obligations of the Company, the Domestic Subsidiary Borrowers and the Non-Affected Foreign Subsidiary Borrowers without preferences or distinction among them. Each provision hereunder or in the Loan Documents relating to the obligations or liabilities of the Company, any Domestic Subsidiary Borrower or any Non-Affected Foreign Subsidiary Borrower shall be deemed to include a reference to all such Borrowers, as joint and several obligors for such obligations and liabilities, whether or not a specific reference to any other Borrower is included therein.

(b) Joint and Several Liability for Obligations of the Affected Foreign Subsidiary Borrowers. Notwithstanding anything to the contrary contained herein, each of the Company, each Domestic Subsidiary Borrower and each Non-Affected Foreign Subsidiary Borrower jointly and severally hereby irrevocably and unconditionally retains and accepts, not merely as a surety but also as a co-debtor, joint and several liability with the Affected Foreign Subsidiary Borrowers (and the Affected Foreign Subsidiary Borrowers retain and accept such joint and several liability with one another) with respect to the payment and performance of all of the Obligations of or attributable to the Affected Foreign Subsidiary Borrowers arising hereunder or under the other Loan Documents, it being the intention of the parties hereto that all of such Obligations shall be the joint and several obligations of the Company, each Domestic Subsidiary Borrower and each Foreign Subsidiary Borrower without preferences or distinction among them. Each provision hereunder or in the Loan Documents relating to the obligations or liabilities of any Affected Foreign Subsidiary Borrowers shall be deemed to include a reference to the Company, the Domestic Subsidiary Borrowers and any other Foreign Subsidiary Borrower, as a joint and several obligor for such obligations and liabilities, whether or not a specific reference to the Company, any Domestic Subsidiary Borrower or such other Foreign Subsidiary Borrower is included therein.

(c) No Liability of Affected Foreign Subsidiary Borrowers for Obligations of the Company, the Domestic Subsidiary Borrowers or the Non-Affected Foreign Subsidiary Borrowers. Notwithstanding anything to the contrary contained herein and notwithstanding that the Company, the Domestic Subsidiary Borrowers and the Non-Affected Foreign Subsidiary Borrowers shall be liable for all of the Loans and other Obligations of all Borrowers hereunder, no Affected Foreign Subsidiary Borrower shall be liable for the Loans made to or any other Obligations incurred solely by or on behalf of the Company, any Domestic Subsidiary Borrower or any Non-Affected Foreign Subsidiary Borrower.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Prior to the Effective Date, certain “Loans” were previously made to the Borrowers under (and as defined in) the Existing Credit Agreement which remain outstanding as of the date of this Agreement (such outstanding loans being hereinafter referred to as the “Existing Loans”). Subject to the terms and conditions set forth in this Agreement, the Borrowers and each of the Lenders agree that on the Effective Date but subject to the satisfaction of the conditions precedent set forth in Section 4.01 and the reallocation and other transactions described in Section 1.07, the Existing Loans shall be reevidenced as Loans of the same Class under this Agreement and the terms of the Existing Loans shall be restated in their entirety and shall be evidenced by this Agreement. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) subject to Sections 2.04 and 2.11(b)(i), such Lender’s Revolving Credit Exposure exceeding the Dollar Amount of such Lender’s Revolving Commitment or (ii) subject to Sections 2.04 and 2.11(b)(i), the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Incremental Term Loans may not be reborrowed.

(b) Subject to the terms and conditions set forth herein and of any Incremental Term Loan Amendment effected in accordance with Section 2.20, each Lender that has an Incremental Term Loan Commitment in accordance with the provisions of Section 2.20 agrees to make an Incremental Term Loan to the Company on the applicable Increase Effective Date for such Incremental Term Loan, in Dollars, in a principal amount equal to its Incremental Term Loan Commitment for such tranche of Incremental Term Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Revolving Loan (which, for the avoidance of doubt, shall exclude any Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars and shall only be made to the Company or a Domestic Subsidiary Borrower. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in (i) Japanese Yen, JPY 100,000,000 or (ii) a Foreign Currency other than Japanese Yen, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in (i) Japanese Yen, JPY 500,000,000 or (ii) a Foreign Currency other than Japanese Yen, 5,000,000 units of such currency). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $250,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Revolving Loan Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request (a) by irrevocable written notice, including e-mail (via written Borrowing Request in a form approved by the Administrative Agent and signed by (or, in the case of e-mail, sent by) the applicable Borrower, or the Company on behalf of the applicable Borrower, promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars to the Company) or by irrevocable written notice, including e-mail (via a written Borrowing Request in a form approved by the Administrative Agent and signed by (or, in the case of e-mail, sent by) such Borrower, or the Company on its behalf) not later than four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency or a Eurocurrency Borrowing to a Foreign Subsidiary Borrower), in each case before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 12:00 noon, Chicago time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 12:00 noon, Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing, and whether such Borrowing is to be a Revolving Loan or an Incremental Term Loan;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in Dollars to the Company or any Domestic Subsidiary Borrower, the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of each Eurocurrency Borrowing (a) as of the date three (3) Business Days prior to the date of such Borrowing or, if applicable, date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing, (b) as of the last Business Day of each calendar month and (c) during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders. Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Borrowing for which a Dollar Amount is determined on or as of such day.

SECTION 2.05. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the Dollar Amount of the aggregate amount of the Lenders’ Revolving Credit Exposures exceeding the Aggregate Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 1:00 p.m., Chicago time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 4:00 p.m., Chicago time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent and the Revolving Lenders not later than 11:00 a.m., Chicago time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Revolving Credit Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Revolving Credit Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

SECTION 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit denominated in Dollars for its own account or for the account of any Subsidiary of the Company, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided, however, that, notwithstanding the issuance of any Letter of Credit for the account of any Subsidiary of the Company, any and all reimbursement obligations with respect to LC Disbursements, fees, costs, expenses, indemnities or other obligations owing with respect any such Letter of Credit under this Agreement shall constitute primary obligations of the Company as a named co-applicant on such Letter of Credit (and, if the Issuing Bank so requests, such obligations shall be joint and several obligations the Company and such Subsidiary, as evidenced by a separate agreement in form and substance reasonably satisfactory to the Company and the Issuing Bank, signed by such Subsidiary, providing for such joint and several liability and affirming such Subsidiary’s assumption of all of the covenants and other obligations set forth in this Section 2.06). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the relevant account party, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the amount of the LC Exposure shall not exceed $50,000,000 and (ii) subject to Section 2.04, the total Revolving Credit Exposures shall not exceed the Aggregate Revolving Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Loan Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Revolving Credit Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Revolving Credit Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent the amount of such LC Disbursement, not later than 1:00 p.m., Chicago time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 11:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 1:00 p.m., Chicago time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 11:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in the amount of such LC Disbursement and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Revolving Lender’s Applicable Revolving Credit Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Credit Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or those Lenders with Revolving Credit Exposure representing greater than 50% of the total Revolving Credit Exposure (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article VII. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Company hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.

(k) Existing Letters of Credit. Certain letters of credit that were issued for the account of the Company or its Subsidiaries under the Existing Credit Agreement and remain outstanding on the Effective Date are identified on Schedule 2.06 (the “Existing Letters of Credit”). As of the Effective Date, (i) the Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant to and in compliance with this Section 2.06 and shall continue to exist as Letters of Credit hereunder, (ii) the undrawn amount of the Existing Letters of Credit and the unreimbursed amount of LC Disbursements with respect to the Existing Letters of Credit shall be included in the calculation of LC Exposure and (iii) the provisions of this Section 2.06, Section 2.12(b) and Section 2.18 shall apply to the Existing Letters of Credit as if such Letters of Credit were originally issued hereunder, and the Company and the Lenders hereby expressly acknowledge their respective obligations hereunder with respect to the Existing Letters of Credit.

SECTION 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars to the Company, by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency or to a Foreign Subsidiary Borrower, by 1:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and Borrower and at such Eurocurrency Payment Office for such currency and Borrower; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of such Borrower maintained with the Administrative Agent in New York City or Chicago and designated by the relevant Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars to the Company or a Domestic Subsidiary Borrower and (y) an account of such Borrower maintained with the Administrative Agent in the relevant city or other jurisdiction and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency or to a Foreign Subsidiary Borrower; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including, without limitation, the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower, or the Company on its behalf) in the case of a Borrowing denominated in a Foreign Currency by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the relevant Borrower, or the Company on its behalf, fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars borrowed by the Company or a Domestic Subsidiary Borrower, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency or in Dollars borrowed by a Foreign Subsidiary Borrower, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless (x) such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11 or (y) such Borrower, or the Company on its behalf, shall have given the Administrative Agent an Interest Election Request requesting that, at the end of such Interest Period, such Eurocurrency Borrowing continue as a Eurocurrency Borrowing for the same or another Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing in Dollars borrowed by the Company or a Domestic Subsidiary Borrower shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Loan Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $15,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the Aggregate Revolving Commitment.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.

Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the earlier of the Revolving Loan Maturity Date and the date of termination of the Revolving Commitments in the currency of such Loan and (ii) in the case of the Company, to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (x) the Revolving Loan Maturity Date, (y) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made and (z) the date of termination of the Revolving Commitments; provided that on each date that a Revolving Borrowing is made, the Company shall repay all Swingline Loans then outstanding. The Company shall repay any Incremental Term Loans on the dates and in such increments as shall be determined with respect to such Incremental Term Loans in accordance with Section 2.20.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) Voluntary Prepayments. Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than noon, Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than noon, Chicago time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b) Mandatory Prepayments.

(i) If at any time, (A) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Borrowings denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Borrowing) exceeds the Aggregate Revolving Commitment or (B) solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Credit Exposures (as so calculated as of the most recent Computation Date with respect to such Borrowing) exceeds 105% of the Aggregate Revolving Commitment, the Borrowers shall within one (1) Business Day after demand repay Borrowings and, if no Borrowings are then outstanding, cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), in an aggregate principal amount sufficient to cause the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) to be less than or equal to the Aggregate Revolving Commitment.

(ii) In the event the Company or any Subsidiary receives any Net Proceeds from an Asset Sale (other than an Asset Sale of the type permitted by Section 6.10(a), (b) or (c)), the Borrowers shall make a mandatory prepayment of the Loans, within five (5) Business Days after the Company’s or any Subsidiary’s receipt of such Net Proceeds, in an aggregate amount equal to 100% of such Net Proceeds. Notwithstanding the foregoing, Net Proceeds of any such Asset Sales with respect to which the Company shall have given the Administrative Agent written notice, within five (5) Business Days of receipt of such Net Proceeds, of its intention to replace the property subject to any such Asset Sale or invest such Net Proceeds in the purchase of assets (other than securities, unless those securities represent Equity Interests in an entity that becomes a Subsidiary Guarantor) to be used by one or more of the Company or its Subsidiaries in their businesses within three hundred and fifty (350) days following such Asset Sale (or, in the case of an Asset Sale (other than an Asset Sale of the type permitted by Section 6.10(a), (b) or (c)) in excess of 20% of the Consolidated Total Assets Basket in aggregate amount during any twelve-

month period, within one hundred and eighty (180) days following such Asset Sale with respect to such portion in excess of 20% of the Consolidated Total Assets Basket), shall not be subject to the provisions of the first sentence of this Section 2.11(b)(ii) unless and to the extent that such applicable period shall have expired without such Net Proceeds being used for such replacement or investment.

(iii) Each mandatory prepayment required by clause (b)(ii) of this Section 2.11 shall be referred to in this clause (iii) as a “Designated Prepayment.” Designated Prepayments shall be applied first, to repay any installments of any Incremental Term Loans then outstanding (allocated ratably between or among multiple tranches of Incremental Term Loans (and applied more specifically as set forth in any Incremental Term Loan Amendment), second, upon repayment in full of any such Incremental Term Loans, the Aggregate Revolving Commitments shall be permanently reduced ratably among the Lenders in the amount of any such Designated Prepayment effective as of the time of any such Designated Prepayment (whether or not Revolving Loans are outstanding in such amount), and to repay with proceeds of such Designated Prepayment first any Revolving Loans and thereafter Swingline Loans then outstanding prior to effecting any such reduction of the Aggregate Revolving Commitments. Designated Prepayments of Loans shall first be applied to ABR Loans and to any Eurocurrency Loans maturing on such date and then to subsequently maturing Eurocurrency Loans in order of maturity. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. All mandatory prepayment hereunder shall be accompanied by (x) accrued interest to the extent required by Section 2.13 and (y) break fund payments pursuant to Section 2.16.

SECTION 2.12. Fees.

(a) The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused Dollar Amount (without giving effect to the outstanding principal amount of any Swingline Loan) of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate (which shall be the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans) on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder or under any other Loan Document shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate (which, in the case of Swingline Loans shall be the Applicable Rate for ABR Revolving Loans).

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section. Without limiting the foregoing, during the occurrence and continuance of any other Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (i) declare that the principal of any Loan shall bear interest at 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) declare that any other amount owing hereunder shall bear interest at 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and any such Eurocurrency Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, (ii) any Eurocurrency Borrowing by a Foreign Subsidiary Borrower that is requested to be continued shall be repaid on the last day of the then current Interest Period applicable thereto and (iii) if any Borrowing Request by the Company or a Domestic Subsidiary Borrower requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing (and if any Borrowing Request requests a Eurocurrency Borrowing by a Foreign Subsidiary Borrower or denominated in a Foreign Currency, such Borrowing Request shall be ineffective); provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a

Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section together with reasonably detailed calculations thereof shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay, or cause the other Borrowers to pay, such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section together with reasonably detailed calculations thereof shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Borrower shall pay any Other Taxes related to such Borrower and imposed on or incurred by the Administrative Agent, a Lender or the Issuing Bank to the relevant Governmental Authority in accordance with applicable law.

(c) The relevant Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder or any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank together with reasonably detailed calculations thereof, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

SECTION 2.18. Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars by the Company or any Domestic Subsidiary Borrower, 1:00 p.m., Chicago time and (ii) in the case of payments denominated in a Foreign Currency or by a Foreign Subsidiary Borrower, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to another currency, in such other currency) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency or to a Foreign Subsidiary Borrower, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17, 2.20 (in connection with the reallocation of Revolving Credit Exposures) and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan

Documents (which shall be applied as specified by the Company), (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct or (iii) after an acceleration of the Obligations pursuant to Article VII (unless otherwise agreed by the Required Lenders), such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from any Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from any Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to Banking Services Obligations and Swap Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations and sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by any Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by a Borrower (or the Company on behalf of a Borrower) pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of such Borrower maintained with the Administrative Agent Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of the relevant Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment including the $3,500 fee contemplated by Section 9.04(b).

(b) If (i) any Lender requests compensation under Section 2.15, or (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.20. Incremental Credit Extensions.

(a) At any time, but not more than four (4) times during the term of this Agreement, and subject to the terms and conditions of this Section 2.20, the Company may request (i) one or more tranches of term loans (the “Incremental Term Loans”) and/or (ii) one or more increases in the Aggregate Revolving Commitment (each such increase, a “Revolving Commitment Increase”) without the consent of any Lender not providing such Incremental Term Loans or Revolving Commitment Increases, as the case may be; provided that the aggregate amount of all Incremental Term Loans and Revolving Commitment Increases made during the term of this Agreement shall not exceed $200,000,000. Any tranche of Incremental Term Loans (A) shall be available to the Company in Dollars and (B) shall rank pari passu in right of payment and security with the Revolving Loans, (C) shall not mature earlier than the Revolving Loan Maturity Date (but may have amortization prior to such date, may be required to be mandatorily prepaid in full prior to prepayment of the Revolving Loans, and may permit voluntary prepayments by the Company) and (D) except as set forth above, shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (1) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Revolving Loan Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Revolving Loan Maturity Date and (2) the Incremental Term Loans may be priced differently than the Revolving Loans.

(b) Each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in a minimum amount of $25,000,000 and integral multiples of $5,000,000. A commitment to make Incremental Term Loans shall become an “Incremental Term Loan Commitment” under this Agreement, and a commitment to participate in a Revolving Commitment Increase shall become a “Revolving Commitment” (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s Revolving Commitment) under this Agreement, in any such case, pursuant to a “Commitment and Acceptance” substantially in the form of Exhibit C (a “Commitment and Acceptance”). Any request for a tranche of Incremental Term Loans or a Revolving Commitment Increase shall be made in a written notice (an “Increase Notice”) given to the Administrative Agent and the Lenders by the Company not less than ten (10) Business Days or, in the case of a request for a tranche of Incremental Term Loans, twenty (20) Business Days, prior to the proposed effective date therefor, which Increase Notice shall specify the amount of the proposed tranche of Incremental Term Loans or the Revolving Commitment Increase, as the case may be, and the proposed effective date thereof. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution, a “Proposed New Lender”); provided that any Proposed New Lender shall be consented to by the Administrative Agent and, in the case of a Revolving Commitment Increase, the Issuing Bank (which consent shall not be unreasonably withheld or delayed). The Administrative Agent shall notify the Company and the Lenders on or before the Business Day immediately prior to the proposed effective date of the tranche of Incremental Term Loan Commitments (and the related Incremental Term Loans) or the Revolving Commitment Increase, of the amount of each Lender’s and Proposed New Lender’s Incremental Term Loan Commitment or new or increased Revolving Commitment, as applicable, and the resulting aggregate amount of the tranche of Incremental Term Loan Commitments (and the related Incremental Term Loans) or the amount of the Aggregate Revolving Commitment, as the case may be, which amount shall be effective on the following Business Day, subject to the satisfaction of the conditions described in clause (c) below.

(c) Without limiting the applicability of any conditions to Borrowings set forth in this Agreement, the effectiveness of any tranche of Incremental Term Loan Commitments (and the corresponding availability of the related Incremental Term Loans) and the effectiveness of each Revolving Commitment Increase shall be subject to the following conditions precedent:

(i) Both as of the date of the applicable Increase Notice and as of the proposed effective date of such Incremental Term Loan Commitments (and related Incremental Term Loans) or Revolving Commitment Increase, (i) all representations and warranties under Article III and the other Loan Documents shall be true and correct in all material respects as though made on such date (except with respect to any representation or warranty expressly stated to have been made as of a specific date which shall have been true and correct in all material respects as of such specified date), (ii) no event shall have occurred and then be continuing which constitutes a Default or an Event of Default and (iii) the Company shall have demonstrated to the Administrative Agent’s reasonable satisfaction that, as of the proposed effective date of the Revolving Commitment Increase or Incremental Term Loan Commitments, as the case may be, after giving effect thereto, the Company and its Subsidiaries are in compliance on a pro forma basis with the covenants contained in Section 6.15 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such Revolving Commitment Increase or Incremental Term Loan Commitments, as applicable, had been effective as of the first day of each relevant period for testing such compliance;

(ii) the Borrowers, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Commitment” in support of such Incremental Term Loans or Revolving Commitment Increase shall have executed and delivered a Commitment and Acceptance;

(iii) counsel for the Borrowers and the Subsidiary Guarantors shall have provided to the Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Administrative Agent;

(iv) the Borrowers, the Subsidiary Guarantors and the Proposed New Lenders shall otherwise have executed and delivered such other instruments and documents as may be required under Article IV or that the Administrative Agent shall have reasonably requested in connection with such increase (including, in the case of a tranche of Incremental Term Loans, an amendment to, or amended and restatement of, this Agreement and, as appropriate, the other Loan Documents (an “Incremental Term Loan Amendment”), executed by the Borrowers, each Lender agreeing to provide such Incremental Term Loans, if any, each Proposed New Lender, if any, and the Administrative Agent, which amendment or amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect such

Incremental Term Loans in accordance with this Section 2.20), and each Loan Party shall have reaffirmed its obligations, and the Liens granted, under the Loan Documents; and

(v) in the case of a Revolving Commitment Increase, the Administrative Agent shall have administered the reallocation of the Revolving Credit Exposures on the effective date of such increase ratably among the Revolving Lenders (including new Lenders) after giving effect to such increase; provided, that (1) the Borrowers hereby agree to compensate the Revolving Lenders for all losses, expenses and liabilities incurred by any Revolving Lender in connection with the sale or assignment of any Eurocurrency Loan resulting from such reallocation on the terms and in the manner set forth in Section 2.16, and (2) the Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the reallocation of Revolving Credit Exposures effected pursuant to this clause (v).

Upon satisfaction of the conditions precedent to any tranche of Incremental Term Loans or Revolving Commitment Increase, the Administrative Agent shall promptly advise the Company and each Lender of the effective date thereof (each such effective date, an “Increase Effective Date”). Upon any Increase Effective Date that is supported by a Proposed New Lender, such Proposed New Lender shall become a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to make Incremental Term Loans or increase its Revolving Commitment at any time.

SECTION 2.21. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Borrowing to be effected in any Foreign Currency, if (i) there shall occur on or prior to the date of such Borrowing any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would, in the reasonable opinion of the Administrative Agent or the Revolving Lenders having at such time Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments, make it impracticable for the applicable Eurocurrency Borrowings to be denominated in the Agreed Currency specified by the applicable Borrower or (ii) an Equivalent Amount of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to such Borrower and the Lenders, and such Borrowing shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.07, be made on the date of such Borrowing in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Request or Interest Election Request, as the case may be, as ABR Loans, unless such Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (a) it elects not to borrow on such date or (b) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would, in the reasonable opinion of the Administrative Agent and Revolving Lenders having at such time Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments, be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Request or Interest Election Request, as the case may be.

SECTION 2.22. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.23. Designation of Subsidiary Borrowers. The Company may at any time and from time to time designate up to seven (7) wholly-owned Domestic Subsidiaries or Foreign Subsidiaries as a Subsidiary Borrower during the term of this Agreement; provided, that any Subsidiary’s eligibility as a Subsidiary Borrower shall be subject to (a) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) with notice to the Lenders and (b) the Administrative Agent’s receipt of evidence reasonably satisfactory to it that such Subsidiary would not, in its capacity as a Borrower hereunder, be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder by such Subsidiary to the Administrative Agent or any Lender unless an exemption from such requirement can be obtained by such Subsidiary (with the reasonable cooperation of the Administrative Agent and the Lenders) and that no other material adverse tax, regulatory or other consequences would affect the Administrative Agent or the Lenders as a result of such Subsidiary’s status as a Borrower. Subject to the foregoing, upon delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction (or waiver in accordance with the terms hereof) of the other conditions precedent set forth in Section 4.03, such Subsidiary shall for all purposes of this Agreement be a Subsidiary Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Subsidiary Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

SECTION 2.24. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), except that (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) except as otherwise agreed to in this Section 2.24, the principal amount of, or interest or fees payable on, Loans or LC Disbursements may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Revolving Credit Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Company’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Revolving Credit Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.24(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Revolving Credit Percentage.

ARTICLE III

Representations and Warranties

The Company represents and warrants to the Administrative Agent, the Issuing Bank and the Lenders with respect to itself and, to the extent applicable, its Subsidiaries (and each Subsidiary Borrower shall also be deemed to independently make each representation and warranty with respect to itself and, to the extent applicable, its Subsidiaries to the extent that such representation and warranty relates to such Subsidiary Borrower or its Subsidiaries) that:

SECTION 3.01. Organization; Powers; Subsidiaries. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto (as supplemented from time to time) identifies each Subsidiary, whether or not such Subsidiary is a Material Subsidiary or a Subsidiary Guarantor, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Company or another Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary free and clear of all Liens, other than Liens created under the Loan Documents. There are no outstanding commitments or other obligations of the Company to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Company, except for pursuant to the Company’s employee and non-employee benefit plans filed with the SEC. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of such Subsidiary.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers, as applicable, and have been duly authorized by all necessary corporate or other organizational action and, if required, by all necessary shareholder or other equity holder action, as applicable. This Agreement, and each of the other Loan Documents, has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Without limiting the foregoing, each Borrowing Subsidiary Agreement has been duly executed and delivered by the Borrower party thereto and constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under (i) any Senior Subordinated Note Indenture and any Senior Subordinated Notes, (ii) any indenture, agreement or other instrument evidencing Material Indebtedness binding upon the Company or any of its Subsidiaries or its assets, or (iii) any other indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets the violation of or default under which could reasonably be expected to result in a Material Adverse Effect, or give rise to a right under any of the indentures, agreements or instruments referred to in clause (c)(i), (ii) or (iii) to require any payment to be made by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, other than Liens created under the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change; Contingent Obligations.

(a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended September 26, 2009 reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter (and the portion of the fiscal year) ended March 27, 2010, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since March 27, 2010, there has been no material adverse change in (i) the business, assets, operations, or financial condition of the Company and its Subsidiaries, taken as a whole (ii) the ability of any Borrower or any other Loan Party to perform any of its obligations under this Agreement or any other Loan Document or (iii) the value of all or any material part of the Collateral or on the Administrative Agent’s Liens on the Collateral (on behalf of itself and the Holders of Secured Obligations) or the priority of such Liens or (iv) the rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

(c) Except as disclosed in the financial statements referred to in clause (a) above or in the notes thereto or in the Disclosed Matters, neither the Company nor any of its Subsidiaries has, as of the Effective Date, any contingent liabilities which are material individually or in the aggregate. After the Effective Date, neither the Company nor any of its Subsidiaries has any contingent liabilities except as disclosed in the financial statements referred to in clause (a) above or in the notes thereto or in the

Disclosed Matters, or except for any contingent liability that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Properties.

(a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. There are no Liens on any of the owned real or personal properties of the Company or any of its Subsidiaries except for Liens permitted by Section 6.02.

(b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not, to the knowledge of the Company or its Subsidiaries, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions. There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (x) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (y) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect. Neither the Company nor any Subsidiary is party or subject to any law, regulation, rule or order, or any obligation under any agreement or instrument, that has a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements; No Burdensome Restrictions. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any (i) agreement or instrument to which it is a party, which default would reasonably be expected to have a Material Adverse Effect or

(ii) any agreement or instrument evidencing or governing Material Indebtedness. Neither the Company nor any of its Subsidiaries is party or subject to any law, regulation, rule or order, or any obligation under any agreement or instrument, that has, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, nor the Information Memorandum, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

SECTION 3.13. No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.14. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan and each issuance of a Letter of Credit hereunder and after giving effect to the application of the proceeds of such Loans and Letters of Credit, the Company is and will be, and the Company and its Subsidiaries (taken as a whole) are and will be, Solvent.

SECTION 3.15. Insurance. Each of the Company and its Subsidiaries maintains, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Schedule 3.15 sets forth a description of all material insurance maintained by or on behalf of the Company and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid. The Company believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

SECTION 3.16. Senior Subordinated Notes. The subordination provisions of any Senior Subordinated Notes and each Senior Subordinated Note Indenture are enforceable against the holders thereof in accordance with their terms and the Secured Obligations constitute “Senior Debt” and “Designated Senior Debt” (or any term of like import) under each Senior Subordinated Note Indenture.

SECTION 3.17. Collateral Documents. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Holders of Secured Obligations, and such Liens, when properly recorded or filed (or, as appropriate, possession or control is obtained) in accordance with applicable law, constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of Liens of the type permitted under Section 6.02, but solely to the extent any such permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law.

SECTION 3.18. SDN List Designation. Neither the Company nor any of its Subsidiaries or Affiliates is a country, individual or entity named on the Specifically Designated National and Blocked Persons (SDN) list issued by the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from (i) each party hereto (including Departing Lenders) either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement or, in the case of a Departing Lender, that such Departing Lender has consented to the terms set forth in Section 1.07 hereof and (ii) each Loan Party either (A) a counterpart signed on behalf of such Loan Party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of such Loan Party) that such Loan Party has signed a counterpart, of each Loan Document to which it is a party, including, without limitation, a Subsidiary Guaranty (in the case of each Subsidiary Guarantor), a Pledge and Security Agreement, and such other Collateral Documents and Loan Documents as the Administrative Agent or its counsel may have reasonably requested, as further described in the list of closing documents attached as Exhibit E.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Orrick, Herrington & Sutcliffe LLP, special counsel for the Loan Parties, addressing matters of California, New

York and Delaware law and substantially in the form of Exhibit B-1, and (ii) local Arizona, Georgia and Wisconsin counsel for the domestic Loan Parties which are Material Subsidiaries or Subsidiaries that are required to be Subsidiary Guarantors on the Effective Date in order for the Company to comply with Section 6.14, substantially in the form of Exhibit B-2, in each case, covering such matters relating to the Loan Parties, this Agreement, the other Loan Documents or the Transactions as the Administrative Agent or the Required Lenders shall reasonably request. The Company hereby requests such counsel to deliver such opinions.

(c) The Lenders shall have received (i) audited consolidated financial statements of the Company for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and (iii) satisfactory financial statement projections through and including the Company’s 2015 fiscal year, together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).

(d) The Administrative Agent shall have received (i) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E (ii) to the extent requested by any of the Lenders, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f) The Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions and the continuing operations of the Company and its Subsidiaries have been obtained and are in full force and effect.

(g) (i) The Administrative Agent (for the benefit of itself and the other parties entitled thereto) and the Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including (x) to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder, and (y) all accrued and unpaid interest under the Existing Credit Agreement and all accrued and unpaid fees under Section 2.12 of the Existing Credit Agreement, and (ii) the Departing Lenders shall have been repaid in full as contemplated by Section 1.07 on the Effective Date, substantially concurrently with the effectiveness hereof. Without limiting the foregoing, if, after giving effect to the transactions contemplated hereby on the Effective Date (including, without limitation, the reduction of the Aggregate Revolving Commitment), the aggregate Revolving Exposures exceed the Aggregate Revolving Commitment, then the Company shall prepay Loans on the Effective Date in such amounts as shall be necessary to eliminate such excess.

(h) Liens creating a first priority (except in the case of Liens permitted under Section 6.02, but solely to the extent any such permitted Liens would have priority over the Liens in favor of the

Administrative Agent pursuant to any applicable law) security interest in the Collateral in favor of the Administrative Agent (for itself and the other Holders of Secured Obligations) shall have been reaffirmed and perfected (and all actions required in connection therewith shall have been taken).

(i) There shall exist an absence of any injunction or temporary restraining order or any pending or threatened litigation which, in the judgment of the Administrative Agent could prohibit the making of the Loans or the issuance of Letters of Credit or the related transactions.

(j) The Administrative Agent shall have received a certificate from the chief financial officer of the Company providing that the Company and its Subsidiaries, taken as a whole, are Solvent and will be Solvent immediately after the consummation of the Transactions to occur on the Effective Date.

(k) The Administrative Agent shall have received each other instrument, document or agreement identified on the list of closing documents attached hereto as Exhibit E, all in form and substance reasonably satisfactory to the Administrative Agent.

The initial Borrowings and, if applicable, other extensions of credit made on the Effective Date shall be deemed to constitute a representation and warranty by the Borrowers on the Effective Date as to the matters specified in this Section.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than the conversion of a Eurocurrency Loan into an ABR Loan), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (each such event, a “Credit Event”), including, without limitation, the initial Credit Events occurring on the Effective Date, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Event (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) At the time of and immediately after giving effect to such Credit Event, no Default shall have occurred and be continuing.

(c) If the Credit Event involves the advancement by the Lenders of new or incremental Loans or the issuance, amendment, renewal or extension of new or incremental Letters of Credit, the Administrative Agent shall have received a certificate from a Financial Officer of the Company certifying that the Loans or Letters of Credit comprising such Credit Event are permitted to be incurred as “Indebtedness” under and as defined in each Senior Subordinated Note Indenture, and constitute “Designated Senior Debt” and “Senior Debt” thereunder.

(d) No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, any Lender from making the requested Loan or the Issuing Bank or any Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

SECTION 4.03. Designation of a Subsidiary Borrower. The designation of a Subsidiary Borrower pursuant to Section 2.23 is subject to the condition precedent that the Company or such proposed Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:

(a) Copies, certified by the Secretary or Assistant Secretary of such Subsidiary, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;

(b) An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(c) Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders.

(d) Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent, each in such form as the Administrative Agent may reasonably require.

(e) Such other lien searches, instruments, documents or agreements as the Administrative Agent may reasonably request (including, without limitation, an amendment or supplement to this Agreement which the Administrative Agent, in its discretion, shall deem appropriate or necessary) in connection with the addition of such Subsidiary Borrower, all in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder and under the other Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated (unless cash collateral in an amount equal to 105% of the aggregate undrawn face amount of such Letters of Credit shall have been pledged to the Administrative Agent in a manner consistent with Section 2.06(j) of this Agreement) and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Company will furnish to the Administrative Agent, who shall in turn furnish to each Lender:

(a) within ninety (90) days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company substantially in the form of Exhibit I hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with certain provisions of Article VI (including, Sections 6.14 and 6.15), Sections 5.09 and 5.10 and certain provisions of the Collateral Documents, and the determination of Material Subsidiaries and the Applicable Rate and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(f) as soon as available, but in any event not more than ninety (90) days after the beginning of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Company for each fiscal quarter of the upcoming fiscal year in form reasonably satisfactory to the Administrative Agent; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

In lieu of furnishing to the Administrative Agent hard copies of the quarterly financial statements described in clause (b) above and the annual financial statements and auditor’s report described in clause (a) above and the other documents referred to in clause (e) above, the Company may make such documents available to the Administrative Agent and the Lenders at its website located at www.central.com and through the United States SEC’s EDGAR system (“EDGAR”) or by transmitting such documents electronically to the Administrative Agent and the Lenders. The Administrative Agent shall provide to any Lender hard copies of such documents upon request if such Lender does not have access to the Company’s website or EDGAR.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

(d) any other event or development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges and franchises, patents, copyrights, trademarks and tradenames material to the conduct of its business and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and the Company will furnish to the Lenders upon request of the Administrative Agent information in reasonable detail as to the insurance so maintained. The Company shall deliver to the Administrative Agent endorsements in form and substance reasonably acceptable to the Administrative Agent (x) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible real and personal property and assets and business interruption insurance policies naming the Administrative Agent as lender loss payee and (y) to all general liability, property and casualty policies naming the Administrative Agent an additional insured; provided, that the Company shall not be required to deliver to the Administrative Agent such endorsements to any automobile insurance policies. In the event the Company or any other Loan Party at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Secured Obligations, payable as provided in this Agreement or other Loan Documents. The Company shall direct (and, if applicable, shall cause the other Loan Parties to direct) all insurers under policies of property damage, boiler and machinery and business interruption insurance and payors and any condemnation claim or award relating to the property to pay all proceeds payable under such policies or with respect to such claim or award for any loss with respect to the Collateral directly to the Administrative Agent, for the benefit of the Holders of Secured Obligations, to the extent such proceeds are required to be used to prepay the Secured Obligations pursuant to the terms hereof or any other Loan Document. Each such policy shall contain a long-form loss-payable endorsement naming the Administrative Agent as lender loss payee, which endorsement shall be in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, at the sole cost of the Company, to visit and inspect any of its property, including, without limitation, the Collateral, books and financial records of the Company and its Subsidiaries, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Company acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Company and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07. Compliance with Laws and Material Contractual Obligations.

(a) The Company will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) The Company will ensure, and cause each of its Subsidiaries to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC of Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders.

SECTION 5.08. Use of Proceeds. The proceeds of the Revolving Loans will be used only (i) to finance Permitted Acquisitions, investments, Restricted Payments and payments of Subordinated Indebtedness, in each case, permitted hereunder, and Capital Expenditures and (ii) to finance the working capital needs, and for other general corporate purposes, of the Company and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued for general corporate purposes of the Company and its Subsidiaries in the ordinary course of business.

SECTION 5.09. Subsidiary Guaranty and Collateral Documents; Additional Subsidiary Guarantors.

(a) The Company shall cause (i) each of its Material Subsidiaries and (ii) each other Subsidiary necessary for the Company to comply with the requirements set forth in Section 6.14, to guarantee, pursuant to a Subsidiary Guaranty or a supplement thereto, the Secured Obligations. In furtherance of the above, the Company shall promptly upon any Person becoming a Material Subsidiary or a Subsidiary required to comply with Section 6.14 to provide written notice thereof to the Administrative Agent and the Lenders, setting forth information in reasonable detail (as requested by the Administrative Agent) describing all of the personal property of such Person, and shall promptly (and, in any event, within thirty (30) days of becoming a Material Subsidiary or a Subsidiary required to comply with Section 6.14) (A) cause such Person to execute a Subsidiary Guaranty and a Pledge and Security Agreement (or joinders or supplements thereto) and such other Collateral Documents as are reasonably necessary for the Company and its Subsidiaries to comply with this Section 5.09 and Section 5.10, (B) cause the Applicable Pledge Percentage of the issued and outstanding equity interests of such Person to be delivered to the Administrative Agent (together with undated stock powers signed in blank, if applicable) and pledged to the Administrative Agent pursuant to an appropriate Pledge and Security Agreement (or joinder or other supplement thereto) and (C) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other authority documents of such Person and, to the extent reasonably requested by the Administrative Agent with respect to Material Subsidiaries, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Without limiting the foregoing clause (a), in the event that a Subsidiary Guarantor which is not a Material Subsidiary becomes a Material Subsidiary, the Company shall promptly upon such Person becoming a Material Subsidiary provide written notice thereof to the Administrative Agent and the Lenders and shall promptly (and, in any event, within thirty (30) days of becoming a Material Subsidiary) deliver favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a) above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Notwithstanding the foregoing, no Foreign Subsidiary shall be required to execute and deliver a Subsidiary Guaranty or a Pledge and Security Agreement (or a joinder or supplement thereto) or any such Collateral Documents if such execution and delivery would cause a Deemed Dividend Problem or a Financial Assistance Problem with respect to such Foreign Subsidiary and, in lieu thereof, the Company and the relevant Subsidiaries shall provide the pledge agreements with respect to the Applicable Pledge Percentage of Equity Interests of such Foreign Subsidiary required under this Section 5.09 or Section 5.10.

SECTION 5.10. Collateral.

(a) The Company will cause, and will cause each other Loan Party to cause, all of its owned existing and future personal property (including, without limitation, all existing and future intercompany Indebtedness and all existing and future Equity Interests in Subsidiaries, subject to the limitations herein) to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations, to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02 hereof. Without limiting the generality of the foregoing, the Company will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Subsidiary directly owned by the Company or any other Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request, together with such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other authority documents of such Person and, to the extent reasonably requested by the Administrative Agent, customary opinions of counsel with respect to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and attachment and perfection of all Liens thereunder), all in form, content and scope reasonably satisfactory to the Administrative Agent; provided, however, that notwithstanding the foregoing, no pledge agreement in respect of the Applicable Pledge Percentage of the Equity Interests of a Foreign Subsidiary shall be required to be governed by the applicable local law where such Foreign Subsidiary is organized and supported by opinions of local counsel is organized unless such Foreign Subsidiary is a Material Subsidiary.

(b) The Lenders and the Company, on behalf of itself and the other Loan Parties, irrevocably authorize the Administrative Agent, at its option and in its reasonable judgment, in the event that, at any time, the Administrative Agent determines that it does not have a first priority, perfected Lien on substantially all of the personal property of any Loan Party to secure the Secured Obligations, to obtain first priority, perfected Liens on such unencumbered assets as the Administrative Agent deems necessary (or at the direction of the Required Lenders) to secure the Secured Obligations. The Company shall provide, and cause the other Loan Parties to provide, the Administrative Agent with all information reasonably requested by the Administrative Agent from time to time related to assets owned by the Company and the its Subsidiaries, shall cooperate fully with the Administrative Agent with respect to the performance of due diligence and the execution of instruments and other Collateral Documents and making of any filings necessary to facilitate such Lien perfection (including, without limitation, certified resolutions and other authority documents of any applicable Subsidiary and, to the extent requested by the Administrative Agent, customary opinions of counsel with respect to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and attachment and perfection of all Liens thereunder), all in form, content and scope reasonably satisfactory to the Administrative Agent) and shall pay all reasonable costs and expenses incurred by the Administrative Agent and its counsel in connection therewith, whereupon such Subsidiary shall thereafter be deemed a “Loan Party” hereunder.

(c) If any assets are acquired by a Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Company will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Company will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, all at the expense of the Company.

SECTION 5.11. Designation Under Senior Subordinated Note Indenture. The Company will ensure that its Indebtedness under this Agreement shall at times constitute “senior debt” under and as defined in any Senior Subordinated Note Indenture.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder and under the other Loan Documents have been paid in full and all Letters of Credit have expired or terminated (unless cash collateral in an amount equal to 105% of the aggregate undrawn face amount of such Letters of Credit shall have been pledged to the Administrative Agent in a manner consistent with Section 2.06(j) of this Agreement) and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Secured Obligations and any other Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 (including the Senior Subordinated Notes described therein), and extensions, renewals and replacements of any Indebtedness permitted under this clause (b) with Indebtedness of a similar type; provided that, except for other Subordinated Indebtedness permitted by Section 6.01(h), (i) the principal amount of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the Weighted Average Life to Maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not less favorable (taken as a whole, as determined by the Administrative Agent) to the obligor or obligors thereunder than the original terms of such Indebtedness and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment or Liens to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness (any extended, renewed or replacement Indebtedness having the attributes referred to in the preceding clauses (i) through (vi) being referred to as “Refinancing Indebtedness”);

(c) Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 6.04(g), (ii) Indebtedness of the Company or any Subsidiary to a Loan Party shall be subject to a first priority Lien in favor of the Administrative Agent

(for itself and the Holders of Secured Obligations) as Collateral for the Secured Obligations and (iii) Indebtedness of any Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary; provided that (i) the Indebtedness so guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the Company or the applicable Subsidiary on the same terms as the Indebtedness so guaranteed is subordinated to the Secured Obligations;

(e) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $20,000,000 at any time outstanding;

(f) Indebtedness of the Company or any Subsidiary incurred pursuant to Permitted Receivables Facilities; it being understood and agreed that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $100,000,000 at any time outstanding;

(g) Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit;

(h) other Subordinated Indebtedness (for the avoidance of doubt, subject to the terms and conditions in the definition thereof); provided that the Company shall have demonstrated to the Administrative Agent’s reasonable satisfaction that, after giving effect to the incurrence of such Subordinated Indebtedness, the Company and its Subsidiaries are in compliance on a pro forma basis with the covenants contained in Sections 6.14 and 6.15 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such Subordinated Indebtedness had been incurred on the first day of each relevant period for testing such compliance; and

(i) other Indebtedness of the Company and its Subsidiaries, not otherwise permitted by this Section, at any time outstanding not exceeding 15% of Consolidated Net Worth; provided that the aggregate principal amount of Indebtedness of the Company’s Subsidiaries that are not Loan Parties permitted by this clause (i) shall not exceed at any time outstanding $40,000,000 minus the amount of intercompany Indebtedness incurred by such Subsidiaries pursuant to clause (c) above.

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof permitted by Section 6.01;

(c) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness (including Capitalized Lease Obligations) permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(d) Liens on Permitted Receivables Facility Assets in connection with or to secure Indebtedness arising under Permitted Receivables Facilities;

(e) customary bankers’ Liens and rights of setoff arising by operation of law and incurred on deposits made in the ordinary course of business;

(f) Liens securing the Secured Obligations in favor of the Administrative Agent for the benefit of itself and the Holders of Secured Obligations created pursuant to any Loan Document;

(g) Liens in favor of the Company or any Subsidiary securing Indebtedness of the Company or a Subsidiary permitted under Section 6.01(c); provided, that any such Liens on assets of a Loan Party shall be subordinated in a manner acceptable to the Administrative Agent to Liens in favor of the Administrative Agent for the benefit of itself and the Holders of Secured Obligations created pursuant to any Loan Document;

(h) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any of its Subsidiaries; provided that such Liens (i) were in existence prior to the contemplation of such merger or consolidation, (ii) do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary and (iii) shall secure only those obligations which it secures on the date such Person is merged with or into or consolidated with into the Company or such Subsidiary;

(i) Liens on property (including Equity Interests) existing at the time of acquisition of the property by the Company or any of its Subsidiaries, provided that such Liens (i) were in existence prior to the contemplation of such acquisition, (ii) do not extend to any property other than that acquired and (iii) shall secure only those obligations which it secures on the date of such acquisition;

(j) Liens upon specific items of inventory or other goods in transit and proceeds thereof securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business; provided, that the aggregate value of all inventory and other goods securing such obligations shall not exceed $20,000,000 at any time;

(k) to the extent constituting Liens, precautionary financing statements with respect to a lessor’s rights in and to personal property leased under operating leases (but not Capitalized Leases) to the Company or any of its Subsidiaries in the ordinary course of the Company or the Subsidiary’s business and only covering the property so leased;

(l) Liens granted by a Subsidiary in favor of a licensor under any intellectual property license agreement entered into by such Subsidiary, as licensee, in the ordinary course of such Subsidiary’s business; provided that (i) such Liens do not encumber any property other than the intellectual property licensed by such Subsidiary pursuant to the applicable license agreement and the property manufactured or sold by such Subsidiary utilizing such intellectual property and (ii) the value of the property subject to such Liens does not, at any time, exceed $10 million in the aggregate for all such licenses;

(m) Liens securing permitted Refinancing Indebtedness with respect to any permitted Indebtedness secured by Liens permitted by clause (h); provided that, for the avoidance of doubt, such Liens do not extend to any property other than the property which secured the Indebtedness so refinanced and the principal amount of such Indebtedness shall not be increased; and

(n) other Liens securing Indebtedness having an aggregate principal amount not to exceed $50,000,000 at any time.

SECTION 6.03. Fundamental Changes.

(a) The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose (including pursuant to a Sale and Leaseback Transaction) of (in one transaction or in a series of transactions) any of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i) any Person may merge into the Company in a transaction in which the Company is the surviving corporation;

(ii) any Person (other than the Company) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary; provided, that if any party to such merger is a Subsidiary that is a Borrower or a Subsidiary Guarantor, the surviving entity shall be or become a Borrower or a Subsidiary Guarantor, as the case may be, concurrently with such merger;

(iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; and

(iv) any Asset Sale permitted pursuant to Section 6.10 may be consummated;

provided that any merger described in this Section 6.03(a) involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than Permitted Businesses.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger)

any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments by the Company and its Subsidiaries existing on the date hereof in the capital stock of their respective Subsidiaries, as set forth on Schedule 3.01;

(c) (i) payroll, travel and similar loans and advances to employees and officers of the Company and its Subsidiaries for bona fide business purposes incurred in the ordinary course of business and consistent with past practice or (ii) other loans and advances to employees and officers of the Company and its Subsidiaries (including to fund such person’s purchase of Equity Interests of the Company pursuant to compensatory plans) approved by the board of directors in good faith; provided, that the aggregate principal amount of all such loans and advances described in this clause (ii) shall not exceed $1,000,000 at any time outstanding;

(d) to the extent constituting investments, Swap Agreements entered into in the ordinary course of business and otherwise in compliance with this Agreement;

(e) investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(f) investments received in compromise or resolution of litigation, arbitration or other disputes with persons who are not Affiliates;

(g) investments made by the Company or its Subsidiaries as a result of permitted non-cash consideration received in connection with an Asset Sale made in compliance with Section 2.11 hereof;

(h) to the extent constituting investments, accounts receivable or notes receivable arising in the ordinary course of business;

(i) subject to the other restrictions in Section 6.01, loans, advances or capital contributions made by the Company to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary; provided that not more than $25,000,000 in loans, advances or capital contributions may be made and remain outstanding, during the term of this Agreement, by any Loan Party to a Subsidiary which is not a Loan Party;

(j) Guarantees constituting Indebtedness permitted by Section 6.01;

(k) investments made in connection with a Permitted Receivables Facility that is a Receivables Securitization Facility;

(l) any investment, loan or advance in any Person to the extent it consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business;

(m) Permitted Acquisitions;

(n) Permitted Payments (to the extent constituting investments);

(o) any other investment, loan or advance (other than acquisitions) made during the term of this Agreement in an aggregate amount not to exceed the greater of (A) $75 million and (B) 7.5% of the total consolidated assets of the Company and its Subsidiaries, determined in accordance with GAAP and as set forth on the Company’s most recently available internal consolidated balance sheet as of such date; and

(p) if no Default has occurred and is continuing, any other investment, loan or advance which would not cause the Permitted Payment Usage to exceed the Permitted Payment Amount.

SECTION 6.05. Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.06. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) the Company may make Permitted Payments, and (c) the Company may make Restricted Payments by means of net settlement payments pursuant to and in accordance with stock option plans or other benefit plans for management, consultants or employees of the Company and its Subsidiaries, and (d) if no Default has occurred and is continuing, the Company may make additional Restricted Payments if the making of such Restricted Payments would not cause the Permitted Payment Usage to exceed the Permitted Payment Amount.

SECTION 6.07. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions permitted by the terms of this Agreement solely between or among the Company and its wholly owned Subsidiaries and not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.

SECTION 6.08. Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Administrative Agent (for the benefit of itself and the other Holders of Secured Obligations) to secure the Secured Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement and the other Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and specifically identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in Permitted Receivables Facility Documents, (iv) the foregoing shall not apply to restrictions and conditions contained in any Senior Subordinated Note Indenture in respect of Senior Subordinated Notes to the extent such restrictions and conditions are no more restrictive than those set forth in the 2010 Indenture (as determined by the Administrative Agent); provided, that at all times the Secured Obligations shall constitute “Senior Debt” and “Designated Senior Debt” (or other terms of like import) permitted to be incurred under any Senior Subordinated Note Indenture and the Liens created pursuant to the Loan Documents securing the Secured Obligations shall constitute permitted Liens thereunder, and such Liens shall not be required to be shared equally and ratably with the holders of any Senior Subordinated Notes, (v) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vii) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09. Changes in Fiscal Year. The Company will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Effective Date.

SECTION 6.10. Asset Sales. The Company will not, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose (including pursuant to a Sale and Leaseback Transaction) of any property or asset of the Company or any of its Subsidiaries (including a disposition of Equity Interests of any Subsidiary) other than:

(a) sales or other dispositions of inventory in the ordinary course of business;

(b) sales or other dispositions of used, obsolete, worn-out or surplus equipment or property in the ordinary course of business;

(c) sales or transfers of Permitted Receivables Facility Assets under and in accordance with the terms of Permitted Receivables Facilities;

(d) other sales, transfers, leases or other dispositions (including pursuant to a Sale and Leaseback Transaction) of assets for fair value not exceeding 40% of the Consolidated Total Assets Basket in an aggregate amount during the term of this Agreement; provided, that (i) such sale, transfer, lease or other disposition is for at least 75% cash consideration; provided, that any consideration in the form of Productive Assets received by a Loan Party constituting Collateral that is subject to a first priority perfected Lien in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations (other than Equity Interests of a Subsidiary unless the assets of such Subsidiary are also subject to such Lien) shall be deemed to be cash for purposes of this provision; provided, further, that, asset sales generating consideration in an aggregate amount not to exceed $10,000,000 (as identified by the Company to the Administrative Agent) shall not be subject to the foregoing 75% cash consideration requirement (it being understood and agreed, for the avoidance of doubt that any non-cash consideration received in connection with any such sale, transfer, lease or other disposition (including, without limitation, any promissory note or other instrument) shall be pledged to the Administrative Agent for the benefit of the Holders of Secured Obligations in accordance with (and to the extent required by) the terms of this Agreement and the Collateral Documents); and (ii) with respect to any sale, lease or disposition of assets pursuant to this Section 6.10(d), (x) the Net Proceeds of such sale or other disposition of assets are applied and the Aggregate Revolving Commitment is reduced, in each case to the extent required by Section 2.11(b) and (y) at the time of such sale or other disposition, and immediately after giving effect thereto, no Default shall have occurred and be continuing.

SECTION 6.11. Leases. The Company will not permit Operating Lease Obligations of the Company and its Subsidiaries, determined as of the end of each of its fiscal quarters ending on or after June 26, 2010 for the most recently ended 4 consecutive fiscal quarters (including such fiscal quarter end), to exceed $60,000,000. The Company will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction except to the extent that the underlying sale, lease, Indebtedness, Liens (if applicable) or any other component of the transaction is otherwise permitted hereunder.

SECTION 6.12. Payments and Modification of Subordinated Indebtedness. The Company will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents other than (i) any Permitted Payment and (ii) if no Default has occurred and is continuing, the Company may make voluntary prepayments in respect of such Subordinated Indebtedness if the making of such prepayment would not cause the Permitted Payment Usage to exceed the Permitted Payment Amount, in each case made in full compliance with any and all subordination provisions applicable to such Subordinated Indebtedness. Furthermore, the Company will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

(a) increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;

(b) shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

(c) shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

(d) increases the rate of interest accruing on such Indebtedness;

(e) provides for the payment of additional fees or increases existing fees;

(f) amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Company or any Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Company or such Subsidiary or which is otherwise materially adverse to the Borrower, any Subsidiary and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on the Company or such Subsidiary or which requires the Company or such Subsidiary to comply with more restrictive financial ratios or which requires the Company or such Subsidiary to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or

(g) amends, modifies or adds any affirmative covenant in a manner which (i) when taken as a whole, is materially adverse to the Borrower, any Subsidiary and/or the Lenders or (ii) is more onerous than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement.

SECTION 6.13. Capital Expenditures. The Company will not, nor will it permit any Subsidiary to, expend, or be committed to expend, in excess of $75,000,000 (the “Maximum Capital Expenditures Amount”) for Capital Expenditures of the Company and its Subsidiaries during any fiscal year of the Company; provided that the Maximum Capital Expenditures Amount for any fiscal year shall be increased by an amount equal to the excess, if any (but in no event more than $10,000,000), of the Maximum Capital Expenditures Amount for the previous fiscal year (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Capital Expenditures for such previous fiscal year.

SECTION 6.14. Non-Guarantor Subsidiaries; Guarantors Under Senior Subordinated Notes. The Company shall not permit (a) the portion of Consolidated EBITDA represented by Subsidiaries which are not Subsidiary Guarantors to exceed ten percent (10%) of the Company’s Consolidated EBITDA or (b) the total assets of the Subsidiaries which are not Subsidiary Guarantors to be equal to or greater than ten percent (10%) of the Company’s Consolidated Total Assets. In addition, the Company shall not at any time permit any Subsidiary to guaranty any other Indebtedness of a Borrower (including, without limitation, the obligations under any Senior Subordinated Note Indenture and/or any Senior Subordinated Notes) unless and until such Subsidiary has become a Subsidiary Guarantor pursuant to, and in accordance with the terms of, Sections 5.09 and 5.10 hereof.

SECTION 6.15. Financial Covenants.

(a) Minimum Interest Coverage Ratio. The Company will not permit the ratio, determined as of the end of each of its fiscal quarters ending on and after June 26, 2010 for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than 2.75 to 1.00.

(b) Maximum Senior Secured Leverage Ratio. The Company will not permit the ratio, determined as of the end of each of its fiscal quarters ending on and after June 26, 2010, of (i) Consolidated Senior Secured Indebtedness as of the last day of such fiscal quarter to (ii) Consolidated EBITDA for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter (such ratio, the “Senior Secured Leverage Ratio”), all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than:

i. 2.00 to 1.00 as of the last day of any fiscal quarter (other than any fiscal quarter ending on or about March 31); and

ii. 2.25 to 1.00 as of the last day of any fiscal quarter ending on or about March 31.

Notwithstanding the foregoing, if during any fiscal quarter (the “Trigger Quarter”), an Acquisition Trigger Event shall have occurred, then the Senior Secured Leverage Ratio may be greater than 2.00 to 1.00 but shall not exceed (i) 2.50 to 1.00 as of the last day of the Trigger Quarter and the first fiscal quarter following the Trigger Quarter and (ii) 2.25 to 1.00 for the second and third fiscal quarters following the Trigger Quarter (or 2.50 to 1.00 if such second or third fiscal quarter after such Trigger Quarter is a fiscal quarter ending on or about March 31); provided that, the Senior Secured Leverage Ratio shall return to less than or equal to 2.00 to 1.00 as of the last day of the fourth fiscal quarter after such Trigger Quarter (or 2.25 to 1.00 if such fourth fiscal quarter after such Trigger Quarter is a fiscal quarter ending on or about March 31); provided, further, that following the occurrence of a Trigger Quarter, no subsequent Trigger Quarter shall be permitted to occur for purposes of this covenant calculation until the fifth fiscal quarter following the preceding Acquisition Trigger Event.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) (i) the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to organizational existence), 5.08, 5.09 or 5.10 or in Article VI or X or (ii) any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or the Company or any Loan Party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder not otherwise permitted hereunder;

(e) any Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) written notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender) or (ii) the date on which an officer of the Company knew or should have known of such failure;

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after all applicable grace periods;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, winding up, dissolution, liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking bankruptcy, winding up, dissolution, liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof (excluding amounts to the extent covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and with respect to which such insurer has been notified, and has not disputed the claim made for payment), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment, and the same shall remain undischarged, unstayed (including pursuant to an appeal), unvacated or unbonded, as appropriate, for a period of sixty (60) consecutive days;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document; or

(o) any Loan Document shall fail to remain in full force or effect or any action shall be taken or shall be failed to be taken to discontinue or to assert the invalidity or unenforceability of, or which results in the discontinuation or invalidity or unenforceability of, any Loan Document or any Lien in favor of the Administrative Agent under the Loan Documents, or such Lien shall not have the priority contemplated by the Loan Documents; or

(p) the subordination provisions of any Senior Subordinated Notes or any Senior Subordinated Note Indenture shall fail to be enforceable against the holders thereof in accordance with their terms;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the Uniform Commercial Code.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, and on behalf of the Holders of Secured Obligations, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or its counsel.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Loan Document or any related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Co-Documentation Agent, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

Except with respect to the exercise of setoff rights of any Lender, including the Issuing Bank, in accordance with Section 9.08, the proceeds of which are applied in accordance with this Agreement and the other Loan Documents, and subject to the agreements in the second succeeding paragraph, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or other Loan Party with respect to any Loan Document without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

The Lenders, including the Issuing Bank, are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan or any Letter of Credit after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Holders of Secured Obligations. The Administrative Agent is further authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any intercreditor agreements necessary or appropriate to subordinate Subordinated Indebtedness to the Secured Obligations. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(d); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Company to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

The acknowledgments and agreements of any Lender in this Article VIII shall be deemed to be made by such Lender on behalf of itself and its Affiliates. For purposes of such acknowledgements and agreements, the term “Lender” shall include the Issuing Bank.

Each Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Holders of Secured Obligations, hereby irrevocably constitute the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by each Borrower or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of any Borrower or any Subsidiary under any bond, debenture or similar title of indebtedness issued by any Borrower or any Subsidiary in connection with this Agreement, and agree that the Administrative Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by any Borrower or any Subsidiary and pledged in favor of the Holders of Secured Obligations in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), JPMorgan Chase Bank, National Association, as Administrative Agent may acquire and be the holder of any bond issued by any Borrower or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Borrower or any Subsidiary).

The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Holders of Secured Obligations including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Company as ultimate parent of any subsidiary of the Company which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Company or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations, and any payment to the Holders of Secured Obligations in satisfaction of the Obligations shall - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.

The parties hereto acknowledge and agree for the purposes of taking and ensuring the continuing validity of German law governed pledges (Pfandrechte) with the creation of parallel debt obligations of the Company and its Subsidiaries as will be further described in a separate German law governed parallel debt undertaking. The Administrative Agent shall (i) hold such parallel debt undertaking as fiduciary agent (Treuhaender) and (ii) administer and hold as fiduciary agent (Treuhaender) any pledge created under a German law governed Collateral Document which is created in favor of any Secured Party or transferred to any Secured Party due to its accessory nature (Akzessorietaet), in each case in its own name and for the account of the Holders of Secured Obligations. Each Lender, on its own behalf and on behalf of its affiliated Holders of Secured Obligations, hereby authorizes the Administrative Agent to enter as its agent in its name and on its behalf into any German law governed Collateral Document, to accept as its agent in its name and on its behalf any pledge under such Collateral Document and to agree to and execute as agent its in its name and on its behalf any amendments, supplements and other alterations to any such Collateral Document and to release any such Collateral Document and any pledge created under any such Collateral Document in accordance with the provisions herein and/or the provisions in any such Collateral Document.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Borrower, to it c/o Central Garden & Pet Company, 1340 Treat Boulevard, Suite 600, Walnut Creek, California 94597, Attention of Chief Financial Officer (Facsimile No. (925) 947-0918);

(ii) if to the Administrative Agent, (A) in the case of Borrowings by the Company denominated in Dollars, to JPMorgan Chase Bank, National Association, Loan and Agency Services Group, 10 South Dearborn Street, 19th Floor, Suite IL1-0010, Chicago, Illinois 60603-2003, Attention of April Yebd (Facsimile No. (312) 385-7096) and (B) in the case of Borrowings by any Foreign Subsidiary Borrower or Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of Claire Johnson (Facsimile No. 44 207 777 2360);

(iii) if to the Issuing Bank, to it at JPMorgan Chase Bank, National Association, Global Trade Services, Regional Processing Center, 333 South Grand Avenue, Suite 3600, Los Angeles, California, Attention of Danny Blagojevic, Vice President & Manager, (Facsimile No. (213) 621-8079);

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, National Association, Loan and Agency Services Group, 10 South Dearborn Street, 19th Floor, Suite IL1-0010, Chicago, Illinois 60603-2003, Attention of April Yebd (Facsimile No. (312) 385-7096); and

(v) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.20, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than (a) a waiver of the application of the default rate of interest pursuant to Section 2.13(c) hereof or (b) as a result of a change in the definition of Total Leverage Ratio or any of the components thereof or the method of calculation thereof), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) other than pursuant to a transaction permitted by the terms of this Agreement or any other Loan Document, (x) release all or substantially all of the Collateral or (y) release the Company or all or substantially all of the Subsidiary Guarantors from, their respective obligations under Article X or the Subsidiary Guaranties, as applicable, without the written consent of each Lender or (vii) amend, waive or modify Section 2.24 without the prior written consent of the Required Lenders, the Administrative

Agent, the Issuing Bank and the Swingline Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers to each relevant Loan Document (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to Section 2.20) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Administrative Agent, (ii) constituting property being sold or disposed of if the Company certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Company or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may, at is sole cost and expense, elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(f) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other

Loan Documents as may be reasonably necessary or advisable to cure any ambiguity, omission, mistake, defect or inconsistency in order to more accurately reflect the intent of the parties.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Company shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers and their Affiliates, including the reasonable, documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as IntraLinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented, out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Company under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with (i) lien searches, (ii) taxes, fees and other charges for filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens and the Collateral and (iii) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take.

(b) The Company shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or agreement or instrument contemplated hereby or thereby, the performance by the parties of this Agreement or any other Loan Document of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or the material breach of any express material obligation in the Loan Documents by such Indemnitee.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender or any Related Party of any of

them under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Revolving Credit Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section and (iii) notwithstanding anything to the contrary herein, no Lender may assign or otherwise transfer its rights or obligations hereunder in connection with a Revolving Commitment or the Revolving Loans to the Borrower or any of the Borrower’s Affiliates or Subsidiaries. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

i. the Company; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice; provided, further, that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

ii. the Administrative Agent; and

iii. the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

i. except in the case of an assignment to a Lender, an Affiliate or a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the lesser of $5,000,000 and the remaining amount of such Lender’s Revolving Credit Exposure or Revolving Commitment, unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

ii. each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

iii. the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except in the case of an assignment from a Lender to an Affiliate, or an Approved Fund, of such Lender); and

iv. the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its affiliates, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(ii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iii) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Company, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time,

to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all of the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under any Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender or the Borrower may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction or against any Lender, as the case may be.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Foreign Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Subsidiary Guarantor which is a Foreign Subsidiary). Said designation and appointment shall be irrevocable by each such Foreign Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Foreign Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.23. Each Foreign Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Foreign Subsidiary Borrower at its address set forth in the Borrowing Subsidiary Agreement to which it is a party or to any other address of which such Foreign Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each Foreign Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Subsidiary Borrower. To the extent any Foreign Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Subsidiary Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality.

(a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Company or any of its Subsidiaries. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS (AND THEIR AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 9.14. Confirmation of Co-Obligors. Each of the Subsidiary Guarantors hereby enters into this Agreement in order to ratify and affirm its obligations under the Subsidiary Guaranty that such Subsidiary Guarantor is a co-obligor, jointly and severally with the Borrowers and the other Subsidiary Guarantors, with respect to the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Secured Obligations, including, without limitation, (i) the principal of and interest on each Loan made to any Borrower for the benefit of the Company, such Borrower and/or such Subsidiary Guarantor pursuant to this Agreement (it being acknowledged and agreed by the Administrative Agent and each Lender that Loans being made to any Borrower hereunder may be further advanced to one or more Subsidiary Guarantors by such Borrower), (ii) obligations owing under or in connection with Letters of Credit (it being acknowledged and agreed by the Administrative Agent and each Lender that Letters of Credit being issued for the benefit of a Borrower hereunder may in fact be for the benefit of one or more Subsidiary Guarantors), (iii) all other amounts payable by any Borrower under this Agreement and the other Loan Documents, including, without limitation, all obligations under any Swap Agreement and any Banking Services Agreement, and

(iv) the punctual and faithful performance, keeping, observance, and fulfillment by any Borrower of all of the agreements, conditions, covenants, and obligations of such Borrower contained in the Loan Documents.

SECTION 9.15. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

ARTICLE X

Company Guarantee

In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Secured Obligations of such other Borrowers. The Company further agrees that the due and punctual payment of such Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Secured Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Secured Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Secured Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Secured Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Secured Obligations; (g) the enforceability or validity of the Secured Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Secured Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Secured Obligations, for any reason related to this Agreement, any Swap Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Secured Obligations, of any of the Secured Obligations or otherwise affecting any term of any of the Secured Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

Without limiting the waivers in the foregoing paragraph, the Company hereby further waives:

(a) any defense arising by reason of or deriving from (1) an election of remedies by the Administrative Agent and the Holders of Secured Obligations or (2) any election by the Administrative Agent and the Holders of Secured Obligations under Section 1111(b) of the Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) to limit the amount of, or any collateral securing, its claim against the Company or any other guarantor of the Secured Obligations;

(b) pursuant to California Civil Code Section 2856, all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Company’s rights of subrogation and reimbursement against any other Borrower or guarantor of the Secured Obligations;

(c) the benefits of Section 2815 of the California Civil Code (or any similar law in any other jurisdiction) purporting to allow a guarantor to revoke a continuing guaranty with respect to any transactions occurring after the date of the guaranty; and

(d) the Company’s right, under Sections 2845 or 2850 of the California Civil Code, or otherwise, to require the Administrative Agent and the other Holders of Secured Obligations to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Holders of Secured Obligations has or may have against any other Borrower or guarantor of the Secured Obligations or any third party, or against any collateral provided by any other guarantor of the Secured Obligations, or any third party; and the Company further waives any defense arising by reason of any disability or other defense (other than the defense that the Secured Obligations shall have been fully and finally performed and indefeasibly paid) of any other Borrower or guarantor of the Secured Obligations or by reason of the cessation from any cause whatsoever of the liability of such other Borrowers or guarantors in respect thereof.

WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS GUARANTEE, THE COMPANY HEREBY ABSOLUTELY, KNOWINGLY, UNCONDITIONALLY, AND EXPRESSLY WAIVES AND AGREES NOT TO ASSERT ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2825, 2839, 2845, 2848, 2849, AND 2850, AND CALIFORNIA UNIFORM COMMERCIAL CODE SECTIONS 3116, 3118, 3119, 3419, 3605.

In accordance with Section 9.09 hereof, this Agreement shall be construed in accordance with and governed by the law of the state of New York. The foregoing referenced provisions of California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the referenced provisions of California law are in any way applicable to this Agreement or to any of the Secured Obligations.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Secured Obligations, any impossibility in the performance of any of the Secured Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, the Issuing Bank or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, the Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, the Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of such Secured Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Secured Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Secured Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, the Issuing Bank or any Lender, disadvantageous to the Administrative Agent, the Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Secured Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, the Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Secured Obligations owed by such Borrower to the Administrative Agent, the Issuing Bank and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Secured Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CENTRAL GARDEN & PET COMPANY, as the Company

By:	/s/ Stuart W. Booth
Name:	Stuart W. Booth
Title:	Senior Vice President, Chief Financial Officer and Secretary

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

ALL-GLASS AQUARIUM CO., INC.
B2E BIOTECH, LLC
B2E CORPORATION
FARNAM COMPANIES, INC.
FOUR PAWS PRODUCTS, LTD.
CEDAR WORKS, LLC
GRANT LABORATORIES, INC.
GRO TEC, INC.
GULFSTREAM HOME & GARDEN, INC.
INTERPET USA, LLC
KAYTEE PRODUCTS INCORPORATED
MATSON, LLC
MATTHEWS REDWOOD AND NURSERY SUPPLY, INC.
NEW ENGLAND POTTERY, LLC
PENNINGTON SEED, INC.
PENNINGTON SEED, INC. OF NEBRASKA
PETS INTERNATIONAL, LTD.
SEEDS WEST, INC.
T.F.H. PUBLICATIONS, INC.
WELLMARK INTERNATIONAL, each as a Subsidiary Guarantor

By:	/s/ Stuart W. Booth
Name:	Stuart W. Booth

Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Pennington Seed, Inc.

Secretary of Pets International, Ltd.

Senior Vice President and Secretary of T.F.H. Publications, Inc.

Treasurer, Chief Financial Officer, and Secretary of Gulfstream Home & Garden, Inc.

Vice President and Assistant Secretary of Kaytee Products Incorporated

Vice President, Chief Financial Officer and Secretary of Four Paws Products, Ltd., Grant Laboratories, Inc., Matthews Redwood and Nursery Supply, Inc. and New England Pottery, LLC

Vice President – Finance, Chief Financial Officer and Secretary of Matson, LLC

Vice President – Finance and Assistant Secretary of Pennington Seed, Inc. of Nebraska and Seeds West, Inc.

Vice President – Finance and Secretary of B2E Biotech, LLC, B2E Corporation, Interpet USA, LLC and Wellmark International

Vice President, Finance and Assistant Secretary for All Glass Aquarium Co., Inc., Cedar Works, LLC and Gro Tec, Inc.

Vice President, Finance, Secretary and Treasurer of Farnam Companies, Inc.

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent, the Issuing Bank, the Swingline Lender and a Lender

By:	/s/ Alex Rogin
Name:	Alex Rogin
Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

SUNTRUST BANK,
as Syndication Agent and a Lender

By:	/s/ E. Donald Besch, Jr.
Name:	E. Donald Besch, Jr.
Title:	Managing Director

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

BANK OF THE WEST,
as a Co-Documentation Agent and a Lender

By:	/s/ Phitsanu J. Kochaphum
Name:	Phitsanu J. Kochaphum
Title:	Regional Vice President

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

GENERAL ELECTRIC CAPITAL CORPORATION,
as a Co-Documentation Agent and a Lender

By:	/s/ Ankur Gupta
Name:	Ankur Gupta
Title:	Its Duly Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

COBANK, ACB,
as a Lender

By:	/s/ Hal Nelson
Name:	Hal Nelson
Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ J. Casey Cosgrove
Name:	J. Casey Cosgrove
Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A. “RABOBANK INTERNATIONAL” NEW YORK BRANCH, as a Lender

By:	/s/ Steven Cashiola
Name:	Steven Cashiola
Title:	Vice President

By:	/s/ Rebecca O. Morrow
Name:	Rebecca O. Morrow
Title:	Executive Director

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

UNION BANK, N.A.,
as a Lender

By:	/s/ Eric Stern
Name:	Eric Stern
Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Kurban H. Merchant
Name:	Kurban H. Merchant
Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

CIBC INC.,
as a Lender

By:	/s/ Eoin Roche
Name:	Eoin Roche
Title:	Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Erin Morrissey
Name:	Erin Morrissey
Title:	Vice President

By:	/s/ Enrique Landaeta
Name:	Enrique Landaeta
Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement and will not be a party to this Agreement.

Farm Credit Services of America, PCA, as a Departing Lender

By	/s/ Steven L. Moore
Name: Steven L. Moore
Title: Vice President

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement and will not be a party to this Agreement.

WELLS FARGO BANK, N.A., as a Departing Lender

By	/s/ Lacy Houstoun
Name: Lacy Houstoun
Title: Vice President

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement and will not be a party to this Agreement.

Harris, N.A., as a Departing Lender

By	/s/ Scott W. Morris
Name: Scott W. Morris
Title: Vice President

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement and will not be a party to this Agreement.

ING Capital LLC, as a Departing Lender

By	/s/ Dan Lamprecht
Name: Dan Lamprecht
Title: Managing Director

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement and will not be a party to this Agreement.

GreenStone Farm Credit Services, ACA/FLCA, as a Departing Lender

By	/s/ Curtis Flammini
Name: Curtis Flammini
Title: Vice President

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement and will not be a party to this Agreement.

HSBC Bank USA, N.A., as a Departing Lender

By	/s/ David Hants
Name: David Hants
Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement and will not be a party to this Agreement.

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK (f/k/a Calyon Corporate & Investment Bank, as a Departing Lender For purposes of acknowledging Section 1.07 only

By	/s/ David Cagle
Name: David Cagle
Title: Managing Director

By	/s/ Blake Wright
Name: Blake Wright
Title: Managing Director

Signature Page to Amended and Restated Credit Agreement

Central Garden & Pet Company

SCHEDULE 2.01

COMMITMENTS

Revolving Commitments

LENDER	REVOLVING COMMITMENT
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION	$37,500,000
SUNTRUST BANK	$37,500,000
BANK OF THE WEST	$32,500,000
GENERAL ELECTRIC CAPITAL CORPORATION	$32,500,000
COBANK, ACB	$30,000,000
BANK OF AMERICA, N.A.	$20,000,000
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL” NEW YORK BRANCH	$20,000,000
UNION BANK OF CALIFORNIA, N.A.	$20,000,000
U.S. BANK NATIONAL ASSOCIATION	$20,000,000
CIBC, INC.	$15,000,000
DEUTSCHE BANK AG NEW YORK BRANCH	$10,000,000

AGGREGATE REVOLVING COMMITMENT	$275,000,000

SCHEDULE 2.02

MANDATORY COST

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan in Pounds Sterling:

AB + C(B – D) + E x 0.01	per cent. per annum
100 – (A + C )

(b)	in relation to a Loan in any currency other than Pounds Sterling:

E x 0.01	per cent. per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(c) payable for the relevant Interest Period on the Loan).

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)	“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f)	“Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, National Association.

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h)	“Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Loan Documents.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of

2

charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and

(j)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Company and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

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EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1 ]

3.	Borrowers:	Central Garden & Pet Company and certain Subsidiary Borrowers

[1]	Select as applicable.

CH1 5333644v.4

4.	Administrative Agent:	JPMorgan Chase Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of June 25, 2010 among Central Garden & Pet Company, the Subsidiary Borrowers from time to time parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and the other agents parties thereto.

6.	Assigned Interest:

Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Revolving Commitment/ Loans Assigned	Percentage Assigned of Revolving Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][3] Accepted:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent and Issuing Bank

By:
Title:

[Consented to:][4]

CENTRAL GARDEN & PET COMPANY

By:
Title:

[3]	To be added only if the consent of the Administrative Agent and/or the Issuing Bank is required by the terms of the Credit Agreement.

[4]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the

Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B-1

FORM OF

OPINION OF LOAN PARTIES’ COUNSEL

[Attached]

EXHIBIT B-2

FORM OF

OPINION OF LOAN PARTIES’ LOCAL U.S. COUNSEL

[Attached]

1

EXHIBIT C

FORM OF

COMMITMENT AND ACCEPTANCE

Dated [            ]

Reference is made to the Amended and Restated Credit Agreement dated as of June 25, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Central Garden & Pet Company (the “Company”), the Subsidiary Borrowers from time to time party thereto, the financial institutions party thereto (the “Lenders”), and JPMorgan Chase Bank, National Association in its capacity as contractual representative for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

Pursuant to Section 2.20 of the Credit Agreement, the Company has requested [an [additional] tranche of Incremental Term Loans in the amount of $            ] [and] [an increase in the Aggregate Revolving Commitment from $             to $            ]. Such [tranche of Incremental Term Loans] [and] [increase in the Aggregate Revolving Commitment] is to become effective on the date (the “Effective Date”) which is the later of (i)             ,              and (ii) the date on which the conditions precedent set forth in Section 2.20 in respect of such increase have been satisfied. In connection with such requested [tranche of Incremental Term Loans] [and] [increase in the Aggregate Revolving Commitment], the Company, the Administrative Agent and              (the “Accepting Bank”) hereby agree as follows:

1. Effective as of the Effective Date, [the Accepting Bank shall become a party to the Credit Agreement as a Lender and shall have all of the rights and obligations of a Lender thereunder and shall thereupon have a [Term Loan] [and] [Revolving] Commitment under and for purposes of the Credit Agreement in an amount equal to the] [the [Term Loan] [and] [Revolving] Commitment of the Accepting Bank under the Credit Agreement shall be increased from $             to the] amount set forth opposite the Accepting Bank’s name on the signature page hereof.

[2. The Accepting Bank hereby (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as contractual representative on its

1

behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.]

3. The Company hereby represents and warrants that as of the date hereof and as of the Effective Date, (a) all representations and warranties shall be true and correct in all material respects as though made on such date, other than representations given as of a particular date, in which case they shall be true and correct as of that date and (b) no event shall have occurred and then be continuing which constitutes a Default or an Event of Default.

4. THIS COMMITMENT AND ACCEPTANCE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. This Commitment and Acceptance Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

2

IN WITNESS WHEREOF, the parties hereto have caused this Commitment and Acceptance Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CENTRAL GARDEN & PET COMPANY,
as the Company

By:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Title:

[TERM LOAN][REVOLVING] COMMITMENT	ACCEPTING BANK

$	[BANK]

By:
Title:

3

EXHIBIT D

FORM OF

WRITTEN MONEY TRANSFER INSTRUCTION

To JPMorgan Chase Bank, National Association,

as Administrative Agent under the

Credit Agreement described below.

Re:	Amended and Restated Credit Agreement, dated as of June 25, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Central Garden & Pet Company (the “Company”), the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Administrative Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Loans or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by the Company, provided, however, that the Administrative Agent may otherwise transfer funds as hereafter directed in writing by the Company in accordance with Section 9.01 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.08 of the Credit Agreement.

Customer/Account Name

Transfer Funds To

For Account No.

Reference/Attention To

CENTRAL GARDEN & PET COMPANY	Date

(Please Print)	Signature

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION	Date

(Please Print)	Signature

1

EXHIBIT E

LIST OF CLOSING DOCUMENTS

[Attached]

1

EXHIBIT F-1

FORM OF

BORROWING SUBSIDIARY AGREEMENT

BORROWING SUBSIDIARY AGREEMENT dated as of [            ], among Central Garden & Pet Company, a Delaware corporation (the “Company”), [Name of Subsidiary Borrower], a [            ] (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, National Association as Administrative Agent (the “Administrative Agent”).

Reference is hereby made to the Amended and Restated Credit Agreement dated as of June 25, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to certain Subsidiary Borrowers (collectively with the Company, the “Borrowers”), and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Subsidiary Borrower. In addition, the New Borrowing Subsidiary hereby authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement. [Notwithstanding the preceding sentence, the New Borrowing Subsidiary hereby designates the following officers as being authorized to request Borrowings under the Credit Agreement on behalf of the New Subsidiary Borrower and sign this Borrowing Subsidiary Agreement and the other Loan Documents to which the New Borrowing Subsidiary is, or may from time to time become, a party: [            ].]

Each of the Company and the New Borrowing Subsidiary represents and warrants that the representations and warranties of the Company in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct in all material respects on and as of the date hereof, other than representations given as of a particular date, in which case they shall be true and correct as of that date. [The Company and the New Borrowing Subsidiary further represent and warrant that the execution, delivery and performance by the New Borrowing Subsidiary of the transactions contemplated under this Agreement and the use of any of the proceeds raised in connection with this Agreement will not contravene or conflict with the provisions of section 151 of the Companies Act 1985 of England and Wales (as amended).]5 [INSERT OTHER PROVISIONS REASONABLY REQUESTED BY ADMINISTRATIVE

[5]	To be included only if a New Borrowing Subsidiary will be a Borrower organized under the laws of England and Wales.

AGENT OR ITS COUNSELS] The Company agrees that the Guarantee of the Company contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Subsidiary Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

CENTRAL GARDEN & PET COMPANY

By:
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY]

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT F-2

FORM OF

BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, National Association

as Administrative Agent

for the Lenders referred to below

10 South Dearborn Street

Chicago, Illinois 60603

Attention: [            ]

[Date]

Ladies and Gentlemen:

The undersigned, Central Garden & Pet Company (the “Company”), refers to the Amended and Restated Credit Agreement dated as of June 25, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Subsidiary Borrowers from time to time party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby terminates the status of [            ] (the “Terminated Borrowing Subsidiary”) as a Subsidiary Borrower under the Credit Agreement. [The Company represents and warrants that no Loans made to or Letters of Credit issued for the account of the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to and Letters of Credit issued for the account of the Terminated Borrowing Subsidiary shall have been prepaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings or request the issuance of any Letters of Credit under the Credit Agreement.]

[Signature Page Follows]

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

CENTRAL GARDEN & PET COMPANY

By:
Name:
Title:

Copy to:	JPMorgan Chase Bank, National Association
10 South Dearborn Street
Chicago, Illinois 60603

EXHIBIT G

FORM OF

PLEDGE AND SECURITY AGREEMENT (U.S.)

[Attached]

EXECUTION COPY

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Security Agreement”) is entered into as of June 25, 2010 by and among CENTRAL GARDEN & PET COMPANY (the “Company”), the Subsidiaries of the Company identified on the signature pages hereto (the “Initial Subsidiary Grantors”), and any additional Subsidiaries of the Company, whether now existing or hereafter formed or acquired which become parties to this Security Agreement from time to time by executing a Security Agreement Supplement hereto in substantially the form of Annex I (such additional Subsidiaries, together with the Company and the Initial Subsidiary Grantors, the “Grantors”), in favor of JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), for the benefit of the Holders of Secured Obligations under the Credit Agreement defined below.

PRELIMINARY STATEMENT

WHEREAS, the Company, certain Subsidiaries of the Company parties thereto as borrowers (together with the Company, the “Borrowers”), the financial institutions party thereto (collectively, the “Lenders”), and the Administrative Agent have entered into that certain Credit Agreement dated as of February 28, 2006 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, in connection with the Existing Credit Agreement, the Grantors have entered into that certain Pledge and Security Agreement, dated as of February 28, 2006 among the Grantors and the Administrative Agent (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Pledge and Security Agreement”) to secure their obligations to the Holders of Secured Obligations pursuant to the terms of the Existing Pledge and Security Agreement;

WHEREAS, the Grantors, other than the Company, have guaranteed the repayment of the Secured Obligations pursuant to that certain Guaranty dated as of February 28, 2006 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Guaranty”);

WHEREAS, the Borrowers, the Lenders and the Administrative Agent have agreed to amend and restate the Existing Credit Agreement pursuant to the certain Amended and Restated Credit Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), which Credit Agreement provides, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to or for the benefit of the Borrowers;

WHEREAS, the parties hereto wish to amend and restate the Existing Pledge and Security Agreement in its entirety;

CH1 5335463v.8

WHEREAS, in connection with the Credit Agreement, the Grantors, other than the Company, have agreed to amend and restate the Existing Guaranty to guaranty the repayment of the Secured Obligations pursuant to the certain Amended and Restated Guaranty dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”);

WHEREAS, the Company has guaranteed the repayment of the Secured Obligations pursuant to the terms of the Credit Agreement;

WHEREAS, each Grantor has agreed to grant and, to the extent applicable, reaffirm its prior grant of, a security interest in all or substantially all of its personal property and to pledge and, to the extent applicable, reaffirm its prior pledge of, its capital stock, membership interests or partnership interests in certain of its Subsidiaries to the Administrative Agent, for the benefit of the Holders of Secured Obligations, as security for the Secured Obligations and the “Guaranteed Obligations” (as defined in the Guaranty); and

WHEREAS, the Administrative Agent and the Lenders have required, as a condition, among others, to the effectiveness of the Credit Agreement and the other Loan Documents, that each Grantor execute and deliver this Security Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; AMENDMENT AND RESTATEMENT; REAFFIRMATION

1.1. Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2. Terms Defined in New York UCC. Terms defined in the New York UCC which are not otherwise defined in this Security Agreement are used herein as defined in the New York UCC unless the context requires otherwise.

1.3. Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in Article 9 of the New York UCC.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Chattel Paper” shall have the meaning set forth in Article 9 of the New York UCC.

“Collateral” means all Accounts, Chattel Paper, Commercial Tort Claims, Copyrights, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments,

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Inventory, Investment Property, letters of credit, Letter-of-Credit Rights, Licenses, Patents, Inventory, Investment Property, letters of credit, Letter-of-Credit Rights, Licenses, Patents, Pledged Deposits, Supporting Obligations, Trademarks and Other Collateral, wherever located, in which any Grantor now has or hereafter acquires any right or interest, and the proceeds (including Stock Rights), insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto. Notwithstanding anything to the contrary contained in this definition, Collateral shall not include (i) contractual rights to the extent and for so long as the grant of a security interest herein would violate the terms of the agreement under which such contractual rights arise or exist to the extent such prohibition is enforceable under applicable law, (ii) rights under governmental licenses and authorizations to the extent and for so long as the grant of a security interest therein is prohibited by law, (iii) any intent-to-use trademark or service mark application prior to the filing of a statement of use or amendment to allege use, or any other intellectual property, to the extent that applicable law or regulation prohibits the creation of a security interest or would otherwise result in the loss of rights from the creation of such security interest or from the assignment of such rights upon the occurrence and continuance of an Event of Default and (iv) ownership interests in any corporation, partnership or limited liability company that is not wholly-owned by one or more Grantors to the extent that and for so long as the grant of a security interest therein would violate the terms of any agreement among the shareholders, partners or member, as applicable, of any such Person, except in the case of each of the foregoing clauses (i) through (iv) to the extent that (x) such prohibition has been waived or such other Person has otherwise consented to the creation hereunder of a security interest in such contract or agreement, or (y) such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of Article 9 of the Uniform Commercial Code, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code) or principles of equity and provided, further that immediately upon the ineffectiveness, lapse or termination of any such provision, such Grantor shall automatically be deemed to have granted a security interest hereunder to the Administrative Agent (for the benefit of the Holders of Secured Obligations) in all of its rights, title and interest in and to such contract or agreement as if such provision had never been in effect.

“Commercial Tort Claims” means the commercial tort claims, as defined in the New York UCC, of any Grantor, including each commercial tort claim specifically described in Exhibit E.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the New York UCC.

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“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Loan Party, a banking institution holding such Loan Party’s funds, and the Administrative Agent with respect to collection and Control of all deposits and balances held in a deposit account maintained by any Loan Party with such banking institution.

“Documents” shall have the meaning set forth in Article 9 of the New York UCC.

“Equipment” shall have the meaning set forth in Article 9 of the New York UCC.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Event of Default” means an event described in Section 5.1 hereof.

“Fixtures” shall have the meaning set forth in Article 9 of the New York UCC.

“General Intangibles” shall have the meaning set forth in Article 9 of the New York UCC.

“Goods” shall have the meaning set forth in Article 9 of the New York UCC.

“Instruments” shall have the meaning set forth in Article 9 of the New York UCC.

“Intellectual Property” means all Patents, Trademarks, Copyrights and any other intellectual property.

“Inventory” shall have the meaning set forth in Article 9 of the New York UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the New York UCC.

“Letter of Credit Rights” shall have the meaning set forth in Article 9 of the New York UCC.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“New York UCC” means the New York Uniform Commercial Code as in effect from time to time.

“Other Collateral” means any property of the Grantors, not included within the defined terms Accounts, Chattel Paper, Commercial Tort Claims, Copyrights, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory,

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Investment Property, Letter-of-Credit Rights, Licenses, Patents, Pledged Deposits, Supporting Obligations and Trademarks, including, without limitation, all cash on hand, letters of credit, Stock Rights or any other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, it being intended that the Collateral include all personal property of the Grantors.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Pledged Collateral” means, with respect to each Grantor, all right, title and interest of such Grantor in, to and under the Collateral and other assets pledged to the Administrative Agent, for the benefit of the Holders of Secured Obligations, hereunder.

“Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which a Grantor may from time to time designate as pledged to the Administrative Agent or to any Holder of Secured Obligations as security for any Secured Obligations, and all rights to receive interest on said deposits.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Security” has the meaning set forth in Article 8 of the New York UCC.

“Securities Account” has the meaning set forth in Article 8 of the UCC.

“Stock Rights” means any securities, dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Pledged Collateral and any securities, any right to receive securities and any right to receive earnings, in which any Grantor now has or hereafter acquires any right, issued by an issuer of such securities.

“Supporting Obligation” shall have the meaning set forth in Article 9 of the New York UCC.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade

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dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

1.4. Amendment and Restatement. Each of the undersigned, by its signature below, hereby (i) agrees that this Security Agreement and the transactions contemplated hereby shall not limit or diminish the obligations of such Person arising under or pursuant to the Existing Pledge and Security Agreement to the extent not otherwise amended and restated herein, (ii) reaffirms all of its obligations under the Existing Pledge and Security Agreement to the extent not otherwise amended and restated herein, (iii) reaffirms all Liens on the Collateral which have been granted by it in favor of the Administrative Agent (for itself and the other Holders of Secured Obligations) pursuant to the Existing Pledge and Security Agreement as more specifically described in Section 2 below, and (iv) acknowledges and agrees that the Existing Pledge and Security Agreement and the instruments, documents and agreements executed or delivered in connection therewith to the extent not otherwise amended and restated herein or in connection with the Credit Agreement remain in full force and effect and is hereby reaffirmed, ratified and confirmed.

1.5. General Reaffirmation of Loan Documents. Each of the undersigned, by its signature below, hereby (a) acknowledges and consents to the execution and delivery of each of the instruments, documents and agreements required in connection with the Credit Agreement, (b) agrees that the Credit Agreement and the transactions contemplated thereby shall not limit or diminish the obligations of such Person arising under or pursuant to the Collateral Documents and the other Loan Documents to which it is a party, (c) reaffirms all of its obligations under the Loan Documents to which it is a party to the extent not otherwise amended and restated therein, (d) reaffirms all Liens on any collateral (including the Collateral) which have been granted by it in favor of the Administrative Agent pursuant to any of the Loan Documents, and (e) acknowledges and agrees that each Loan Document executed by it to the extent not otherwise amended and restated herein or in connection with the Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed.

ARTICLE II

GRANT OF SECURITY INTEREST

2.1. Grantor Pledge. Each of the Grantors hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the benefit of the Holders of Secured Obligations and (to the extent specifically provided herein) their Affiliates, a security interest in all of such Grantor’s right, title and interest, whether now owned or hereafter acquired, in and to

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the Collateral to secure the prompt and complete payment and performance of the Secured Obligations. For the avoidance of doubt, the grant of a security interest herein shall not be deemed to be an assignment of intellectual property rights owned by the Grantors. Notwithstanding the foregoing, the Collateral shall not include Equity Interests of any Subsidiary exceeding the Applicable Pledge Percentage with respect thereto.

2.2. Reaffirmation. Without limiting the foregoing, each of the Grantors hereby regrants, confirms, ratifies and reaffirms the Liens granted to Administrative Agent, for the benefit of the Holders of Secured Obligations, pursuant to the Existing Pledge and Security Agreement in all of its right, title, and interest in all then existing and thereafter acquired or arising Pledged Collateral (as such term is defined in the Existing Pledge and Security Agreement) in order to secure the prompt payment, performance and observance of the Secured Obligations, and confirms, ratifies and reaffirms that such Liens are continuing and are and shall remain unimpaired and continue to constitute Liens in favor of Administrative Agent, for the benefit of the Holders of Secured Obligations, with the same force, effect and priority in effect both immediately prior to and after entering into this Security Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Administrative Agent and the Holders of Secured Obligations, and each Grantor that becomes a party to this Security Agreement pursuant to the execution of a Security Agreement Supplement in substantially the form of Annex I represents and warrants (after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Security Agreement Supplement), that:

3.1. Title, Authorization, Validity and Enforceability. Each such Grantor has good and valid rights in or the power to transfer (and with respect to intellectual property rights, grant a security interest in) the Pledged Collateral owned by it and title to the Pledged Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1.6 hereof, and has full corporate, limited liability company or partnership, as applicable, power and authority to grant to the Administrative Agent the security interest in such Pledged Collateral pursuant hereto. The execution and delivery by each such Grantor of this Security Agreement has been duly authorized by proper corporate, limited liability company or partnership, as applicable, proceedings, and this Security Agreement constitutes a legal, valid and binding obligation of each such Grantor and creates a security interest which is enforceable against each such Grantor in all Pledged Collateral it now owns or hereafter acquires, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) requirements of reasonableness, good faith and fair dealing. When financing statements have been filed in the appropriate offices against each Grantor in the locations listed on Exhibit D, and filing made in the appropriate filing offices for intellectual property, the Administrative Agent will have a fully perfected first priority security interest in the Pledged Collateral owned by such Grantor in which a security interest may be perfected by filing, subject only to Liens permitted under Section 4.1.6 hereof.

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3.2. Conflicting Laws and Contracts. Neither the execution and delivery by each Grantor of this Security Agreement, the creation and perfection of the security interest in the Pledged Collateral granted hereunder, nor compliance with the terms and provisions hereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Grantor, or (ii) such Grantor’s charter, by-laws or other organizational or constitutional documents, or (iii) the provisions of any material indenture, instrument or agreement to which such Grantor is a party or is subject, or by which it, or its property may be bound or affected, or conflict with or constitute a default thereunder, or result in or require the creation or imposition of any Lien in, of or on the property of such Grantor pursuant to the terms of any such material indenture, instrument or agreement (other than any Lien of the Administrative Agent on behalf of the Holders of Secured Obligations).

3.3. Principal Location. Each Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), is disclosed in Exhibit A; such Grantor has no other places of business except those set forth in Exhibit A.

3.4. Property Locations. The Inventory, Equipment and Fixtures of each Grantor are located solely at the locations of such Grantor described in Exhibit A or in transit to or from such locations and are owned by such Grantor except for locations (i) which are leased by such Grantor as lessee and designated in Part B of Exhibit A or (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment by such Grantor as designated in Part C of Exhibit A, with respect to which Inventory held at locations containing Inventory having an aggregate value in excess of $100,000, such Grantor, at the Administrative Agent’s request shall deliver bailment agreements, warehouse receipts, financing statements or other documents reasonably satisfactory to the Administrative Agent to protect the Administrative Agent’s and the Holders of Secured Obligations’ security interest in such Inventory.

3.5. No Other Names; Etc.. Within the five-year period ending as of the date such Person becomes a Grantor hereunder, such Grantor has not conducted business under any name, changed its jurisdiction of formation, merged with or into or consolidated with any other Person, except as disclosed in Exhibit A. The name in which such Grantor has executed this Security Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization as of the date such Person becomes a Grantor hereunder.

3.6. No Event of Default. No Event of Default exists.

3.7. Accounts and Chattel Paper. The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper owned by each Grantor are and will be correctly stated in all material respects in all records of such Grantor relating thereto and in all invoices and reports with respect thereto furnished to the Administrative Agent by such Grantor from time to time. As of the time when each Account or each item of Chattel Paper arises, such Grantor shall be deemed to have represented and warranted that, to the best of such Grantor’s knowledge, such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all respects what they purport to be.

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3.8. Filing Requirements. None of the Equipment owned by any Grantor is covered by any certificate of title, except for vehicles and any vehicle having a value in excess of $100,000 is described in Part A of Exhibit B. None of the Pledged Collateral owned by such Grantor is of a type for which security interests or liens may be perfected by filing under any federal statute except for (i) aircraft and any aircraft/engines, ships, railcars and other vehicles governed by federal statute having a value in excess of $500,000 is described in Part B of Exhibit B and (ii) the Patents, Trademarks and Copyrights held by such Grantor and described in Part C of Exhibit B.

3.9. No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Pledged Collateral which has not lapsed or been terminated naming any Grantor as debtor has been filed or is of record in any jurisdiction except financing statements (i) naming the Administrative Agent on behalf of the Holders of Secured Obligations as the secured party, and (ii) in respect of Liens permitted by Section 6.02 of the Credit Agreement; provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 6.02 of the Credit Agreement.

3.10. Federal Employer Identification Number; Jurisdiction of Organization Number; Jurisdiction of Organization. Each Grantor’s federal employer identification number is, and if such Grantor is a registered organization, such Grantor’s jurisdiction of organization, type of organization and jurisdiction of organization identification number is listed on Exhibit F.

3.11. Pledged Securities and Other Investment Property. Exhibit C sets forth a complete and accurate list of the Instruments, Securities and other Investment Property constituting Collateral and delivered to the Administrative Agent. Each Grantor is the direct and beneficial owner of each Instrument, Security and other type of Investment Property listed on Exhibit C as being owned by it, free and clear of any Liens, except for the security interest granted to the Administrative Agent for the benefit of the Holders of Secured Obligations hereunder or as permitted by Section 6.02 of the Credit Agreement. Each Grantor further represents and warrants that (i) all such Instruments, Securities or other types of Investment Property which are shares of stock in a corporation or ownership interests in a partnership or limited liability company have been (to the extent such concepts are relevant with respect to such Instrument, Security or other type of Investment Property) duly and validly issued, are fully paid and non-assessable and constitute the percentage of the issued and outstanding shares of stock (or other equity interests) of the respective issuers thereof indicated on Exhibit C hereto, (ii) any ownership interest in a limited partnership or limited liability company constitutes a General Intangible and shall not constitute a Security as defined in Article 8 of the UCC of the applicable jurisdiction and (iii) to the extent requested by the Administrative Agent, all such Instruments, Securities and other Investment Property constituting Collateral held by a securities intermediary are covered by a control agreement among such Grantor, the securities intermediary and the Administrative Agent pursuant to which the Administrative Agent has Control.

13.12. Intellectual Property.

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3.12.1 Part C of Exhibit B contains a complete and accurate listing as of the Effective Date of all Intellectual Property of each of the Grantors, including, but not limited to the following: (i) state, U.S. and foreign trademark registrations, applications for trademark registration and common law trademarks, (ii) U.S. and foreign patents and patents applications, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof and (iii) U.S. and foreign copyright registrations and applications for registration. All of the U.S. registrations, applications for registration or applications for issuance of the Intellectual Property that is material to such Grantor’s business are valid and subsisting, in good standing and are recorded or is in the process of being recorded in the name of the applicable Grantor.

3.12.2 Such Intellectual Property’s valid, subsisting, unexpired (where registered) and enforceable and has not been abandoned or adjudged invalid or unenforceable, in whole or in part except as could not be reasonably expected to result in a Material Adverse Effect.

3.12.3 Each of the Grantors owns, or is licensed to use, all Trademarks, tradenames, Copyrights, Patents and other Intellectual Property material to its business, and the use thereof by such Grantor does not, to the knowledge of such Grantor, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

13.13. Deposit Accounts and Securities Accounts. All of such Grantor’s Deposit Accounts and Securities Accounts are listed on Exhibit G.

ARTICLE IV

COVENANTS

From the date of this Security Agreement and thereafter until this Security Agreement is terminated pursuant to the terms hereof, each Grantor party hereto as of the date hereof agrees, and from and after the effective date of any Security Agreement Supplement in substantially the form of Annex I applicable to any Grantor (and after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Security Agreement Supplement) and thereafter until this Security Agreement is terminated pursuant to the terms hereof, each such subsequent Grantor agrees that:

4.1. General.

4.1.1 Inspection. Each Grantor will permit the Administrative Agent or any Holder of Secured Obligations, by its representatives and agents, upon reasonable prior notice (i) to inspect its respective Pledged Collateral, (ii) to examine and make copies of the records of such Grantor relating to its respective Pledged Collateral and (iii) to discuss such Grantor’s respective Pledged Collateral and the related records of such Grantor with, and to be advised as to the same by, such Grantor’s officers and employees

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(and, in the case of any Receivable, with any person or entity which is or may be obligated thereon), all at such reasonable times and intervals as the Administrative Agent or such Holder of Secured Obligations may determine, and all at such Grantor’s expense.

4.1.2 Taxes. Each Grantor will pay when due all taxes, assessments and governmental charges and levies upon the Pledged Collateral owned by such Grantor, as applicable, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP and with respect to which no Lien exists, and (ii) those which by reason of the amount involved or the remedies available to the taxing authority could not reasonably be expected to have a Material Adverse Effect.

4.1.3 Records and Reports; Notification of Default. Each Grantor shall keep and maintain complete, accurate and proper books and records with respect to the Pledged Collateral owned by such Grantor and furnish to the Administrative Agent, with sufficient copies for each of the Holders of Secured Obligations, such reports relating to its respective Pledged Collateral as the Administrative Agent shall from time to time reasonably request. Each Grantor will give prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Event of Default and of any other development, financial or otherwise, which might materially and adversely affect its respective Pledged Collateral.

4.1.4 Financing Statements and Other Actions; Defense of Title. Each Grantor hereby authorizes the Administrative Agent to file, and if requested by the Administrative Agent will execute and deliver to the Administrative Agent, all financing statements describing the Pledged Collateral owned by such Grantor and other documents and take such other actions as may from time to time reasonably be requested by the Administrative Agent in order to maintain a first priority perfected security interest in and, if applicable, Control of, the Pledged Collateral owned by such Grantor, subject to Liens permitted under Section 6.02 of the Credit Agreement; provided that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 6.02 of the Credit Agreement. Such financing statements may describe the Pledged Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure that the perfection of the security interest in the Pledged Collateral granted to the Administrative Agent herein, including, without limitation, describing, with respect to any Grantor’s financing statement, such property as “all assets” or “all personal property, whether now owned or hereafter acquired and wheresoever located, including all accessions thereto and proceeds thereof.” Each Grantor will take any and all actions reasonably necessary to defend title to the Pledged Collateral owned by such Grantor that has not otherwise been abandoned in the ordinary course of business against all persons and to defend the security interest of the Administrative Agent in such Pledged Collateral and the priority thereof against any Lien not expressly permitted hereunder or by the Credit Agreement.

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4.1.5 Disposition of Collateral. No Grantor will sell, lease or otherwise dispose of the Pledged Collateral owned by such Grantor except (i) prior to the occurrence of an Event of Default, dispositions specifically permitted pursuant to Section 6.10 of the Credit Agreement, (ii) until such time following the occurrence of an Event of Default as such Grantor receives a notice from the Administrative Agent instructing such Grantor to cease such transactions, sales or leases of Inventory in the ordinary course of business, and (iii) until such time as such Grantor receives a notice from the Administrative Agent pursuant to Article VII, proceeds of Inventory and Accounts collected in the ordinary course of business.

4.1.6 Liens. No Grantor will create, incur, or suffer to exist any Lien on the Pledged Collateral owned by such Grantor except Liens permitted pursuant to Section 6.02 of the Credit Agreement, provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 6.02 of the Credit Agreement.

4.1.7 Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. Each Grantor will:

(i)	preserve its existence and corporate structure as in effect on the Effective Date, or, with respect to Grantors that become subject hereto pursuant to an Annex I hereto, the date of such Annex I hereto;

(ii)	not change its jurisdiction of organization without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed);

(iii)	not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified on Exhibit A without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed); and

(iv)	not (i) have any Inventory, Equipment or Fixtures or proceeds or products thereof having an aggregate value in excess of $100,000 (other than Inventory and proceeds thereof disposed of as permitted by Section 4.1.5) at a location other than a location specified in Exhibit A, (ii) change its name or taxpayer identification number or (iii) change its mailing address, unless, in each such case, such Grantor shall have given the Administrative Agent not less than 30 days’ prior written notice of such event or occurrence and the Administrative Agent shall have either (x) determined that such event or occurrence will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Pledged Collateral, or (y) taken such steps (with the cooperation of such Grantor to the extent necessary or advisable) as are reasonably necessary or advisable to properly maintain the validity, perfection and priority of the Administrative Agent’s security interest in the Pledged Collateral owned by such Grantor.

4.1.8 Other Financing Statements. No Grantor will suffer to exist or authorize the filing of any financing statement naming it as debtor covering all or any portion of the

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Pledged Collateral owned by such Grantor, except any financing statement authorized under Section 4.1.4 hereof. Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection herewith without the prior written consent of the Administrative Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

4.2. Receivables.

4.2.1 Certain Agreements on Receivables. During the occurrence and continuation of an Event of Default, no Grantor will make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof. Prior to the occurrence and continuation of an Event of Default, any Grantor may reduce the amount of Accounts arising from the sale of Inventory or the rendering of services in accordance with its present policies and in the ordinary course of business and as otherwise permitted under the Credit Agreement.

4.2.2 Collection of Receivables. Except as otherwise provided in this Security Agreement, each Grantor will collect and enforce, at such Grantor’s sole expense, all amounts due or hereafter due to such Grantor under the Receivables owned by such Grantor in accordance with its present policies and in the ordinary course of business and as otherwise permitted under the Credit Agreement.

4.2.3 Delivery of Invoices. Each Grantor will deliver to the Administrative Agent immediately upon its request after the occurrence and during the continuance of an Event of Default duplicate invoices with respect to each Account owned by such Grantor bearing such language of assignment as the Administrative Agent shall specify.

4.2.4 Disclosure of Counterclaims on Receivables. If (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable evidencing an obligation in excess of $100,000 owned by such Grantor exists or (ii) to the knowledge of such Grantor, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to a Receivable evidencing an obligation in excess of $100,000, such Grantor will disclose such fact to the Administrative Agent in writing in connection with the inspection by the Administrative Agent of any record of such Grantor relating to such Receivable and in connection with any invoice or report furnished by such Grantor to the Administrative Agent relating to such Receivable.

4.3. Inventory and Equipment.

4.3.1 Maintenance of Goods. Each Grantor will do all things reasonably necessary to maintain, preserve, protect and keep the Inventory and the Equipment owned by such Grantor in good repair, working order and saleable condition (ordinary wear and tear excepted) and make all reasonably necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly

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conducted at all times, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.3.2 Titled Vehicles. Each Grantor will give the Administrative Agent notice of its acquisition of any vehicle covered by a certificate of title having a value in excess of $100,000 and will deliver to the Administrative Agent, upon request, the original of any vehicle title certificate and do all things necessary to have the Lien of the Administrative Agent noted on any such certificate.

4.4. Chattel Paper, Documents and Pledged Deposits. Each Grantor will (i) deliver to the Administrative Agent promptly upon execution of this Security Agreement the originals of all Chattel Paper evidencing an obligation in excess of $100,000 constituting Pledged Collateral (if any then exist), (ii) hold in trust for the Administrative Agent upon receipt and immediately thereafter deliver to the Administrative Agent any Chattel Paper evidencing an obligation in excess of $100,000 constituting Pledged Collateral, (iii) upon the designation of any Pledged Deposits (as set forth in the definition thereof), deliver to the Administrative Agent such Pledged Deposits which are evidenced by certificates included in the Pledged Collateral endorsed in blank, marked with such legends and assigned as the Administrative Agent shall specify, and (iv) upon the Administrative Agent’s request, after the occurrence and during the continuance of an Event of Default, deliver to the Administrative Agent (and thereafter hold in trust for the Administrative Agent upon receipt and immediately deliver to the Administrative Agent) any Document evidencing or constituting Pledged Collateral. No Grantor shall withdraw all or any portion of any Pledged Deposit or fail to rollover said Pledged Deposit without the prior written consent of the Administrative Agent.

4.5. Securities and Instruments. Each Grantor will (i) deliver to the Administrative Agent immediately upon execution of this Security Agreement the originals of all Securities and Instruments constituting Pledged Collateral (if any then exist) and (ii) hold in trust for the Administrative Agent upon receipt and immediately thereafter deliver to the Administrative Agent any Securities and Instruments constituting Pledged Collateral.

4.6. Uncertificated Securities and Certain Other Investment Property. Each Grantor will permit the Administrative Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Investment Property not represented by certificates which are Pledged Collateral owned by such Grantor to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Administrative Agent granted pursuant to this Security Agreement. Each Grantor will, upon request of the Administrative Agent, use all commercially reasonable efforts, with respect to Investment Property constituting Pledged Collateral owned by such Grantor held with a financial intermediary, to cause such financial intermediary to enter into a control agreement with the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

4.7. Stock and Other Ownership Interests.

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4.7.1 Changes in Capital Structure of Issuers. Except as permitted in the Credit Agreement, no Grantor will (i) permit or suffer any issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Pledged Collateral owned by such Grantor to dissolve, liquidate, retire any of its capital stock or other Instruments or Securities evidencing ownership, reduce its capital or merge or consolidate with any other entity, or (ii) vote any of the Instruments, Securities or other Investment Property in favor of any of the foregoing except to the extent permitted under the Credit Agreement.

4.7.2 Issuance of Additional Securities. No Grantor will permit or suffer the issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Pledged Collateral to issue any such securities or other ownership interests, any right to receive the same or any right to receive earnings, except to such Grantor.

4.7.3 Registration of Pledged Securities and other Investment Property. Each Grantor will permit any registerable Pledged Collateral owned by such Grantor to be registered in the name of the Administrative Agent or its nominee at any time at the option of the Required Lenders following the occurrence and during the continuance of an Event of Default and without any further consent of such Grantor.

4.7.4 Exercise of Rights in Pledged Securities and other Investment Property. Each Grantor will permit the Administrative Agent or its nominee at any time after the occurrence and continuance of an Event of Default, without notice, to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Collateral owned by such Grantor or any part thereof, and to receive all dividends and interest in respect of such Pledged Collateral. Unless and until an Event of Default shall have occurred and be continuing, (i) each Grantor shall be entitled to exercise all voting and other consensual rights pertaining to the Pledged Collateral for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided, however, that no Grantor will be entitled to exercise any such right if the result thereof could materially and adversely affect the rights and remedies of the Administrative Agent or Holders of Secured Obligations under this Agreement or the Credit Agreement or any other Loan Document or the ability to exercise the same, and (ii) each Grantor shall be entitled to receive and retain all dividends or interest in respect of such Pledged Collateral to the extent and only to the extent that such dividends or interest are not prohibited by the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; other than any dividends or interest resulting from a subdivision, combination or reclassification or received in exchange for Pledged Collateral, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets.

4.7.5 Interests in Limited Liability Companies and Limited Partnerships. Each Grantor agrees that no ownership interests in a limited liability company or a limited partnership which are included within the Pledged Collateral owned by such Grantor shall at any time constitute a Security under Article 8 of the UCC of the applicable jurisdiction.

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4.8. Deposit Accounts. Each Grantor will (i) upon the Administrative Agent’s request, cause each bank or other financial institution in which it maintains (a) a Deposit Account to enter into a control agreement with the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent in order to give the Administrative Agent Control of the Deposit Account to the extent it does not already possess such Control or to further evidence such Control; provided, that within ten (10) Business Days of Effective Date (or such longer period as may be consented to by the Administrative Agent), the applicable Grantors shall cause to be delivered (1) an amended and restated control agreement with respect to the Deposit Accounts identified on Exhibit G maintained at Bank of America, N.A. and (2) a new control agreement with respect to the Deposit Account identified on Exhibit G maintained at JPMorgan Chase Bank, N.A., or (b) other deposits (general or special, time or demand, provisional or final) to be notified of the security interest granted to the Administrative Agent hereunder and cause each such bank or other financial institution to acknowledge such notification in writing and (ii) after the occurrence and during the continuance of an Event of Default and upon the Administrative Agent’s request, deliver to each such bank or other financial institution a letter, in form and substance reasonably acceptable to the Administrative Agent, transferring ownership of the Deposit Account to the Administrative Agent or transferring exclusive dominion and control over each such other deposit to the Administrative Agent until such time as no Event of Default exists. In the case of deposits maintained with Lenders, the terms of such letter shall be subject to the provisions of the Credit Agreement regarding setoffs.

4.9. Letter-of-Credit Rights. Each Grantor will, upon the Administrative Agent’s request, cause each issuer of a letter of credit, to consent to the assignment of proceeds of the letter of credit in order to give the Administrative Agent Control of the letter-of-credit rights to such letter of credit.

4.10. Federal, State or Municipal Claims. Each Grantor will notify the Administrative Agent of any Pledged Collateral owned by such Grantor which constitutes a claim against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law.

4.11. Intellectual Property.

4.11.1 If, after the date hereof, any Grantor obtains rights to, or applies for or seeks registration of, any new Patent, Trademark or Copyright in addition to the Patents, Trademarks and Copyrights described in Part C of Exhibit B, which are all of such Grantor’s Patents, Trademarks and Copyrights as of the Effective Date, then such Grantor shall give the Administrative Agent notice of such newly acquired or registered Patent, Trademark or Copyright, as part of each compliance certificate provided to the Administrative Agent pursuant to the Credit Agreement. Each Grantor agrees promptly upon request by the Administrative Agent to execute and deliver to the Administrative Agent any supplement to this Security Agreement or any other document reasonably requested by the Administrative Agent to evidence a security interest in such intellectual property in a form appropriate for recording in the applicable federal office. Each Grantor also hereby authorizes the Administrative Agent to modify this Security

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Agreement unilaterally (i) by amending Part C of Exhibit B to include any future Patents, Trademarks and/or Copyrights of which the Administrative Agent receives notification from such Grantor pursuant hereto and (ii) by recording, in addition to and not in substitution for this Security Agreement, a duplicate original of this Security Agreement containing in Part C of Exhibit B a description of such future Patents, Trademarks and/or Copyrights.

4.12. Commercial Tort Claims. If, after the date hereof, any Grantor identifies the existence of a commercial tort claim belonging to such Grantor that has arisen in the course of such Grantor’s business in addition to the commercial tort claims described in Exhibit E, which are all of such Grantor’s commercial tort claims as of the Effective Date, then such Grantor shall give the Administrative Agent notice thereof not less frequently than quarterly. Each Grantor agrees promptly upon written request by the Administrative Agent to execute and deliver to the Administrative Agent any supplement to this Security Agreement or any other document reasonably requested by the Administrative Agent to evidence the grant of a security interest therein in favor of the Administrative Agent.

4.13. Grantors’ Obligations. Within thirty (30) days from the Effective Date, or within such other longer period of time as consented to by the Administrative Agent in its sole discretion, the Grantors shall take such actions and make such filings as are necessary to remove and release any and all security interests that are currently of record in the United States Copyright Office and the United States Patent and Trademark Office in connection with terminated obligations of the Grantors.

4.14. Updating of Exhibits to the Security Agreement. Each Grantor will provide to the Administrative Agent, concurrently with the delivery of the certificate of a Financial Officer of the Borrower as required by Section 5.01(c) of the Credit Agreement, updated versions of the Exhibits to this Security Agreement; provided that this obligation shall in no way limit the obligation of any Grantor to provide earlier notice of the information set forth in such Exhibit to the extent required by the terms of this Agreement. For the avoidance of doubt, such updated Exhibits shall be provided by each Grantor to the Administrative Agent for informational purposes only and the receipt of such updated Exhibits by the Administrative Agent shall not be understood to permit any action prohibited hereunder or constitute a waiver of any provision contained herein; provided that updated Exhibits provided to the Administrative Agent pursuant to this Section or otherwise shall be deemed to revise the representations and warranties set forth in Article III from and after the date of delivery.

ARTICLE V

DEFAULT

5.1. The occurrence of any “Event of Default” under the Credit Agreement shall constitute an Event of Default hereunder.

5.2. Acceleration and Remedies.

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5.2.1 Upon the acceleration of the Secured Obligations under the Credit Agreement pursuant to Article VII thereof, all of the Secured Obligations under the Credit Agreement and, to the extent provided for under the Swap Agreements and the Banking Services Agreements evidencing the same, the Swap Obligations and the Banking Services Obligations, shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Administrative Agent may, with the concurrence or at the direction of the Required Lenders (or, if required pursuant to the terms of the Credit Agreement, with the concurrence or at the direction of each of the Lenders), exercise any or all of the following rights and remedies:

(i)	Those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document; provided that this clause (i) shall not be understood to limit any rights or remedies available to the Administrative Agent and the Holders of Secured Obligations prior to an Event of Default.

(ii)	Those rights and remedies available to a secured party under the New York UCC (whether or not the New York UCC applies to the affected Pledged Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

(iii)	Give notice of sole control or any other instruction under any Deposit Account Control Agreement or other control agreement with any securities intermediary and take any action therein with respect to such Collateral.

(iv)	Without notice except as specifically provided in Section 8.1 hereof or elsewhere herein, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Pledged Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises of elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable.

(v)	Concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the outright owner thereof.

5.2.2 The Administrative Agent, on behalf of the Holders of Secured Obligations, may comply with any applicable state or federal law requirements in connection with a disposition of the Pledged Collateral, and such compliance will not be

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considered to adversely affect the commercial reasonableness of any sale of the Pledged Collateral.

5.2.3 The Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Administrative Agent and the other Holders of Secured Obligations, the whole or any part of the Pledged Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

5.2.4 Until the Administrative Agent is able to effect a sale, lease, or other disposition of Pledged Collateral, the Administrative Agent shall have the right to hold or use Pledged Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Pledged Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Pledged Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and other Holders of Secured Obligations), with respect to such appointment without prior notice or hearing as to such appointment.

5.2.5 Notwithstanding the foregoing, neither the Administrative Agent nor the Holders of Secured Obligations shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Pledged Collateral or any guarantee of the Secured Obligations or to resort to the Pledged Collateral or any such guarantee in any particular order or (iii) effect a public sale of any of the Pledged Collateral.

5.2.6 Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Instruments, Securities or other Investment Property constituting Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with Section 5.2.1 above. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Administrative Agent shall be under no obligation to delay a sale of any of the Instruments, Securities or other Investment Property constituting Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

5.3. Grantors’ Obligations Upon Default. Upon the request of the Administrative Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:

5.3.1 Assembly of Pledged Collateral. Assemble and make available to the Administrative Agent its respective Pledged Collateral and all records relating thereto at any place or places specified by the Administrative Agent.

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5.3.2 Secured Party Access. Permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter any premises where all or any part of its respective Pledged Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Pledged Collateral, or the books and records relating thereto, and to remove all or any part of the Pledged Collateral, or the books and records relating thereto, or both, and to conduct sales of the Pledged Collateral, without any obligation to pay the Grantor for such use and occupancy.

5.3.3 Filing. Prepare and file, or cause an issuer of any Instrument, Security or other Investment Property constituting Pledged Collateral to prepare and file, with the Securities and Exchange Commission or any other applicable government agency, registration statements, a prospectus and such other documentation in connection with such Pledged Collateral as the Administrative Agent may request, all in form and substance satisfactory to the Administrative Agent, and furnish to the Administrative Agent, or cause an issuer such Pledged Collateral to furnish to the Administrative Agent, any information regarding such Pledged Collateral in such detail as the Administrative Agent may specify.

5.3.4 Other Actions. Take, or cause an issuer of any Instrument, Security or other Investment Property constituting Pledged Collateral to take, any and all actions necessary to register or qualify such Pledged Collateral to enable the Administrative Agent to consummate a public sale or other disposition of such Pledged Collateral.

5.4. License. The Administrative Agent is hereby granted a license or other right to use, exercisable only following the occurrence and during the continuance of an Event of Default, without charge, each Grantor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Pledged Collateral, in completing production of, advertising for sale, and selling any Pledged Collateral, and, following the occurrence and during the continuance of an Event of Default, such Grantor’s rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit. In addition, each Grantor hereby irrevocably agrees that the Administrative Agent may, following the occurrence and during the continuance of an Event of Default, sell any of such Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased such Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Security Agreement, may sell Inventory which bears any trademark owned by or licensed to such Grantor and any Inventory that is covered by any copyright owned by or licensed to such Grantor and the Administrative Agent may finish any work in process and affix any trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

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ARTICLE VI

WAIVERS, AMENDMENTS AND REMEDIES

No delay or omission of the Administrative Agent or any Holder of Secured Obligations to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Administrative Agent and each Grantor, and then only to the extent in such writing specifically set forth; provided that the addition of any Subsidiary of the Company as a Grantor hereunder by execution of a Security Agreement Supplement in the form of Annex I (with such modifications as shall be acceptable to the Administrative Agent) shall not require receipt of any consent from or execution of any documentation by any other Grantor party hereto. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Holders of Secured Obligations until the Secured Obligations have been paid in full.

ARTICLE VII

PROCEEDS; COLLECTION OF RECEIVABLES

7.1. Lockboxes and Account Control Agreements. Upon request of the Administrative Agent, each Grantor shall execute and deliver to the Administrative Agent irrevocable lockbox and account control agreements in the form provided by or otherwise reasonably acceptable to the Administrative Agent, which agreements shall be accompanied by an acknowledgment by the bank where the lockbox and applicable deposit account is located of the Lien of the Administrative Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to a special collateral account at the Administrative Agent.

7.2. Collection of Receivables. The Administrative Agent may at any time after the occurrence and during the continuance of an Event of Default, by giving each Grantor written notice, elect to require that the Receivables be paid directly to the Administrative Agent for the benefit of the Holders of Secured Obligations. In such event, each Grantor shall, and shall permit the Administrative Agent to, promptly notify the account debtors or obligors under the Receivables owned by such Grantor of the Administrative Agent’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under such Receivables directly to the Administrative Agent. Upon receipt of any such notice from the Administrative Agent, each Grantor shall thereafter hold in trust for the Administrative Agent, on behalf of the Holders of Secured Obligations, all amounts and proceeds received by it with respect to the Receivables and Other Collateral and immediately and at all times thereafter deliver to the Administrative Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Administrative Agent shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4 hereof.

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7.3. Special Collateral Account. The Administrative Agent may require all cash proceeds of such Grantor’s Pledged Collateral to be deposited in a special non-interest bearing cash collateral account with the Administrative Agent and held there as security for the Secured Obligations. No Grantor shall have any control whatsoever over said cash collateral account. If no Event of Default has occurred or is continuing, the Administrative Agent shall from time to time deposit the collected balances in said cash collateral account into the applicable Grantor’s general operating account with the Administrative Agent. If any Event of Default has occurred and is continuing, the Administrative Agent may (and shall, at the direction of the Required Lenders), from time to time, apply the collected balances in said cash collateral account to the payment of the Secured Obligations whether or not the Secured Obligations shall then be due.

7.4. Application of Proceeds. The proceeds of the Pledged Collateral shall be applied by the Administrative Agent to payment of the Secured Obligations as provided under Section 2.18 of the Credit Agreement

ARTICLE VIII

GENERAL PROVISIONS

8.1. Notice of Disposition of Pledged Collateral; Condition of Pledged Collateral. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Pledged Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Company, as designee for the other Grantors, addressed as set forth in Article IX, at least ten (10) days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Pledged Collateral for sale.

8.2. Limitation on Administrative Agent’s and other Holders of Secured Obligations Duty with Respect to the Collateral. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Administrative Agent and each other Holder of Secured Obligations shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Administrative Agent nor any other Holder of Secured Obligations shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such other Holder of Secured Obligations, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Administrative Agent (i) to fail to incur expenses deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other Persons

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obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.

8.3. Compromises and Collection of Pledged Collateral. Each Grantor and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

8.4. Secured Party Performance of Grantors’ Obligations. Without having any obligation to do so, the Administrative Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement and such Grantor shall reimburse the Administrative Agent for any reasonable amounts paid by the Administrative Agent pursuant to this Section 8.4. Each Grantor’s obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Secured Obligation payable within ten (10) days after demand.

8.5. Authorization for Secured Party to Take Certain Action; Proxy.

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8.5.1 Each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent and appoints the Administrative Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Pledged Collateral, (ii) to endorse and collect any cash proceeds of the Pledged Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Pledged Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems reasonably necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Pledged Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral owned by such Grantor and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the Administrative Agent Control over such Securities or other Investment Property, (v) subject to the terms of Section 4.1.5 hereof, to enforce payment of the Instruments, Accounts and Receivables in the name of the Administrative Agent or such Grantor, (vi) to apply the proceeds of any Pledged Collateral received by the Administrative Agent to the Secured Obligations as provided in Article VII and (vii) to discharge past due taxes, assessments, charges, fees or Liens on the Pledged Collateral (except for such Liens as are specifically permitted hereunder or under any other Loan Document), and each Grantor agrees to reimburse the Administrative Agent on demand for any reasonable payment made or any reasonable expense incurred by the Administrative Agent in connection therewith; provided that this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

8.5.2 EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE ADMINISTRATIVE AGENT AS THE PROXY AND ATTORNEY IN FACT OF SUCH GRANTOR WITH RESPECT TO THE PLEDGED COLLATERAL OWNED BY SUCH GRANTOR, INCLUDING THE RIGHT TO VOTE ANY INSTRUMENTS, SECURITIES OR OTHER INVESTMENT PROPERTY CONSTITUTING PLEDGED COLLATERAL IN ACCORDANCE WITH THE TERMS HEREOF, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL AFTER AN EVENT OF DEFAULT, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH

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PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR THE ADMINISTRATIVE AGENT THEREOF), UPON THE OCCURRENCE OF AN EVENT OF DEFAULT. THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS SECURITY AGREEMENT IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 8.14.

8.6. Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.5, 4.1.6, 4.4, 4.5, 5.3, or 8.8 or in Article VII hereof will cause irreparable injury to the Administrative Agent and the Holders of Secured Obligations, that the Administrative Agent and Holders of Secured Obligations have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Administrative Agent or the Holders of Secured Obligations to seek and obtain specific performance of other obligations of the Grantors contained in this Security Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 8.6 shall be specifically enforceable against the Grantors.

8.7. Use and Possession of Certain Premises. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall be entitled to occupy and use any premises owned or leased by any Grantor where any of such Grantor’s Pledged Collateral or any records relating to such Grantor’s Pledged Collateral are located until the Secured Obligations are paid or such Grantor’s Pledged Collateral is removed therefrom, whichever first occurs, without any obligation to pay any Grantor for such use and occupancy.

8.8. Dispositions Not Authorized. No Grantor is authorized to sell or otherwise dispose of its respective Pledged Collateral except as set forth in Section 4.1.5 hereof and notwithstanding any course of dealing between such Grantor and the Administrative Agent or other conduct of the Administrative Agent, no authorization to sell or otherwise dispose of such Grantor’s Pledged Collateral (except as set forth in Section 4.1.5 hereof) shall be binding upon the Administrative Agent or the Holders of Secured Obligations unless such authorization is in writing signed by the Administrative Agent with the consent or at the direction of the Required Lenders (or, if required pursuant to the terms of the Credit Agreement, with the consent or at the direction of each of the Lenders).

8.9. Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced,

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restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.10. Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Administrative Agent and the Holders of Secured Obligations and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Administrative Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Administrative Agent, for the benefit of the Administrative Agent and the other Holders of Secured Obligations, hereunder.

8.11. Survival of Representations. All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.12. Taxes and Expenses. Any taxes (including income taxes) payable or ruled payable by Federal or State authority in respect of this Security Agreement shall be paid by the Grantors, together with interest and penalties, if any. Each Grantor shall reimburse the Administrative Agent for any and all reasonable, documented out-of-pocket expenses and internal charges (including reasonable attorneys’ (including in-house attorneys), auditors’ and accountants’ fees) paid or incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Pledged Collateral (including the expenses and charges associated with any periodic or special audit of the Pledged Collateral). Any and all out-of-pocket costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

8.13. Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.14. Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) any and all commitments to extend credit under the Loan Documents have terminated, the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Secured Obligations (other than Unliquidated Obligations) have been indefeasibly paid in cash and performed in full (or with respect to any outstanding Letters of Credit, a cash deposit or backup Letter of Credit has been delivered to the Administrative Agent as required by the Credit Agreement) and no commitments (including the Commitments) of the Administrative Agent or the Holders of Secured Obligations which would give rise to any Secured Obligations are outstanding.

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18.15. Entire Agreement. This Security Agreement embodies the entire agreement and understanding between the Grantors and the Administrative Agent relating to the Pledged Collateral and supersedes all prior agreements and understandings among the Grantors and the Administrative Agent relating to the Pledged Collateral.

18.16. Governing Law; Jurisdiction; Waiver of Jury Trial.

8.16.1 THIS SECURITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

8.16.2 Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Security Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each Grantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each Grantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Security Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Security Agreement or any other Loan Document against any Grantor or its properties in the courts of any jurisdiction.

8.16.3 Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement or any other Loan Document in any court referred to in Section 8.16.2. Each Grantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.16.4 Each party to this Security Agreement irrevocably consents to service of process in the manner provided for notices in Article IX of this Security Agreement, and each of the Grantors hereby appoints the Company as its agent for service of process. Nothing in this Security Agreement or any other Loan Document will affect the right of any party to this Security Agreement to serve process in any other manner permitted by law.

8.16.5 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN

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DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER GRANTOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER GRANTOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER GRANTORS HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.17. Indemnity. Each Grantor hereby agrees, jointly with the other Grantors and severally, to indemnify the Administrative Agent and the Holders of Secured Obligations, and their respective successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent or any Holder of Secured Obligations is a party thereto) imposed on, incurred by or asserted against the Administrative Agent or the Holders of Secured Obligations, or their respective successors, assigns, agents and employees, in any way relating to or arising out of this Security Agreement or any other Loan Document, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Pledged Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Administrative Agent or the Holders of Secured Obligations or any Grantor, and any claim for patent, trademark or copyright infringement) other than to the extent such liabilities, damages, penalties, suits, costs, and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any such indemnified party.

8.18. Subordination of Intercompany Indebtedness. Each Grantor agrees that any and all claims of such Grantor against any other Grantor (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Secured Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Secured Obligations; provided that, and not in contravention of the foregoing, so long as no Event of Default has occurred and is continuing, such Grantor may make loans to and receive payments in the ordinary course of business with respect to such Intercompany Indebtedness from each such Obligor to the extent not prohibited by the terms of this Security Agreement and the other Loan Documents. Notwithstanding any right of any Grantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Grantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Secured Obligations and the Administrative Agent in those assets. No Grantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until this Security Agreement has terminated in accordance with Section 8.14. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership,

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assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Grantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Secured Obligations, due or to become due, until such Secured Obligations (other than Unliquidated Obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Grantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the termination of this Security Agreement in accordance with Section 8.14, such Grantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Secured Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Secured Obligations, in precisely the form received (except for the endorsement or assignment of such Grantor where necessary), for application to any of the Secured Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Grantor as the property of the Holders of Secured Obligations. If any such Grantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Grantor agrees that until the termination of this Security Agreement in accordance with Section 8.14, no Grantor will assign or transfer to any Person (other than the Administrative Agent, the Company or another Grantor) any claim any such Grantor has or may have against any Obligor.

8.19. Severability. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

8.20. Counterparts. This Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Security Agreement.

ARTICLE IX

NOTICES

All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 9.01 of the Credit Agreement with respect to the Administrative Agent at its notice address therein and, with respect to any Grantor, in the care of the Company at the address of the Company set forth in the Credit Agreement, or such other address or telecopy number as such party may hereafter specify for such purpose in accordance with the provisions of Section 9.01 of the Credit Agreement.

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ARTICLE X

THE ADMINISTRATIVE AGENT

JPMorgan Chase Bank, National Association has been appointed Administrative Agent for the Holders of Secured Obligations hereunder pursuant to Article VIII of the Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Holders of Secured Obligations to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article VIII. Any successor Administrative Agent appointed pursuant to Article VIII of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, each Grantor and the Administrative Agent have executed this Security Agreement as of the date first above written.

CENTRAL GARDEN & PET COMPANY
ALL-GLASS AQUARIUM CO., INC.
B2E BIOTECH, LLC
B2E CORPORATION
FARNAM COMPANIES, INC.
FOUR PAWS PRODUCTS, LTD.
CEDAR WORKS, LLC
GRANT LABORATORIES, INC.
GRO TEC, INC.
GULFSTREAM HOME & GARDEN, INC.
INTERPET USA, LLC
KAYTEE PRODUCTS INCORPORATED
MATSON, LLC
MATTHEWS REDWOOD AND NURSERY SUPPLY, INC.
NEW ENGLAND POTTERY, LLC
PENNINGTON SEED, INC.
PENNINGTON SEED, INC. OF NEBRASKA
PETS INTERNATIONAL, LTD.
SEEDS WEST, INC.
T.F.H. PUBLICATIONS, INC.
WELLMARK INTERNATIONAL

By:
Name:
Title:

Signature Page to

Amended and Restated Pledge and Security Agreement

Acknowledged and Agreed to as of the date first written above:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as the Administrative Agent

By:

Name:
Title:

Signature Page to

Amended and Restated Pledge and Security Agreement

EXHIBIT A

(See Sections 3.3, 3.4, 3.5 and 4.1.7 of Security Agreement)

A. LEGAL NAME AND PRINCIPAL PLACE OF BUSINESS1

[1]	Principal place of business (if any Grantor has only one place of business) or chief executive office (if any Grantor has more than one place of business) and mailing address.

EXHIBIT A

B. PROPERTIES LEASED BY THE GRANTORS2

[2]	Grantors to include the name of the landlord upon the request of the Administrative Agent.

EXHIBIT A

C. PROPERTIES OWNED BY THE GRANTORS

EXHIBIT A

D. PUBLIC WAREHOUSES OR OTHER LOCATIONS3

[3]	Public warehouses or other locations pursuant to Bailment or Consignment Arrangements. Grantors to include the name of the warehouse operator or other bailee or consigee.

EXHIBIT A

EXHIBIT B

(See Section 3.9 of Security Agreement)

A. Vehicles subject to certificates of title:

Description	Title Number and State Where Issued

B. Aircraft/engines, ships, railcars and other vehicles governed by federal statute:

Description	Registration Number

C. Patents, copyrights and trademarks protected under federal law: 1

[1]	For (i) trademarks, show the trademark itself, the registration date and the registration number; (ii) trademark applications, show the trademark applied for, the application filing date and the serial number of the application; (iii) patents, show the patent number, issue date and a brief description of the subject matter of the patent; and (iv) patent applications, show the serial number of the application, the application filing date and a brief description of the subject matter of the patent applied for. Any licensing agreements for patents or trademarks should be described on a separate schedule.

EXHIBIT B

EXHIBIT C

(See Section 3.11 of Security Agreement)

LIST OF PLEDGED SECURITIES

A. STOCKS:

B. BONDS:

Issuer	Number	Face Amount	Coupon Rate	Maturity

C. GOVERNMENT SECURITIES:

Issuer	Number	Type	Face Amount	Coupon Rate	Maturity

D. OTHER SECURITIES OR OTHER INVESTMENT PROPERTY

(CERTIFICATED AND UNCERTIFICATED):

Issuer	Description of Collateral	Percentage Ownership Interest

EXHIBIT C

EXHIBIT D

(See Section 3.1 of Security Agreement)

UCC FINANCING STATEMENT FILING LOCATIONS

Debtor	Jurisdiction

Central Garden & Pet Company	Delaware
All-Glass Aquarium Co., Inc.	Wisconsin
B2E Corporation	New York
B2E Biotech, LLC	Delaware
Cedar Works, LLC	Ohio
Farnam Companies, Inc.	Arizona
Four Paws Products, Ltd.	New York
Grant Laboratories, Inc.	California
Gro Tec, Inc.	Georgia
Gulfstream Home & Garden, Inc.	Florida
Interpet USA, LLC	Delaware
Kaytee Products Incorporated	Wisconsin
Matson, LLC	Washington
Matthews Redwood and Nursery Supply, Inc.	California
New England Pottery, LLC	Delaware
Pennington Seed, Inc.	Delaware
Pennington Seed, Inc. of Nebraska	Nebraska
Pets International, Ltd.	Illinois
Seeds West, Inc.	Arizona
T.F.H. Publications, Inc.	Delaware
Wellmark International	California

EXHIBIT D

EXHIBIT E

(See Definition of “Commercial Tort Claims” and Section 4.12 of Security Agreement)

COMMERCIAL TORT CLAIMS

EXHIBIT E

EXHIBIT F

(See Section 3.10 of Security Agreement)

GRANTORS

EXHIBIT F

EXHIBIT G

(See Section 3.13 of Security Agreement)

DEPOSIT ACCOUNTS

Name of Grantor	Name of Institution	Account Number	Description of Deposit Account

SECURITIES ACCOUNTS

Name of Grantor	Name of Institution	Account Number	Description of Securities Account

EXHIBIT G

ANNEX I TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Reference is hereby made to the Amended and Restated Pledge and Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), dated as of June 25, 2010 by and among Central Garden & Pet Company (the “Company”), and certain Subsidiaries of the Company which become parties to the Security Agreement from time to time, including, without limitation, those that become party thereto by executing a Security Agreement Supplement in substantially the form hereof (such Subsidiaries, including the undersigned, together with the Company, the “Grantors”), in favor of JPMorgan Chase Bank, National Association, as Administrative Agent (the “Administrative Agent”), for the benefit of the Holders of Secured Obligations under the Credit Agreement. Each capitalized terms used herein and not defined herein shall have the meanings given to it in the Security Agreement.

By its execution below, the undersigned, [NAME OF NEW GRANTOR], a [                                        ] [corporation] [partnership] [limited liability company] agrees to become, and does hereby become, a Grantor under the Security Agreement and agrees to be bound by such Security Agreement as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in the Security Agreement are true and correct in all respects as of the date hereof. [NAME OF NEW GRANTOR] represents and warrants that the supplements to the Exhibits to the Security Agreement attached hereto are true and correct in all respects and such supplements set forth all information required to be scheduled under the Security Agreement. [NAME OF NEW GRANTOR] shall take all steps necessary to perfect, in favor of the Administrative Agent, a first-priority security interest in and lien against [NAME OF NEW GRANTOR]’s Pledged Collateral, including, without limitation, delivering all certificated Securities to the Administrative Agent, and taking all steps necessary to properly perfect the Administrative Agent’s interest in any uncertificated equity or membership interests.

IN WITNESS WHEREOF, [NAME OF NEW GRANTOR], a [                    ] [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Security Agreement as of this      day of                     ,         .

[NAME OF NEW GRANTOR]

By:
Title:

EXHIBIT H

FORM OF

SUBSIDIARY GUARANTY (U.S.)

[Attached]

EXECUTION COPY

AMENDED AND RESTATED GUARANTY

THIS AMENDED AND RESTATED GUARANTY (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) is made as of June 25, 2010 by each of the undersigned (the “Initial Guarantors” and those additional Subsidiaries of the Company which become parties to this Guaranty by executing a supplement hereto in the form attached as Annex I, the “Guarantors”) in favor of JPMorgan Chase Bank, National Association, as Administrative Agent (the “Administrative Agent”), for the ratable benefit of the Holders of Secured Obligations, under the Credit Agreement described below. Unless otherwise defined herein, capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, Central Garden & Pet Company, a Delaware corporation (the “Company”), certain Subsidiaries of the Company parties thereto as borrowers (together with the Company, the “Borrowers”), the financial institutions party thereto (collectively, the “Lenders”), and the Administrative Agent have entered into that certain Credit Agreement dated as of February 28, 2006 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, in connection with the Existing Credit Agreement the Initial Guarantors entered into that certain Guaranty, dated as of February 28, 2006 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Guaranty”), in favor of the Administrative Agent, for the benefit of the Lenders, to guaranty the repayment of the Secured Obligations under the Existing Credit Agreement;

WHEREAS, the Borrowers, the Lenders and the Administrative Agent have agreed to amend and restate the Existing Credit Agreement pursuant to the certain Amended and Restated Credit Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), which Credit Agreement provides, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to or for the benefit of the Borrowers;

WHEREAS, it is a condition precedent to the extensions of credit by the Lenders under the Credit Agreement that each of the Guarantors (constituting all of the Subsidiaries of the Company required to execute this Guaranty pursuant to Section 5.09 of the Credit Agreement) execute and deliver this Guaranty, whereby each of the Guarantors, without limitation and with full recourse, shall guarantee the payment when due of all Secured Obligations, including, without limitation, all principal, interest, letter of credit reimbursement obligations and other amounts that shall be at any time payable by the Borrowers under the Credit Agreement or the other Loan Documents; and

WHEREAS, in consideration of the direct and indirect financial and other support and benefits that one or more of the Borrowers have provided, and such direct and indirect financial

CH1 5340213v.6

and other support and benefits as one or more of the Borrowers may in the future provide, to the Guarantors, and in consideration of the increased ability of each Guarantor that is a Subsidiary of any Borrower to receive funds through contributions to capital, and for each Guarantor to receive funds through intercompany advances or otherwise, from funds provided to the Borrowers pursuant to the Credit Agreement and the flexibility provided by the Credit Agreement for each Guarantor to do so which significantly facilitates the business operations of the Borrowers and each Guarantor and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, and to make the Loans and the other financial accommodations to the Borrowers and to issue the Letters of Credit described in the Credit Agreement, each of the Guarantors is willing to guarantee the Secured Obligations under the Credit Agreement and the other Loan Documents;

WHEREAS, it is the intention of the parties hereto that this Guaranty be merely an amendment and restatement of the Existing Guaranty and not constitute a novation of the obligations thereunder.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Representations, Warranties and Covenants. Each of the Guarantors represents and warrants to each Lender and the Administrative Agent as of the date of this Guaranty, giving effect to the consummation of the transactions contemplated by the Loan Documents on the Effective Date, and thereafter on each date as required by Section 4.02 of the Credit Agreement that:

(a) It (i) is a corporation, partnership or limited liability company duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) is duly qualified to do business as a foreign entity and is in good standing (to the extent such concept is applicable) under the laws of each jurisdiction where the business conducted by it makes such qualification necessary, and (iii) has all requisite corporate, partnership or limited liability power and authority, as the case may be, to own, operate and encumber its property and to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted, except to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) It has the requisite corporate, limited liability company or partnership, as applicable, power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by it of this Guaranty and the performance by each of its obligations hereunder have been duly authorized by proper corporate, limited liability company or partnership proceedings, including any required shareholder, member or partner approval, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor, in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyances, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) requirements of reasonableness, good faith and fair dealing.

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(c) Neither the execution and delivery by it of this Guaranty, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the terms and provisions hereof, will (i) conflict with the charter or other organizational documents of such Guarantor, (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any law, rule, regulation, order, writ, judgment, injunction, decree or award (including, without limitation, any environmental property transfer laws or regulations) applicable to such Guarantor or any provisions of any indenture, instrument or agreement to which any of the Borrowers, such Guarantor or any of such Guarantor’s Subsidiaries is party or is subject or by which it or its property is bound or affected, or require termination of any such indenture, instrument or agreement, (iii) result in the creation or imposition of any Lien whatsoever upon any of the property or assets of such Guarantor, other than Liens permitted or created by the Loan Documents, or (iv) require any approval of such Guarantor’s board of directors, shareholders, members, partners or unitholders except such as have been obtained. The execution, delivery and performance by such Guarantor of each of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any environmental property transfer act or environmental laws or regulations, except filings, consents or notices which have been obtained or made and are in full force and effect.

(d) It has no Indebtedness other than Indebtedness permitted under Section 6.01 of the Credit Agreement.

In addition to the foregoing, each of the Guarantors covenants that, so long as any Lender has any Commitment or Letter of Credit outstanding under the Credit Agreement or any amount payable under the Credit Agreement or any other Secured Obligations shall remain unpaid, it will, and, if necessary, will cause each of the Borrowers to, fully comply with those covenants and agreements of such Borrower applicable to such Guarantor set forth in the Credit Agreement.

SECTION 2. The Guaranty. Each of the Guarantors hereby unconditionally guarantees, jointly and severally with the other Guarantors, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Secured Obligations, including, without limitation, (i) the principal of and interest on each Loan made to any Borrower pursuant to the Credit Agreement, (ii) obligations owing under or in connection with Letters of Credit, (iii) all other amounts payable by any Borrower under the Credit Agreement and the other Loan Documents, including, without limitation, all Swap Obligations and all Banking Services Obligations, and (iv) the punctual and faithful performance, keeping, observance, and fulfillment by any Borrower of all of the agreements, conditions, covenants, and obligations of such Borrower contained in the Loan Documents (all of the foregoing being referred to collectively as the “Guaranteed Obligations”). Upon the failure by any Borrower or any other guarantor, as applicable, to pay punctually any such amount or perform such obligation, subject to any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Credit Agreement, any Swap Agreement, any Banking Services Agreement or the relevant other Loan Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

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SECTION 3. Guaranty Unconditional. The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, acceleration of maturity, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

(ii) any modification or amendment of or supplement to the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;

(iii) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of, or application of proceeds from, any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;

(iv) any change in the corporate, partnership, limited liability company or other existence, structure or ownership of any Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting such Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of such Borrower or any other guarantor of any of the Guaranteed Obligations;

(v) the existence of any claim, setoff or other rights which the Guarantors may have at any time against any Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Holder of Secured Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or

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with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by such Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations;

(vii) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(viii) the election by, or on behalf of, any one or more of the Holders of Secured Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(ix) any borrowing or grant of a security interest by any Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

(x) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Holders of Secured Obligations or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

(xi) the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

(xii) any other act or omission to act or delay of any kind by any Borrower, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Holder of Secured Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 3, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder.

SECTION 4. Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. Each of the Guarantors’ obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full in cash (other than Unliquidated Obligations) and the Commitments and all Letters of Credit issued under the Credit Agreement shall have terminated or expired or, in the case of all Letters of Credit, unless cash collateral shall have been pledged to the Administrative Agent in a manner consistent with Section 2.06 of the Credit Agreement, at which time, subject to all the foregoing conditions, the guarantees made hereunder shall be terminated. If at any time any payment of the principal of or interest on any Loan, Secured Obligation or any other amount payable by any Borrower or any other party under the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated to the extent of such

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rescission, restoration or return. In connection with the foregoing, the Administrative Agent shall execute and deliver to such Guarantor or such Guarantor’s designee, at such Guarantor’s expense, any documents or instruments which such Guarantor shall reasonably request from time to time to evidence such termination and release.

SECTION 5. General Waivers; Additional Waivers.

(a) General Waivers. Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein or under the other Loan Documents, as well as any requirement that at any time any action be taken by any Person against any Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.

(b) Additional Waivers. Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives, to the fullest extent permitted by law:

(i) any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii) (1) notice of any Loans, Letters of Credit or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (2) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of the Administrative Agent and the Holders of Secured Obligations to ascertain the amount of the Guaranteed Obligations at any reasonable time; (3) notice of any adverse change in the financial condition of any Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (4) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (5) notice of any Event of Default; and (6) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Loan Documents) and demands to which each Guarantor might otherwise be entitled;

(iii) its right, if any, to require the Administrative Agent and the other Holders of Secured Obligations to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Holders of Secured Obligations has or may have against, the other Guarantors or any third party, or against any collateral provided by the other Guarantors, or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid in full in cash) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;

(iv) (a) any rights to assert against the Administrative Agent and the other Holders of Secured Obligations any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other

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Guarantors or any other party liable to the Administrative Agent and the other Holders of Secured Obligations; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated (whether provided by Sections 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2825, 2839, 2845, 2848, 2849 or 2850 of the California Civil Code or otherwise), arising by reason of: (1) the impairment or suspension of the Administrative Agent’s and the other Holders of Secured Obligations’ rights or remedies against any other guarantor of the Guaranteed Obligations; (2) the alteration by the Administrative Agent and the other Holders of Secured Obligations of the Guaranteed Obligations; (3) any discharge of the other Guarantors’ obligations to the Administrative Agent and the other Holders of Secured Obligations by operation of law as a result of the Administrative Agent’s and the other Holders of Secured Obligations’ intervention or omission; or (4) the acceptance by the Administrative Agent and the other Holders of Secured Obligations of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder;

(v) (A) any defense arising by reason of or deriving from (1) an election of remedies by the Administrative Agent and the Holders of Secured Obligations or (B) any election by the Administrative Agent and the Holders of Secured Obligations under Section 1111(b) of the Bankruptcy Code to limit the amount of, or any collateral securing, its claim against the Guarantors;

(vi) pursuant to California Civil Code Section 2856, all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Guarantor’s rights of subrogation and reimbursement against any other guarantor of the Guaranteed Obligations;

(vii) the benefits of Section 2815 of the California Civil Code (or any similar law in any other jurisdiction) purporting to allow a guarantor to revoke a continuing guaranty with respect to any transactions occurring after the date of the guaranty; and

(viii) its right, under Sections 2845 or 2850 of the California Civil Code, or otherwise, to require the Administrative Agent and the other Holders of Secured Obligations to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Holders of Secured Obligations has or may have against any other guarantor of the Guaranteed Obligations or any third party, or against any collateral provided by any other guarantor of the Guaranteed Obligations, or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall

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have been fully and finally performed and indefeasibly paid) of any other guarantor of the Guaranteed Obligations or by reason of the cessation from any cause whatsoever of the liability of such other guarantors in respect thereof.

WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS GUARANTY, EACH GUARANTOR HEREBY ABSOLUTELY, KNOWINGLY, UNCONDITIONALLY, AND EXPRESSLY WAIVES AND AGREES NOT TO ASSERT ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2825, 2839, 2845, 2848, 2849, AND 2850, AND CALIFORNIA UNIFORM COMMERCIAL CODE SECTIONS 3116, 3118, 3119, 3419, 3605.

In accordance with Section 13 below, this Guaranty shall be construed in accordance with and governed by the law of the state of New York. This section and other referenced provisions of California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the referenced provisions of California law are in any way applicable to this Guaranty or to any of the Secured Obligations.

SECTION 6. Subordination of Subrogation. Until the Guaranteed Obligations have been fully and finally performed and indefeasibly paid in full in cash (other than Unliquidated Obligations), the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which the Issuing Bank, any of the Holders of Secured Obligations or the Administrative Agent now have or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Secured Obligations or any other Person, and until such time the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Holders of Secured Obligations, the Issuing Bank and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of any Borrower to the Holders of Secured Obligations, the Issuing Bank or the Administrative Agent. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the payment in full in cash of the Guaranteed Obligations until the Guaranteed Obligations are indefeasibly paid in full in cash (other than Unliquidated Obligations) and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are indefeasibly paid in full in cash (other than Unliquidated Obligations). Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the Holders of Secured Obligations and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the Holders of Secured Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 6.

SECTION 7. Contribution with Respect to Guaranteed Obligations.

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(a) To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, unless cash collateral shall have been pledged to the Administrative Agent in a manner consistent with Section 2.06 of the Credit Agreement, and the Credit Agreement, the Swap Agreements and the Banking Services Agreements have terminated, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.

(b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 7 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 7 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Guarantors against other Guarantors under this Section 7 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations) and the termination or expiry (or in the case of all

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Letters of Credit unless cash collateral shall have been pledged to the Administrative Agent in a manner consistent with Section 2.06 of the Credit Agreement) in accordance with the requirements set forth in the Credit Agreement, of the Commitments and all Letters of Credit issued under the Credit Agreement and the termination of the Credit Agreement, the Swap Agreements and the Banking Services Agreements.

SECTION 8. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower under the Credit Agreement, any counterparty to any Swap Agreement, any Banking Services Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of such Borrower or any of its Affiliates, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.

SECTION 9. Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 9.01 of the Credit Agreement with respect to the Administrative Agent at its notice address therein and, with respect to any Guarantor, in the care of the Company at the address of the Company set forth in the Credit Agreement, or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of Section 9.01 of the Credit Agreement.

SECTION 10. No Waivers. No failure or delay by the Administrative Agent or any Holder of Secured Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any Swap Agreement, any Banking Services Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 11. Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the Holders of Secured Obligations and their respective successors and permitted assigns; provided, that no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of the Administrative Agent, and any such assignment in violation of this Section 11 shall be null and void; and in the event of an assignment of any amounts payable under the Credit Agreement, any Swap Agreement, any Banking Services Agreement or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.

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SECTION 12. Changes in Writing. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent.

SECTION 13. Governing Law; Jurisdiction.

(a) THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.

(c) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in paragraph (b) of this Section. Each Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 9 of this Guaranty, and each of the Guarantors hereby appoints the Company as its agent for service of process. Nothing in this Guaranty or any other Loan Document will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.

SECTION 14. WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

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OTHER GUARANTOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER GUARANTOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER GUARANTORS HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 15. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

SECTION 16. Taxes, Expenses of Enforcement, Etc.

(a) Taxes.

(i) Any and all payments by or on account of any obligation of each Guarantor hereunder shall be made free and clear of and without deduction for all Indemnified or Other Taxes. If any Guarantor shall be required by law to deduct any Indemnified or Other Taxes from or in respect of any sum payable hereunder to any Lender, the Issuing Bank, the Administrative Agent or any other Holder of Secured Obligations, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 16(a)) such Lender, the Issuing Bank, the Administrative Agent or such other Holder of Secured Obligations (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Guarantor shall make such deductions and (c) such Guarantor shall pay the full amount deducted to the relevant authority in accordance with applicable law.

(ii) In addition, each Guarantor shall pay any Other Taxes related to such Guarantor and imposed on or incurred by the Administrative Agent, a Lender or the Issuing Bank to the relevant Governmental Authority in accordance with applicable law.

(iii) The relevant Guarantor shall indemnify the Administrative Agent, the Issuing Bank, each Lender and any other Holder of Secured Obligations, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, the Issuing Bank, such Lender or such other Holder of Secured Obligations, as the case may be, on or with respect to any payment by or on account of any obligation of any Guarantor hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 16(a)) and any penalties, interest and reasonable and documented expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Guarantor by a Lender or the Issuing Bank, or by the

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Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(iv) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Guarantor to a Governmental Authority, such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(v) By accepting the benefits hereof, each Foreign Lender agrees that it will comply with Section 2.17(e) of the Credit Agreement.

(b) Expenses of Enforcement, Etc. Subject to the terms of the Credit Agreement, after the occurrence and during the continuance of an Event of Default, the Lenders shall have the right at any time to direct the Administrative Agent to commence enforcement proceedings with respect to the Guaranteed Obligations. The Guarantors agree to reimburse the Administrative Agent and the Holders of Secured Obligations for any documented costs and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent and the Holders of Secured Obligations, which attorneys may be employees of the Administrative Agent or the Holders of Secured Obligations) paid or incurred by the Administrative Agent or any Holders of Secured Obligations in connection with the collection and enforcement of amounts due under the Loan Documents, including, without limitation, this Guaranty. The Administrative Agent agrees to distribute payments received from any of the Guarantors hereunder to the Holders of Secured Obligations on a pro rata basis for application in accordance with the terms of the Credit Agreement.

SECTION 17. Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Holder of Secured Obligations, the Administrative Agent may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, set off and apply toward the payment of all or any part of the Guaranteed Obligations any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated at any time held) and other obligations at any time owing by such Holder of Secured Obligations or the Administrative Agent or any of their Affiliates to or for the credit or the account of any Guarantor against any of and all the Guaranteed Obligations, irrespective of whether or not such Holder of Secured Obligations or the Administrative Agent shall have made any demand under this Guaranty and although such obligations may be unmatured. The rights of each Holder of Secured Obligations or the Administrative Agent under this Section 17 are in addition to other rights and remedies (including other rights of setoff) which such Holder of Secured Obligations or the Administrative Agent may have.

SECTION 18. Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of each of the Borrowers, the other Guarantors and any and all endorsers and/or other guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of

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the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Holders of Secured Obligations or the Administrative Agent shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Secured Obligations or the Administrative Agent, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Secured Obligations or the Administrative Agent shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Secured Obligations or the Administrative Agent, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential, (iii) to make any other or future disclosures of such information or any other information to such Guarantor or (iv) to provide any such information to any other Guarantor.

SECTION 19. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 20. Merger. This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between each such Guarantor and any Holder of Secured Obligations or the Administrative Agent.

SECTION 21. Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

SECTION 22. Amendment and Restatement; No Novation of Existing Guaranty. This Guaranty amends and restates in its entirety the Existing Guaranty and this Guaranty is in no way intended to constitute a novation of any obligations owed by the Guarantors to the Administrative Agent under the Existing Guaranty, all of which are hereby reaffirmed, ratified and confirmed.

SECTION 23. General Reaffirmation of Loan Documents. Each of the undersigned, by its signature below, hereby (a) acknowledges and consents to the execution and delivery of each of the instruments, documents and agreements required in connection with the Credit Agreement, (b) agrees that the Credit Agreement and the transactions contemplated thereby shall not limit or diminish the obligations of such Person arising under or pursuant to the Collateral Documents and the other Loan Documents to which it is a party, (c) reaffirms all of its obligations under the Loan Documents to which it is a party to the extent not otherwise amended and restated herein or in connection with the Credit Agreement, (d) reaffirms all Liens on any collateral (including the Collateral) which have been granted by it in favor of the Administrative Agent pursuant to any of the Loan Documents, and (e) acknowledges and agrees that each Loan Document executed by it to the extent not otherwise amended and restated herein or in connection with the Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, each Initial Guarantor has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

ALL-GLASS AQUARIUM CO., INC.
B2E BIOTECH, LLC
B2E CORPORATION
FARNAM COMPANIES, INC.
FOUR PAWS PRODUCTS, LTD.
CEDAR WORKS, LLC
GRANT LABORATORIES, INC.
GRO TEC, INC.
GULFSTREAM HOME & GARDEN, INC.
INTERPET USA, LLC
KAYTEE PRODUCTS INCORPORATED
MATSON, LLC
MATTHEWS REDWOOD AND NURSERY SUPPLY, INC.
NEW ENGLAND POTTERY, LLC
PENNINGTON SEED, INC.
PENNINGTON SEED, INC. OF NEBRASKA
PETS INTERNATIONAL, LTD.
SEEDS WEST, INC.
T.F.H. PUBLICATIONS, INC.
WELLMARK INTERNATIONAL

By:
Name:
Title:

Signature Page to

Amended and Restated Guaranty

Acknowledged and Agreed to as of the date first above written:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Signature Page to

Amended and Restated Guaranty

ANNEX I TO AMENDED AND RESTATED GUARANTY

Reference is hereby made to the Amended and Restated Guaranty (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of June 25, 2010, made by and among [INITIAL GUARANTORS TO COME] (each an “Initial Guarantor”, and together with any additional Subsidiaries of the Company which become parties to the Guaranty by executing supplements thereto substantially similar in form and substance hereto, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Secured Obligations, under the Credit Agreement. Each capitalized term used herein and not defined herein shall have the meaning given to it in the Guaranty.

By its execution below, the undersigned, [NAME OF NEW GUARANTOR], a [                    ] [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 1 of the Guaranty are true and correct in all respects as of the date hereof.

IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this      day of                     , 20    .

[NAME OF NEW GUARANTOR]

By:
Name:
Title:

EXHIBIT I

FORM OF

COMPLIANCE CERTIFICATE

To:	The JPMorgan Chase Bank, National Association, as administrative agent and the Lenders under the Credit Agreement described below

This Compliance Certificate (this “Certificate”) is furnished pursuant to that certain Amended and Restated Credit Agreement, dated as of June 25, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Central Garden & Pet Company (the “Company”), the Subsidiary Borrowers from time to time party thereto (collectively with the Company, the “Borrowers”), the Lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Certificate have the meaning ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected [chief financial officer] [principal accounting officer] [treasurer] [controller] of the Company.

2. I have reviewed the terms of the Credit Agreement, and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

4. Schedule I hereto sets forth the financial data and computations evidencing the Company’s compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct and in conformity with GAAP.

5. Schedule II hereto attaches the various financial statements which are required under the Credit Agreement.

6. Schedule III hereto attaches updates (if any) to the information contained in the Exhibits to the Pledge and Security Agreement, the Patent Security Agreement, the Trademark Security Agreement and the Copyright Security Agreement, as applicable.

7. Schedule IV hereto attaches all relevant certificates and/or endorsements with respect to any new insurance policies or renewals of existing insurance policies, all as required by Section 5.05 of the Credit Agreement (if any).

8. The information set forth herein is accurate as of the fiscal [quarter] [quarter and year] ended                          , 20    , and the financial statements delivered herewith fairly present in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis at the dates indicated and the results of their operations and cash flows for the periods ending on the date indicated in accordance with GAAP, consistently applied[, subject to normal year-end audit adjustments and the absence of footnotes]10.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth on Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of                     , 20    .

CENTRAL GARDEN & PET COMPANY

By:
Name:
Title:

[10]	Bracketed language to be retained for Compliance Certificates delivered for the first three fiscal quarters each year.

SCHEDULE I TO COMPLIANCE CERTIFICATE

The computations set forth in this Schedule I are designed to facilitate the calculation of financial covenants and certain other provisions in the Credit Agreement relating to the information set forth in the Company’s consolidated financial statements delivered with this Certificate. The computations set forth in this Schedule I have been made in accordance with GAAP. The use of abbreviated terminology and/or descriptions in the computations below are not in any way intended to override or eliminate the more detailed descriptions for such computations set forth in the relevant provisions of the Credit Agreement, all of which shall be deemed to control. In addition, the failure to identify any specific provisions or terms of the Credit Agreement in this Schedule I does not in any way affect their applicability during the periods covered by such financial statements or otherwise, which shall in all cases be governed by the Credit Agreement.

I. FINANCIAL COVENANTS

A. Consolidated EBITDA for the most recently ended 4 fiscal quarters

With reference to any period:

(a) Consolidated Net Income for such period,	$

plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income,

(b) Consolidated Interest Expense,	+ $

(c) expenses for income taxes paid or accrued,	+ $

(d) the aggregate depreciation, depletion, amortization and other non-cash charges (including write-offs and write-downs), impairments and expenses, excluding any such amount that represents an accrual or reserve for a cash expenditure for a future period, less any non-cash items increasing Consolidated Net Income,	+ $

(e) in connection with acquisitions (x) all restructuring costs, facilities relocation costs and acquisition integration costs and fees, including cash severance payments, and (y) any expenses or charges related to any equity offering with respect to Equity Interests of the Company (other than Disqualified Stock), Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted under the Credit Agreement, including a permitted refinancing thereof, and any amendment or modification to the terms of any such transaction (the aggregate amount of all “Cash Add-Backs” (as defined in the Credit Agreement) plus the aggregate amount of “Excluded Cash Subtractions” as defined in the Credit Agreement) shall not exceed $30,000,000 in any fiscal year of the Company),	+ $

(f) the amount of any expense related to minority interests,	+ $

(g) the amount of any earn-out payments, contingent consideration or deferred purchase price of any kind in conjunction with Permitted Acquisitions,	+ $

minus, without duplication and to the extent included in determining Consolidated Net Income,

(h) any non-cash gains, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than reversals of accruals or reserves that have been previously added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with the definition thereof),	– $

(i) the amount of any subsequent cash payments in respect of any non-cash charges described in Item I.A.(d) deducted in arriving at Consolidated EBITDA for any period,	– $

(j) the amount of any subsequent cash payments in respect of any non-cash charges described in Item I.A.(e) deducted in arriving at Consolidated EBITDA for any period (provided that such cash payments shall not be required to be subtracted under this Item I.A.(j) for so long as the aggregate amount of all “Cash Add-Backs” (as defined in the Credit Agreement) plus the aggregate amount of “Excluded Cash Subtractions” as defined in the Credit Agreement) shall not exceed $30,000,000 in any fiscal year of the Company),

(k) Consolidated EBITDA[11] (sum of Item I.A.(a) through Item I.A.(j)).	= $

B. Consolidated Interest Expense for the most recently ended 4 fiscal quarters

With reference to any period, the sum of:

(a) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of the Company and its	$

[11]	Consolidated EBITDA for any period of four (4) consecutive fiscal quarters during which an acquisition (and/or a disposition) shall have been made by the Company or any Subsidiary shall be calculated after giving pro forma effect (calculated in a manner reasonably acceptable to the Administrative Agent) to such acquisition (and/or a disposition), as if such acquisition (and/or a disposition) occurred on the first day of such four (4) fiscal quarter period.

Subsidiaries, including the net costs or benefits associated with interest rate Swap Agreements, for such period determined on a consolidated basis in conformity with GAAP, but excluding amortization or write-off of debt issuance costs, deferred financing or liquidity fees, commissions, fees and expenses,

(b) the consolidated interest expense of the Company and its Subsidiaries that was capitalized during such period,	+ $

(c) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP,	+ $

(d) dividends declared and paid in cash or Disqualified Stock in respect of Disqualified Stock, excluding dividends payable in an Equity Interest other than Disqualified Stock,	+ $

(e) interest accruing on any Indebtedness of any other Person (other than a Subsidiary) to the extent such Indebtedness is guaranteed by (or secured by the assets of) the Company or its Subsidiary and such Indebtedness is accelerated or any payment is actually made in respect of such Guarantee,	+ $

(f) the interest component of all Attributable Receivable Indebtedness of the Company and its Subsidiaries for such period,	+ $

(g) Consolidated Interest Expense[12] (sum of Item I.B.(a) through Item I.B.(f)).	= $

C. Consolidated Total Indebtedness as of the last day of any fiscal quarter

With respect to the Company and its Subsidiaries, without duplication:

(a) all obligations for borrowed money,	$

(b) all obligations evidenced by bonds, debentures, notes or similar instruments,	+ $

[12]	In the event that the Company or any Subsidiary shall have completed an acquisition (and/or a disposition) since the beginning of the relevant period, Consolidated Interest Expense shall be calculated for such period after giving pro forma effect (calculated in a manner reasonably acceptable to the Administrative Agent) as if such acquisition (and/or disposition), and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

(c) all Capital Lease Obligations,	+ $

(d) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business),	+ $

(e) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction,	+ $

(f) all Off-Balance Sheet Liabilities,	+ $

(g) all Attributable Receivables Indebtedness,	+ $

(h) guarantees and other contingent obligations in respect of Indebtedness referred to in any other clause of Item I.C.,	+ $

(i) all obligations of any other Person of the type referred to elsewhere in the definition of Indebtedness [set forth in the Credit Agreement] which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the obligation so secured,	+ $

(j) all obligations under interest rate or currency Swap Agreements,	+ $

(k) all contingent or non-contingent obligations of such Person under any earn-out provision to the extent such obligations would be considered a liability of such Person in accordance with GAAP,	+ $

(l) all Disqualified Stock with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any,	+ $

(m) Consolidated Total Indebtedness (sum of Item I.C.(a) through Item I.C.(l)).	= $

D. Consolidated Senior Secured Indebtedness as of the last day of any fiscal quarter

With respect to the Company and its Subsidiaries, without duplication and only to the extent that each such Item is secured by Liens on any property or assets of the Company or any of its Subsidiaries (including, without limitation, the Secured

Obligations), the payment of which has not been made expressly subordinated to payment of the Secured Obligations:

(a) all obligations for borrowed money	$

(b) all obligations evidenced by bonds, debentures, notes or similar instruments	+ $

(c) all Capital Lease Obligations	+ $

(d) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business)	+ $

(e) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction	+ $

(f) all Off-Balance Sheet Liabilities	+ $

(g) all Attributable Receivables Indebtedness	+ $

(h) guarantees and other contingent obligations in respect of Indebtedness referred to in any other clause of Item I.D.	+ $

(i) all obligations of any other Person of the type referred to elsewhere in the definition of Indebtedness [set forth in the Credit Agreement] which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the obligation so secured	+ $

(j) all obligations under interest rate or currency Swap Agreements	+ $

(k) all contingent or non-contingent obligations of such Person under any earn-out provision to the extent such obligations would be considered a liability of such Person in accordance with GAAP

(l) all Disqualified Stock with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any	+ $

(m) Consolidated Senior Secured Indebtedness (sum of Item I.D.(a) through Item I.D.(l))	= $

E. Interest Coverage Ratio (Section 6.15(a))

(a) Consolidated EBITDA for the four (4) most recently completed fiscal quarters	$

(b) Consolidated Interest Expense for the four (4) most recently completed fiscal quarters	$

(c) Interest Coverage Ratio (ratio of Item I.E.(a) to Item I.E.(b))	to 1.00

(d) Minimum Interest Coverage Ratio	2.75 to 1.00

F. Maximum Senior Secured Leverage Ratio (Section 6.15(b))

(a) Consolidated Senior Secured Indebtedness as of the last day of the applicable quarter	$

(b) Consolidated EBITDA for the four (4) most recently completed fiscal quarters	$

(c) Leverage Ratio (ratio of Item I.F.(a) to Item I.F.(b))	to 1.00

(d) Maximum Senior Secured Leverage Ratio	to 1.00[13]

G. Total Leverage Ratio

(a) Consolidated Total Indebtedness as of the last day of the applicable quarter	$

(b) Consolidated EBITDA for the four (4) most recently completed fiscal quarters	$

(c) Leverage Ratio (ratio of Item I.G.(a) to Item I.G.(b))	to 1.00

II. CERTAIN NEGATIVE COVENANTS

A. Certain Indebtedness Baskets (Sections 6.01(e), (f) and (i))

(a) amount of Indebtedness of the Company or any Subsidiary incurred pursuant to Section 6.01(e) to finance the acquisition, construction or improvement of any fixed or capital assets,	$

[13]	Maximum Senior Secured Leverage Ratio as of the end of any fiscal quarter is the level prescribed in Section 6.15(b).

including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement (not to exceed $20,000,000)

(b) amount of Indebtedness of the Company or any Subsidiary incurred pursuant Section 6.01(f) with respect to Permitted Receivables Facilities (not to exceed $100,000,000)	$

(c) amount of Indebtedness incurred pursuant to Section 6.01(i) of the Credit Agreement at any time outstanding (not to exceed an amount equal to 15% of Consolidated Net Worth)	$

15% of Consolidated Net Worth	$

(d) amount of Indebtedness incurred pursuant to Section 6.01(i) of the Credit Agreement by Subsidiaries that are not Loan Parties (not to exceed $40,000,000 minus the amount of intercompany Indebtedness incurred by such Subsidiaries pursuant to Section 6.01(c) of the Credit Agreement)	$

B. Liens (Sections 6.02(j), (l) and (n))

(a) aggregate value of all inventory or other goods in transit and proceeds thereof securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business being secured by Liens pursuant to Section 6.02(j) (not to exceed $20,000,000 at any time)	$

(b) aggregate value of all intellectual property license agreements entered into by any Subsidiary, as licensee, in the ordinary course of such Subsidiary’s business being secured by Liens pursuant to Section 6.02(l) (not to exceed $10,000,000 at any time)	$

(c) aggregate principal amount of Indebtedness being secured by Liens pursuant to Section 6.02(n) (not to exceed $50,000,000)	$

C. Investments, Loans or Advances (Section 6.04(c) (ii) and (o))

(a) aggregate amount of loans and advances to employees and officers of the Loan Parties (including to fund such person’s purchase of Equity Interests of the Company pursuant to compensatory plans but excluding payroll, travel and similar loans and advances to employees and officers of the Company and its Subsidiaries for bona fide business purposes incurred in the ordinary course of business and consistent with past practice)	$

approved by the board of directors in good faith (not to exceed $1,000,000 at any time outstanding)

(b) aggregate amount of loans, advances or capital contributions by any Loan Party to a Subsidiary which is not a Loan Party made and remaining outstanding pursuant to Section 6.04(i) (not to exceed $25,000,000 during the term of the Credit Agreement)	$

(c) aggregate amount of investments, loans or advances made pursuant to Section 6.04(o) (not to exceed during the term of the Credit Agreement the greater of (x) $75,000,000 and (y) 7.5% of total consolidated assets of the Loan Parties, determined in accordance with GAAP and as set forth on the Company’s most recently available internal consolidated balance sheet as of such date)	$

7.5% of total consolidated assets of the Loan Parties, determined in accordance with GAAP and as set forth on the Company’s most recently available internal consolidated balance sheet as of such date	$

D. Restricted Payments (Section 6.06)

(a) aggregate amount of Restricted Payments made pursuant to Section 6.06(d) (such amount not to cause the Permitted Payment Usage to exceed the Permitted Payment Amount)	$

(b) Permitted Payment Amount

At any time, the sum of:

(i) $200,000,000,	$200,000,000

(ii) 50% of the cumulative Consolidated Net Income of the Company for each fiscal quarter ending on and after June 26, 2010, treated as a single accounting period (or if the cumulative Consolidated Net Income for such period shall be a loss, minus 100% of such loss),	+/- $

(iii) 100% of the aggregate net cash proceeds, and the fair market value of property other than cash, that would constitute Marketable Securities or a Permitted Business received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Effective Date of Equity Interest of the Company (other than Disqualified Stock),	+ $

(iv) in the event that the Company issues or assumes any Indebtedness permitted under the Credit Agreement that by its terms is convertible into or exchangeable for	+ $

Equity Interests other than Disqualified Stock (“Convertible Debt”), the amount by which Indebtedness is reduced on the Company’s balance sheet upon the conversion of such Convertible Debt into Equity Interests other than Disqualified Stock (less the amount of any cash or the fair value of any other property, distributed by the Company upon such conversion) (such amount not to exceed the net cash proceeds received by the Company or any Subsidiary from the sale of such Indebtedness),

(v) Permitted Payment Amount (sum of Item II.D.(b)(i) through Item II.D.(b)(iv)).	= $

(c) Permitted Payment Usage

At any time, the sum of:

(i) the aggregate amount of Restricted Payments made subsequent to the Effective Date (other than Permitted Payments made pursuant to clauses (b), (c), (d), (e) and (g) of the definition of “Permitted Payments”)	$

(ii) the sum of all investments, loans or advances made subsequent to the Effective Date pursuant to Section 6.04(p)	+ $

(iii) the aggregate amount of all voluntary prepayments in respect of Subordinated Indebtedness made subsequent to the Effective Date pursuant to clause (ii) of Section 6.12	+ $

(iv) Permitted Payment Usage (sum of Item II.D.(c)(i) through Item II.D.(c)(iii))	= $

(d) Does Item II.B.(c) exceed Item II.B.(b)?	Yes/No

E. Asset Sales (Section 6.10(d))

(a) aggregate amount of sales, transfers, leases or other dispositions of assets for fair value pursuant to Section 6.10(d) (not to exceed 40% of Consolidated Total Assets during the term of the Credit Agreement)	$

40% of Consolidated Total Assets	$

F. Operating Leases (Section 6.11)

(a) aggregate amount of Operating Lease Obligations of the	$

Company and its Subsidiaries (not to exceed $60,000,000 at any one time outstanding)

G. Capital Expenditures (Section 6.13)

(a) Amount that the Company or any Subsidiary has expended or is committed to expend for Capital Expenditures during the current fiscal year (not to exceed $75,000,000 plus up to $10,000,000 carry-over from prior fiscal year14)	$

III. MATERIAL SUBSIDIARY AND SUBSIDIARY GUARANTOR CLASSIFICATION

A. Material Subsidiaries

(a) 10% of the Company’s Consolidated EBITDA for the most recently ended four fiscal quarters	$

(b) 10% of the Company’s Consolidated Total Assets as of the end of the most recently ended fiscal quarter	$

(c) Identify on Exhibit A hereto: (i) each Subsidiary Borrower, if any, (ii) each Subsidiary of the Company which is responsible for a portion of the Company’s Consolidated EBITDA in excess of the amount set forth in Item III.A.(a) or (iii) each Subsidiary of the Company, the total assets (examined on a consolidated basis with its respective Subsidiaries) of which exceed the amount set forth in Item III.A.(b)

(d) Indicate whether each Subsidiary listed on Exhibit A hereto pursuant to Item III.A.(c), is a Subsidiary Guarantor[15]

B. Additional Guarantors

(a) 10.0% of the Company’s Consolidated EBITDA for the most recently ended four fiscal quarters	$

(b) that portion of the Company’s Consolidated EBITDA for the most recently ended four fiscal quarters represented by the EBITDA of the Subsidiaries which are not Subsidiary Guarantors	$

(c) Does Item III.B.(b) exceed Item III.B.(a)?	Yes/No

[14]	Such amount to be increased pursuant to the terms of Section 6.13, as applicable.
[15]	Subsidiary Guarantors shall exclude any Affected Foreign Subsidiary or any Receivables Entity.

(d) 10.0% of the Company’s Consolidated Total Assets as of the end of the most recently ended fiscal quarter	$

(e) that portion of the Company’s Consolidated Total Assets as of the end of the most recently ended fiscal quarter represented by the aggregate assets of the Subsidiaries which are not Subsidiary Guarantors	$

(f) Does Item III.B.(e) exceed Item III.B.(d)?		Yes/No

(g) If the answer indicated in either of Item III.B.(c) or Item III.B(f) is “Yes”, indicate on Exhibit B hereto additional Subsidiaries that shall become Subsidiary Guarantors in accordance with Section 6.14 of the Credit Agreement, in each case such that, after giving effect to such additional Subsidiary Guarantors, the calculations set forth in this Item III.B. would result in the answers set forth in Items III.B.(c) and III.B(f) “No”

(h) Identify on Exhibit B hereto any Subsidiary of the Company which has provided a guaranty in connection with any other Indebtedness of a Borrower (including, without limitation the obligations under any Senior Subordinated Note Indenture and/or any Senior Subordinated Notes) but which is not currently a Subsidiary Guarantor

Exhibit A to Schedule I of Compliance Certificate

Material Subsidiaries

Material Subsidiaries	Subsidiary Guarantor (Yes/No)

Exhibit B to Schedule I of Compliance Certificate

Subsidiaries of the Company which have provided a guaranty in connection with any other

Indebtedness of a Borrower but which is not currently a Subsidiary Guarantor

SCHEDULE II TO COMPLIANCE CERTIFICATE

Financial Statements Required to be Delivered Pursuant to the Credit Agreement

[attached]

SCHEDULE III TO COMPLIANCE CERTIFICATE

Updates to Schedules to the Pledge and Security Agreement, the Patent Security Agreement, the

Trademark Security Agreement and the Copyright Security Agreement, as applicable

[attached]

SCHEDULE IV TO COMPLIANCE CERTIFICATE

Certificates and/or Endorsements with respect to any New Insurance Policies or Renewals of

Existing Insurance Policies